   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997.

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                ZALE CORPORATION                                             5944
              ZALE DELAWARE, INC.                                            5944
 (Exact name of registrant as specified in its         (Primary Standard Industrial Classification Code
                    charter)                                               Number)
                    DELAWARE                                              75-0675400
                    DELAWARE                                              75-2080834
(State or other jurisdiction of incorporation or           (I.R.S. Employer Identification Number)
                 organization)
                                                                      ALAN P. SHOR, ESQ.
                ZALE CORPORATION                                       ZALE CORPORATION
              ZALE DELAWARE, INC.                                    ZALE DELAWARE, INC.
            901 W. WALNUT HILL LANE                                901 W. WALNUT HILL LANE
            IRVING, TEXAS 75038-1003                               IRVING, TEXAS 75038-1003
                 (972) 580-4000                                         (972) 580-4000
  (Address, including zip code, and telephone              (Name, address, including zip code, and
               number, including                                 telephone number, including
   area code, of each registrant's principal               area code, of agent for service of each
               executive offices)                                        registrant)

                  Please send copies of all correspondence to:

                            THOMAS J. HARTLAND, JR.
                              TROUTMAN SANDERS LLP
                     600 PEACHTREE STREET, N.E., SUITE 5200
                             ATLANTA, GEORGIA 30308
                                 (404) 885-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                   PROPOSED           PROPOSED
                                                 AMOUNT             MAXIMUM            MAXIMUM          AMOUNT OF
          TITLE OF EACH CLASS OF                  TO BE         OFFERING PRICE        AGGREGATE        REGISTRATION
       SECURITIES TO BE REGISTERED             REGISTERED         PER UNIT(1)     OFFERING PRICE(1)       FEE(2)
---------------------------------------------------------------------------------------------------------------------
Exchange Notes, principal amount $1,000
  per Original Note of Zale Corporation...    $100,000,000           100%           $100,000,000         $30,304
---------------------------------------------------------------------------------------------------------------------
Zale Delaware, Inc. Exchange Notes
  Guarantee(2)............................         --                 --                 --                 --
---------------------------------------------------------------------------------------------------------------------
Total(3)..................................    $100,000,000           100%           $100,000,000         $30,304
=====================================================================================================================

(1) Estimated for the sole purpose of computing the registration fee. Pursuant to Rule 547(n) under the Securities Act, no separate fee is payable with respect to the Exchange Notes Guarantee (the "Exchange Notes Guarantee").

(2) No separate consideration will be received for the Exchange Notes Guarantee.

(3) Such amount represents the principal amount of the Zale Corporation Exchange Notes to be exchanged hereunder.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1997

PROSPECTUS

                                ZALE CORPORATION

                           [ZALE CORPORATION LOGO]

                             OFFER TO EXCHANGE ITS
                     8 1/2% SERIES B SENIOR NOTES DUE 2007
                  (PRINCIPAL AMOUNT $1,000 PER EXCHANGE NOTE)
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                     8 1/2% SERIES A SENIOR NOTES DUE 2007
                  (PRINCIPAL AMOUNT $1,000 PER ORIGINAL NOTE)

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON NOVEMBER   , 1997, UNLESS EXTENDED.

     Zale Corporation, a corporation formed under the laws of the State of Delaware (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $100,000,000 aggregate principal amount of its 8 1/2% Series B Senior Notes (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 8 1/2% Series A Senior Notes (the "Original Notes"), of which $100,000,000 aggregate principal amount are issued and outstanding. Pursuant to the Exchange Offer, Zale Delaware, Inc., a Delaware corporation ("ZDel" or the "Guarantor"), is also offering to exchange its guarantee of the obligations of the Company under the Original Notes (the "Original Notes Guarantee") for a like guarantee in respect of the Exchange Notes (the "Exchange Notes Guarantee"), which Exchange Notes Guarantee also has been registered under the Securities Act. The Original Notes and the Original Notes Guarantee are collectively referred to herein as the "Original Securities" and the Exchange Notes and the Exchange Notes Guarantee are collectively referred to herein as the "Exchange Securities."

                                                   (continued on following page)
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO
TENDER ORIGINAL NOTES IN THE EXCHANGE OFFER.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                 EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
      STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS NOVEMBER   , 1997.

(continued from previous page)

     This Prospectus and the Letter of Transmittal are first being mailed to all
holders of Original Notes on November   , 1997.

     The terms of the Exchange Notes are identical in all respects to the respective terms of the Original Notes, except that (i) the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Original Notes and (ii) interest on the Exchange Notes shall accrue from the most recent date to which interest has been paid on the Notes (as hereinafter defined), or, if no such interest has been paid, from the date of issuance of the Original Notes. The Exchange Notes are being offered for exchange in order to satisfy certain obligations of the Company and the Guarantor under the Registration Rights Agreement dated as of September 30, 1997 among the Company, the Guarantor and the Initial Purchasers (as defined therein) (the "Registration Rights Agreement").

     The Exchange Notes are redeemable for cash at any time on or after October 1, 2002, at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to October 1, 2000, the Company may, at its option, use the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 30% of the aggregate principal amount of Exchange Notes originally issued under the Indenture at a redemption price equal to 108.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least 70% of the aggregate principal amount of Exchange Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption. See "Description of Notes -- Optional Redemption."

     Upon the occurrence of a Change of Control Triggering Event, each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Notes at a cash purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Change of Control Triggering Event."

     The Exchange Notes will be unsecured senior obligations of the Company and, as such, will rank pari passu in right of payment with all other existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Exchange Notes will be guaranteed on a senior basis by the Guarantor. The Exchange Guarantee will be an unsecured senior obligation of the Guarantor and will rank pari passu with all existing and future senior indebtedness of the Company and the Guarantor. The Exchange Notes and the Exchange Guarantee will also be effectively subordinated to secured indebtedness of the Company and the Guarantor.

     The net proceeds from the sale of the Original Notes (the "Original Offering" or the "Offering") were used by the Company to repay outstanding indebtedness under its Revolving Credit Agreement and for general corporate purposes.

     Except as described herein, the Exchange Notes initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in such Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Exchange Notes in certificated form will not be issued in exchange for the global certificates. See "Description of the Exchange Notes -- Book-Entry, Delivery and Form."

     The Company is making the Exchange Offer of the Exchange Notes in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, neither the Company nor the Guarantor has sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company and the Guarantor believe that Exchange Notes issued pursuant to this Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. However, any holder of Original Notes who is an "affiliate" of the Company or the Guarantor or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or any broker-dealer who purchased Original Notes from the Company to resell pursuant to Rule 144A under

(continued from previous page)

the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Original Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Original Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Original Notes for Exchange Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes.

     Each holder of Original Notes who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company or the Guarantor, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business,
(iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Notes. In addition, the Company and the Guarantor may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company and the Guarantor (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) on behalf of whom such holder holds the Original Notes to be exchanged in the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company and the Guarantor believe that broker-dealers who acquired Original Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Original Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes acquired by such broker-dealer as a result of market-making activities or other trading activities. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Notes received in exchange for Original Notes pursuant to the Exchange Offer must notify the Company or the Guarantor, or cause the Company or the Guarantor to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange
Offer -- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company or the Guarantor may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of Exchange Notes."

     In that regard, each Participating Broker-Dealer who surrenders Original Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal or delivery of an Agent's Message (as defined herein), that upon receipt of notice from the Company or the Guarantor of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer, or the Company or the Guarantor has given notice that the sale of the Exchange Notes may be resumed, as the case may be.

(continued from previous page)

     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Original Notes. The Exchange Notes will be a new issue of Securities for which there currently is no market. Although Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and BancBoston Securities Inc., the initial purchasers of the Original Notes (the "Initial Purchasers"), have informed the Company and the Guarantor that they each currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company and the Guarantor currently do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the NASD Automated Quotation System.

     Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to all of the existing restrictions upon transfer thereof and neither the Company nor the Guarantor will have any further obligation to such holders (other than under certain limited circumstances) to provide for registration under the Securities Act of the Original Notes held by them. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. See "Risk Factors -- Consequences of a Failure to Exchange Original Notes."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER.

     Original Notes may be tendered for exchange on or prior to 5:00 p.m., New
York City time, on           , 1997 (such time on such date being hereinafter
called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Original Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company or the Guarantor and to the terms and provisions of the Registration Rights Agreement. Original Notes may be tendered in whole or in part in any integral multiple of $1,000. The Company and the Guarantor have agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer -- Fees and Expenses." Holders of Original Notes whose Original Notes are accepted for exchange will not receive accrued interest on such Original Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Original notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Original Notes, and the undersigned waives the right to receive any interest on such Original Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after September 30, 1997. See "The Exchange Offer -- Interest on Exchange Notes."

     Neither the Company nor the Guarantor will receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files periodic reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not include all the information set forth in the Registration Statement and the exhibits thereto, to which reference is made for further information with respect to the Company. Copies of the Registration Statement and the exhibits thereto are on file at the office of the Commission and may be obtained from the Commission upon payment of prescribed rates or may be examined without charge at the public reference facilities of the Commission as prescribed above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997; and

          (b) the Company's Report on Form 8-K dated September 12, 1997.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). SUCH REQUESTS SHOULD BE DIRECTED TO MR. ALAN P. SHOR, ESQ., ZALE CORPORATION, 901 W. WALNUT HILL LANE, IRVING, TEXAS 75038-1003, TELEPHONE: (972) 580-4000.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements, including statements regarding, among other items, (i) expected capital expenditures to be made in the future, (ii) expected significant upgrades to the Company's management information systems over the next several years, (iii) the addition of new locations through new store openings, (iv) the renovation and remodeling of the Company's existing store locations, (v) the Company's effort to reduce costs,
(vi) the adequacy of the Company's sources of cash to finance its current and future operations, (vii) the terms of renewal of the Company's store leases and
(viii) resolution of litigation without material adverse effect on the Company. These forward-looking statements involve a number of risks and uncertainties. Among others, factors that could cause actual results to differ materially are the following: development of trends in the general economy; competition in the fragmental retail jewelry business; the variability of quarterly results and seasonality of the retail business; the ability to improve productivity in existing stores and to increase comparable store sales; the availability of alternate sources of merchandise supply during the three month period leading up to the Christmas season; the dependence on key personnel who have been hired or retained by the Company; the changes in regulatory requirements which are applicable to the Company's business; management's decisions to pursue new distribution channels which may involve additional costs; and the risk factors listed herein and from time to time in the Company's Securities and Exchange Commission reports, including but not limited to, its Annual Reports on Form 10-K.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements (including the notes thereto) included elsewhere in this Prospectus or incorporated by reference in this Prospectus. Unless otherwise indicated, (i) the "Company" refers to Zale Corporation and its subsidiaries and (ii) financial information provided herein includes the Diamond Park Division, whose assets the Company agreed to sell effective October 6, 1997.

                                  THE COMPANY

     The Company is the largest specialty retailer of fine jewelry in the United States. At July 31, 1997, the Company operated 1,065 retail jewelry stores (excluding 186 Diamond Park stores) located primarily in shopping malls throughout the United States, Guam and Puerto Rico. The Company operates three well-differentiated operating divisions: Zales(R) (638 stores), Gordon's(SM) (310 stores) and Bailey, Banks and Biddle(R) (113 stores). The Zales Division is a nationally recognized chain which provides more traditional, moderately priced jewelry to a broad range of customers. The Gordon's Division is a regional jeweler which offers contemporary merchandise targeted to regional preferences at somewhat higher price points than Zales. The Bailey, Banks and Biddle Division operates upscale jewelry stores which are considered among the pre-eminent jewelry stores in their markets. In addition, the Company operates four outlet stores in three states. During the fiscal year ended July 31, 1997, the Company generated $1.3 billion and $130.0 million of net sales and EBITDA, respectively.

     The Company is well-positioned to compete in the approximately $37 billion, highly fragmented retail jewelry industry due to its established brand names, economies of scale and geographic and demographic diversity. The Company enjoys significant brand name recognition as a result of its long-standing presence in the industry and its regional and national advertising campaigns. Zales has been in existence since 1924 and is supported by national television advertising campaigns while Gordon's and Bailey, Banks and Biddle have been in existence since 1905 and 1832, respectively, and are supported by regional advertising campaigns. The Company believes that name recognition is an important advantage in jewelry retailing as products are generally unbranded and consumers must trust in a retailer's reliability and credibility. In addition, as the largest specialty retailer of fine jewelry in the United States, the Company believes it realizes economies of scale in purchasing and distribution, real estate, advertising and administrative costs. The Company also believes that the geographic diversity of its retail distribution network through all 50 states and the demographic breadth of its target customer groups may serve to mitigate earnings volatility typically associated with local or regional economic conditions or poor weather conditions.

BUSINESS INITIATIVES

     In April 1994, Robert J. DiNicola joined the Company as Chairman and Chief Executive Officer and began recruiting other experienced retailing executives to build a new management team. The new team revitalized the Company by strengthening its merchandise and customer focus and instituting a highly disciplined approach to the execution of the Company's merchandising strategy.

     Under the leadership of the new management team, the Company has realized dramatic improvements in profitability. EBITDA increased from $58.5 million, or 6.3% of net sales, in fiscal 1994 to $130.0 million, or 10.4% of net sales, in fiscal 1997, a 30.5% compound annual increase. These profitability gains were achieved through significant improvements in store productivity levels combined with a tight control over expense levels. Average annual store sales (excluding the Diamond Park Division) increased from $773,000 in fiscal 1994 to $1,073,000 in fiscal 1997, while the Company's total selling, general and administrative expense as a percentage of net sales decreased from 43.7% in fiscal 1994 to 38.3% in fiscal 1997. The Company believes that the following initiatives were the primary contributors to the Company's improved operating performance since 1994:

     Reestablished Brand Identities. The Company, through separate divisional management and buying teams, has created and implemented individualized merchandising and marketing strategies to reestablish and promote distinct brand identities for its three divisions. Target markets have been reemphasized for the Zales, Gordon's and Bailey, Banks & Biddle Divisions.

     Refocused Merchandising. The Company has refocused and strengthened its merchandising efforts. Management has developed a large selection of key items from among the best selling products in the retail jewelry industry, such as tennis bracelets, bridal sets and diamond stud earrings, and made certain that these items are available in an appropriate variety of styles at a range of competitive price points. At the same time, the Company has adopted an aggressive approach to inventory management to keep key items in stock and inventories more current. This is achieved through enhancements to the merchandise system which provides regular reporting to the Company's merchandise buyers on in stock position and slow moving merchandise. Since 1994, the Company has employed a consistent methodology which provides better inventory turnover and profitability information to identify slow moving merchandise and determine appropriate merchandising actions on a more timely basis. Under this methodology, inventory the Company considers to be slow moving decreased over 50% since fiscal 1994.

     Initiated Product and Event-Focused Marketing. The Company's marketing efforts have become more product and event-focused. Television, radio, newspaper inserts, and direct mail advertising now feature selected key items at a variety of price points. The Company has also broadened its marketing efforts beyond the Christmas season to tie in with other gift-giving holidays, such as Valentine's Day and Mother's Day. In addition, advertising and in-store promotions have been synchronized with mall marketing efforts to take advantage of other periods of high mall traffic, such as Labor Day, which are typically not considered jewelry oriented holidays.

     Strengthened Buying Organization. The Company has recruited experienced buyers, centralized purchasing at a divisional level and eliminated store-level buying to ensure consistency of quality and cost. In addition, management believes that the Company is now leveraging its size to achieve better prices, payment terms, return privileges and cooperative advertising arrangements with its suppliers for certain products.

     Enhanced Price-Competitive Image. The Company's image as a provider of fine jewelry at competitive prices has been enhanced by establishing price points for merchandise that are perceived by customers as good values. Certain items are labeled "Brilliant Buys," "Gordon's Gems" and "Best Buys" in the Zales, Gordon's and Bailey, Banks & Biddle stores, respectively. These items are prominently displayed along with their prices throughout the store, a practice that is uncommon in the U.S. jewelry retailing industry and one that the Company believes enhances its reputation for pricing integrity.

     Improved Store Environment and Management. Over the last three years, nearly 50% of the Company's store base has been either refurbished or remodeled. Sales for refurbished or remodeled stores have historically increased by over 10% in the year following refurbishment or remodeling. The Company has taken steps to provide upgraded sales and product training to sales personnel company-wide through employee and manager training programs. Staffing schedules are now coordinated to better allocate employees during peak periods.

     Strengthened Management Team. The Company continues to act to strengthen and retain its senior management in an effort to achieve its growth and strategic objectives. In August 1996, the Company entered into a five-year employment agreement with Robert J. DiNicola, its Chairman and Chief Executive Officer since 1994. Among other recent appointments, the Company also named Louis J. Grabowsky as Executive Vice President and Chief Financial Officer, Beryl B. Raff as Executive Vice President and Chief Operating Officer, Alan P. Shor as Executive Vice President and Chief Administrative Officer, Pamela Romano as Senior Vice President and President of the Zales Division and Stephen C. Massanelli as Senior Vice President and Treasurer. The Company's Chief Executive Officer, Chief Operating Officer and Presidents of the Zales, Gordon's and Bailey, Banks and Biddle Divisions have an average of more than 20 years of specialty retailing experience.

BUSINESS STRATEGY

     The Company's business objective is to maximize profit and shareholder value by expanding its core business through improved store productivity, new store openings and operating margin expansion while maintaining disciplined credit policies and a strong capital structure. The Company believes that further improvement in operating performance can be achieved by pursuing the strategies described below.

     Further Improve Store Productivity. The Company's strategy is to continue to increase store productivity and profitability at all divisions by: (i) focusing on the core categories of bridal, fashion and watches; (ii) using key item merchandise to drive volume; (iii) remodeling and renovating all existing stores; (iv) enhancing merchandising systems to assist buyer decision making;
(v) executing tailored staffing and training programs for store personnel; (vi) focusing advertising on brand building and product distinction; and (vii) providing exclusive products to develop brand distinction.

     Strengthen and Expand Store Base. The Company plans to open approximately 220 new stores, principally in the Zales Division, for which it will incur approximately $50 million in capital expenditures during the combined fiscal years 1998 and 1999. These stores will solidify the Company's core mall business by further penetrating markets where the Company is underrepresented. The Company targets premier regional mall locations throughout the country and selects sites based on a variety of well-defined demographic and store expense characteristics. The Company has identified the specific malls for this planned expansion which satisfy the Company's real estate strategy. The Company also plans to refurbish, remodel or relocate approximately 300 stores at a cost of approximately $50 million during the same period.

     Cost Effectiveness Initiatives. As increases in store productivity, an expanding store base and new distribution channels increase sales, the Company expects to leverage expenses, such as administrative, general corporate and advertising expenses over a larger sales base, resulting in higher operating profit margins. The Company has instituted a focused effort to reduce selling, general and administrative expenses by eliminating duplicative areas, streamlining processes and leveraging technology where possible. Initiatives include: (i) improving the return on credit operations, including establishing a credit card bank which will allow greater flexibility in establishing finance charge rates to customers and will simplify the regulatory requirements under which the Company operates; (ii) outsourcing certain non-strategic functions, including certain aspects of MIS operations, credit card remittance processing, and the internal audit department among other areas; and (iii) streamlining corporate operations through review and improvement of current processes and application of new technology in areas such as merchandising, credit, store point of sale and financial systems.

     Disciplined Credit Policies. The Company continues to apply a disciplined approach to its credit policies, which are controlled centrally for all divisions. Behavioral scoring models, which are reevaluated quarterly, are utilized to assess risk in making credit granting decisions. The Company has tightened credit standards, particularly in the Gordon's Division, where standards were increased in 1995 in connection with its repositioning as a more upscale regional brand. Delinquency as a percentage of accounts receivable has declined from 10.1% to 9.1% from fiscal 1994 to fiscal 1997. Private label credit cards are used in approximately 50% of the Company's net sales (excluding the Diamond Park Division).

     Maintain Strong Capital Structure. The Company intends to maintain a strong balance sheet to support its growth objective. The Company believes that future cash flows from operations (supplemented by borrowings under its senior credit facility and amounts available under its receivables securitization facility) will be sufficient to fund the Company's current operations, debt service and capital expenditure requirements for the foreseeable future.

                               RECENT DEVELOPMENT

     On September 3, 1997, the Company signed a purchase agreement to sell the majority of the assets of its Diamond Park Division (the "Diamond Park Asset Sale"). The Diamond Park Division, which manages leased fine jewelry departments in major department store chains including Marshall Field's, Dillard's, Mercantile and Parisian, had net sales and EBITDA of $125.3 million and approximately $6.0 million after certain corporate allocations, respectively, in fiscal 1997. At July 31, 1997, inventory and net property and equipment of the Diamond Park Division were $54.5 million and $4.0 million, respectively. In connection with the Diamond Park Asset Sale, the Company will receive cash consideration totaling approximately $63 million. The Company will continue to operate in Dillard's stores through January 1998, the end of the current license period, at which time the remaining inventory of such operations will be sold to the purchaser. Net proceeds from the Diamond Park Asset Sale were reinvested into the Company's operations. The closing of the Diamond Park Asset Sale occurred on October 6, 1997.

                               THE EXCHANGE OFFER

The Exchange Offer.........  Up to $100,000,000 aggregate principal amount of
                             Exchange Notes are being offered in exchange for a like principal amount of Original Notes. The terms of the Exchange Notes and the Original Notes are substantially identical. Original Notes may be tendered for exchange in whole or in part in any integral multiple of $1,000. The Company and the Guarantor are making the Exchange Offer in order to satisfy their obligations under the Registration Rights Agreement relating to the Original Notes. For a description of the procedures for tendering the Original Notes, see "The Exchange
                             Offer -- Procedures for Tendering Notes."

Expiration Date............  5:00 p.m., New York City time, November   , 1997,
                             unless the Exchange Offer is extended by the Company (in which case the Expiration Date will be the latest date and time to which the Exchange
                             Offer is extended). See "The Exchange
                             Offer -- Terms of the Exchange Offer."

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company in its sole discretion. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered. See "The Exchange Offer -- Conditions to Exchange Offer." The Company reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Original Notes for exchange, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Original Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Original Notes to withdraw their tendered Original Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal Rights..........  Tenders of Original Notes may be withdrawn at any time on or prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent in conformity with certain procedures set forth below under "The Exchange Offer -- Withdrawal Rights."

Procedures for Tendering
  Original Notes...........  Tendering holders of Original Notes must complete and sign a Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Original Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Original Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Original Notes pursuant to the Exchange Offer. See "The Exchange Offer -- Procedures for Tendering Original Notes."

                             Letters of Transmittal and certificates
                             representing Original Notes should not be sent to the Company or the Guarantor. Such documents should only be sent to the Exchange Agent.

Resales of Exchange
Notes......................  The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, neither the Company nor the Guarantor has sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company and the Guarantor believe that Exchange Notes issued pursuant to this Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any holder of Original Notes who is an "affiliate" of the Company or the Guarantor or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Original Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Original Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Original Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Original Notes for Exchange Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. See "Plan of Distribution."

                             Each holder of Original Notes who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to represent that
                             (i) it is not an "affiliate" of the Company or the Guarantor, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
                             Act) of such Exchange Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities
                             Act) of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes must acknowledge that such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus in connection with any resale of such

                             Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company and the Guarantor believe that Participating Broker-Dealers who acquired Original Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Original Notes (other than Original Notes which represent an unsold allotment from the initial sale of the Original Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities, subject to certain provisions set forth in the Registration Rights Agreement and to the limitations described below under "The Exchange Offer -- Resales of Exchange Notes." Any Participating Broker-Dealer who is an "affiliate" of the Company or the Guarantor may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of Exchange Notes."

Exchange Agent.............  The exchange agent with respect to the Exchange
                             Offer is Bank One, N.A. (the "Exchange Agent"). The addresses, and telephone and facsimile numbers, of the Exchange Agent are set forth in "The Exchange Offer -- The Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds............  Neither the Company nor the Guarantor will receive any cash proceeds from the issuance of the Exchange Notes offered hereby. See "Use of Proceeds."

Certain Federal Income Tax
  Considerations...........  Holders of Original Notes should review the information set forth under "Certain Federal Income Tax Considerations" prior to tendering Original Notes in the Exchange Offer.

                            TERMS OF EXCHANGE NOTES

Securities Offered.........  $100 million aggregate principal amount of 8 1/2%
                             Series B Senior Notes due 2007.

Maturity...................  October 1, 2007.

Interest Payment Dates.....  Interest on the Exchange Notes will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 1998.

Ranking....................  The Exchange Notes will be unsecured obligations of the Company and, as such, will rank pari passu in right of payment with all other existing and future senior indebtedness of the Company. The Exchange Notes will be guaranteed on a senior basis by the Guarantor. The Exchange Notes Guarantee will be an unsecured senior obligation of the Guarantor and will rank pari passu with all existing and future senior indebtedness of the Company and the Guarantor. The Exchange Notes and the Exchange Notes Guarantee will also be effectively subordinated to secured indebtedness of the Company and the Guarantor. As of July 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Company and the Guarantor would have had $381.1 million in aggregate principal amount of Indebtedness outstanding which ranked pari passu in right of payment with the Exchange Notes and the Exchange Notes Guarantee (all of which would have been secured) and no Indebtedness outstanding which ranked subordinate in right of payment to the Exchange Notes and the Exchange Notes Guarantee.

Optional Redemption........  The Exchange Notes are redeemable for cash at any time on or after October 1, 2002, at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to October 1, 2000, the Company may, at its option, use the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 30% of the aggregate principal amount of Exchange Notes originally issued under the Indenture at a redemption price equal to 108.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least 70% of the aggregate principal amount of Exchange Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption. See "Description of the Notes -- Optional Redemption."

Change of Control
Triggering Event...........  Upon the occurrence of a Change of Control
                             Triggering Event, each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at a cash purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Change of Control Triggering Event."

Certain Covenants..........  The indenture relating to the Exchange Notes (the
                             "Indenture") will contain certain restrictive covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on issuances of guarantees by subsidiaries; (viii) limitation on designations of unrestricted subsidiaries; (ix) limitation on the issuance of preferred stock of subsidiaries; and
                             (x) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company. These covenants are subject to important exceptions and qualifications. The Indenture will provide that after the Exchange Notes achieve an investment grade rating from both the Standard and Poor's Ratings Group and Moody's Investors Service, Inc., the Company's and the Guarantor's obligation to comply with certain of the restrictive covenants described herein will be terminated, regardless of whether the Company maintains such investment grade rating. See "Description of the Notes -- Certain Covenants."

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following information for the years ended July 31, 1997, 1996, 1995 and 1994 should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited Consolidated Financial Statements and the Notes thereto contained elsewhere in this Prospectus.

                                                                              YEAR ENDED JULY 31,
                                                              ----------------------------------------------------
                                                                 1997          1996          1995          1994
                                                              ----------    ----------    ----------    ----------
                                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales.................................................  $1,253,818    $1,137,377    $1,036,149      $920,307
  Cost of sales.............................................     643,318       576,764       524,010       460,060
                                                              ----------    ----------    ----------    ----------
  Gross margin..............................................     610,500       560,613       512,139       460,247
  Selling, general and administrative expenses..............     480,522       457,371       434,101       401,744
  Depreciation and amortization expense (credit)............      14,022         7,538           381        (4,385)
  Operating earnings........................................     115,956       100,190        77,657        62,888
  Interest expense, net.....................................      36,098        30,102        29,837        28,142
  Earnings before income taxes & extraordinary items........      79,858        70,088        47,820        34,746
  Net earnings..............................................      50,553        43,898        31,470        21,557
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $41,636       $50,046      $154,905      $153,700
  Customer receivables, net.................................     454,270       419,877       396,380       397,886
  Merchandise inventories...................................     511,702       457,862       375,413       401,034
  Property and equipment, net...............................     138,011       108,254        71,487        37,211
  Total assets..............................................   1,281,206     1,163,811     1,110,708     1,112,647
  Total debt................................................     451,787       404,354       443,624       447,478
  Stockholders' investment..................................     541,574       476,258       391,890       342,740
OTHER FINANCIAL DATA:
  EBITDAR(a)................................................    $231,324      $196,086      $165,434      $139,391
  Rental expense............................................     101,346        92,844        87,396        80,888
                                                              ----------    ----------    ----------    ----------
  EBITDA(a).................................................    $129,978      $103,242       $78,038       $58,503
                                                              ==========    ==========    ==========    ==========
  Capital expenditures......................................     $54,025       $48,790       $42,295       $27,838
  Ratio of EBITDA to interest expense.......................        3.5x          3.1x          2.1x          1.9x
  Ratio of total debt to EBITDA.............................        3.5x          3.9x          5.7x          7.6x
  Gross margin %............................................       48.7%         49.3%         49.4%         50.0%
  S,G&A as % of net sales...................................       38.3%         40.2%         41.9%         43.7%
  EBITDA as % of net sales..................................       10.4%          9.1%          7.5%          6.3%
SELECTED STORE DATA:
  Average Sales per Store
    Zales...................................................      $1,013          $974          $850          $719
    Gordon's................................................         888           803           711           629
    Bailey, Banks & Biddle..................................       1,990         1,755         1,556         1,408
    Total(b)................................................       1,073         1,010           886           773
  Stores
    Beginning of period.....................................       1,195         1,181         1,231         1,265
    Opened..................................................         117           137            35            29
    Closed..................................................          61           123            85            63
                                                              ----------    ----------    ----------    ----------
        End of period.......................................       1,251         1,195         1,181         1,231

---------------

(a) "EBITDA" represents, for any period, income (loss) before interest expense, income taxes, depreciation and amortization and unusual items. "EBITDAR" represents, for any period, income (loss) before interest expense, income taxes, depreciation and amortization, rent expense and unusual items. EBITDA and EBITDAR are presented because they are accepted financial indicators of a company's ability to service and/or incur indebtedness and management believes that their presentation is helpful to investors. However, these measures should not be considered as alternatives to net income as a measure of the Company's operating results or to cash flows as a measure of liquidity. In addition, although the EBITDA and EBITDAR measures of performance are not recognized under generally accepted accounting principles, they are widely used by companies as a general measure of a company's operating performance because they assist in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods or non-operating factors such as historical cost bases. Because EBITDA and EBITDAR are not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.
(b) Based on sales per store open a full twelve months during the respective fiscal year. Data for the Diamond Park Division is excluded in all years.

                                  RISK FACTORS

     Prospective investors should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Exchange Notes offered hereby. In addition to the historical and pro forma information contained herein, the discussion in this Prospectus contains forward-looking statements with respect to the Company that involve risks and uncertainties. The actual performance and results of the Company could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" below, as well as those discussed elsewhere in this Prospectus.

INDEBTEDNESS OF THE COMPANY; RANKING

     As of July 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Company would have had approximately $481.1 million of long-term debt (which would have represented approximately 47.0% of its total capitalization) and would have had $225.0 million available for borrowing under its Revolving Credit Agreement. The Company also has significant operating lease obligations related to its stores. In addition, the Indenture and the Company's other debt instruments will allow the Company to incur certain additional indebtedness, including secured indebtedness. See "Capitalization," "Description of Certain Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Lease Commitments" in Notes to Consolidated Financial Statements.

     The Indenture and the instruments governing the Company's other indebtedness, including the Revolving Credit Agreement, contain certain covenants limiting, among other things, the incurrence of additional indebtedness, the payment of dividends, the making of certain investments, the creation of liens and asset sales and certain mergers and consolidations. The degree of the Company's indebtedness and the restrictions included in the Company's debt instruments could impair the Company's ability to obtain additional financing, reduce the funds available to the Company for its operations, expose the Company to the risk of greater interest rates, place the Company at a relative competitive disadvantage and make the Company more vulnerable to changing economic conditions. See "Description of the Notes -- Certain Covenants" and "Description of Certain Indebtedness."

     The Exchange Notes are senior obligations of the Company. As of the date hereof, virtually all of the consolidated assets of the Company are held by the Guarantor. Therefore, the Company's ability to service its debt is dependent upon the receipt of funds from the Guarantor. The Guarantor is a co-obligor under the Revolving Credit Agreement and will provide a full and unconditional senior guarantee of the Company's obligations under the Exchange Notes. The Exchange Notes Guarantee may be subject to review under relevant federal and state fraudulent conveyance law or otherwise. In addition, the Notes Exchange and the Exchange Notes Guarantee will be effectively subordinated to all indebtedness of subsidiaries of the Company and the Guarantor and to all secured indebtedness of the Company and the Guarantor to the extent of the value of the assets securing such indebtedness. After any realization upon the collateral or a dissolution, liquidation, reorganization or similar proceeding involving the Company or the Guarantor, there can be no assurance that there will be sufficient available proceeds or other assets for holders of the Exchange Notes to recover all or any portion of their claims under the Exchange Notes and the Indenture.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture governing the terms of the Exchange Notes will contain certain covenants limiting, subject to certain exceptions, the incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of stock of subsidiaries, the creation of liens and other restrictions affecting the Company's subsidiaries, the issuance of guarantees, transactions with affiliates, asset sales and certain mergers and consolidations. A breach of any of these covenants could result in an event of default under the Indenture. In addition, the Revolving Credit Agreement and the instruments governing the Company's other indebtedness (the "Other Indebtedness") contain other restrictive covenants which require the Company to satisfy certain financial tests and which could result in an event of default under the Indenture. The Company's ability to comply with such covenants and to satisfy such financial tests may be affected by events beyond its control. A breach of any of these covenants could result in an event of default under the Revolving Credit Agreement or Other Indebtedness. In the event of a default under the Revolving Credit Agreement or Other Indebtedness, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable, and the lenders under the Revolving Credit Agreement could terminate all commitments thereunder. In addition, a default under the Revolving Credit Agreement or Other Indebtedness could constitute a cross-default under the Indenture and any instruments governing the Other Indebtedness, and a default under the Indenture could constitute a cross-default under the Revolving Credit Agreement and any Other Indebtedness. See "Description of the Notes -- Certain Covenants" and "Description of Certain Indebtedness."

IMPACT OF GENERAL ECONOMIC CONDITIONS

     Jewelry purchases are discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of the Company's operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions (and perceptions of such conditions by consumers) affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation, for the economy as a whole and in regional and local markets where the Company operates. In addition, the Company is dependent upon the continued popularity of malls as a shopping destination and the ability of malls, their tenants and other mall attractions to generate customer traffic for its stores. There can be no assurance that consumer spending will not be adversely affected by general economic conditions or that mall traffic will not decrease, either of which could negatively impact the Company's results of operations or financial condition.

     Any significant deterioration in general economic conditions or increases in interest rates may inhibit consumers' use of credit and cause a material adverse effect on the Company's net sales and profitability. In addition, approximately 50% of the Company's net sales (excluding the Diamond Park Division) are made on private label credit cards. Furthermore, any downturn in general or local economic conditions in the markets in which it operates could materially adversely affect its collection of outstanding customer accounts receivables.

COMPETITION

     The retail jewelry industry is highly competitive and fragmented. The Company competes with a large number of independent regional and local jewelry retailers, as well as with nationally recognized jewelry chains. The Company also competes with other types of retailers who sell jewelry and gift items, such as department stores, catalog showrooms, discounters, direct mail suppliers and television home shopping networks. Certain of the Company's competitors are non-specialty jewelry retailers, which are larger and have greater financial resources than the Company. Competition may increase in the future as various additional forms of direct access shopping (with lower built-in costs) become available through developments in technology. Management believes that the primary competitive factors affecting its operations are reputation and branding, breadth and depth of merchandise offered, store location and atmosphere, marketing, pricing, quality of sales personnel and customer service, and ability to offer private label credit. The Company also believes that it competes for consumers' discretionary spending dollars with retailers that offer merchandise other than jewelry. In addition, the Company competes with jewelry and other retailers for desirable locations and qualified personnel. If the Company falls behind competitors with respect to one or more of these factors, the Company's results of operations or financial condition could be materially adversely affected. See "Business -- Competition."

VARIABILITY OF QUARTERLY RESULTS AND SEASONALITY

     The Company's business is highly seasonal, with a significant portion of its net sales and the majority of its operating earnings generated during the second fiscal quarter ending January 31, which includes the Christmas season. Net sales in the second quarters of fiscal 1997 and 1996 accounted for 40.3% and 39.7%, respectively, of annual net sales for such fiscal years. Operating earnings for the second quarters of fiscal 1997 and 1996 accounted for 78.3% and 79.6%, respectively, of annual operating earnings for such fiscal years. The

Company has historically experienced net losses or nominal net earnings and lower net sales in each of its first, third and fourth fiscal quarters. The Company expects to continue to experience this seasonal fluctuation in its net sales and net earnings. Because a significant percentage of the Company's net sales and net earnings for a fiscal year results from operations in the second quarter, the Company has limited ability to compensate for shortfalls in second quarter sales or earnings by changes in its operations or strategies in other quarters. A significant shortfall in results for the second quarter of any fiscal year can thus be expected to have a material adverse effect on the Company's annual results of operations. The Company's quarterly results of operations also may fluctuate significantly as a result of a variety of factors, including the timing of new store openings, net sales contributed by new stores, increases or decreases in comparable store sales, timing of certain holidays, negative publicity regarding litigation or other matters, changes in the Company's merchandise, general economic, industry and weather conditions that affect consumer spending and actions of competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MERCHANDISE SUPPLY AND INVENTORY

     During fiscal 1997 and fiscal 1996, the Company purchased approximately 27% and 29%, respectively, of its merchandise from its top five vendors, including more than 10% from its top vendor. Although the Company believes that alternate sources of supply are available, the abrupt loss of any significant supplier during the three month period leading up to the Christmas season could result in a material adverse effect on the Company's business. The retail jewelry industry generally is affected by fluctuations in the prices of gold and diamonds and, to a lesser extent, other precious and semi-precious metals and stones. The Company does not hedge against fluctuations in the cost of diamonds or gold. A significant increase in prices or decrease in the availability of gold or diamonds could have a material adverse effect on the Company's business. The supply and price of diamonds in the principal world markets are significantly influenced by a single entity, the Central Selling Organization (the "CSO"), a marketing arm of DeBeers Consolidated Mines Ltd. of South Africa. The CSO has traditionally controlled the marketing of a substantial majority of the world's supply of diamonds and sells rough diamonds to worldwide diamond cutters from its London office in quantities and at prices determined in its sole discretion. The availability of diamonds to the CSO and the Company's suppliers is to some extent dependent on the political situation in diamond producing countries, such as South Africa, Botswana, Zaire, the former Soviet republics and Australia, and on the continuation of the prevailing supply and marketing arrangements for raw diamonds. Until alternate sources could be developed, any sustained interruption in the supply of diamonds from the significant producing countries could adversely affect the Company and the retail jewelry industry as a whole. See "Business -- Purchasing and Inventory."

     A portion of the Company's inventory represents slow moving merchandise. The Company has a methodology that it believes results in timely identification and valuation of this merchandise. In addition, it believes that the disposition of this merchandise can continue to be carried out without materially affecting the Company's merchandising and pricing strategies. However, there can be no assurance that slow moving inventory or other merchandising difficulties will not adversely affect the Company's business or financial results.

DEPENDENCE ON KEY PERSONNEL

     Since 1994, the Company has hired Robert J. DiNicola, its Chairman, President and Chief Executive Officer, and has retained or recruited a number of other senior executives and other key employees. The Company is dependent on these personnel, who have been instrumental in designing and implementing the Company's recent initiatives and are involved in the strategies for the Company's future growth and profitability. The loss of services of Mr. DiNicola or other key members of management could have a material adverse effect on the Company's results of operations and financial condition. Mr. DiNicola and the Company have entered into an employment agreement that will expire on August 1, 2001, unless terminated earlier. See "Management." There can be no assurance that the Company will be able to attract and retain additional qualified personnel as needed in the future. The Company does not maintain key-man life insurance on its senior executives or other key employees.

REGULATION

     The Company's operations are affected by numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider. In addition to the Company's private label credit cards, credit to the Company's customers is provided primarily through bank cards such as Visa, MasterCard, and Discover, without recourse to the Company based upon a customer's failure to pay. Any change in the regulation of credit which would materially limit the availability of credit to the Company's traditional customer base could adversely affect the Company's results of operations or financial condition.

     The sale of insurance products by the Company is also highly regulated. State laws currently impose disclosure obligations with respect to the Company's sale of credit and other insurance. The Company's and its competitors' practices are also subject to review in the ordinary course of business by the Federal Trade Commission, and the Company's and other retail company credit card banks will be subject to regulation by the Office of the Comptroller of the Currency (the "OCC"). The Company believes that it is currently in material compliance with all applicable state and federal regulations. However, there can be no assurance that a failure to comply with applicable regulations will not have a material adverse effect on the Company.

     A substantial amount of merchandise in the retail jewelry industry is commonly sold at a discount to the "regular" or "original" price. A number of states in which the Company operates have regulations which require that the retailers offering merchandise at discounted prices must offer the merchandise at the regular or original prices for stated periods of time. The Company believes that it is in compliance with all applicable federal and state laws with respect to such practices.

EXPANSION PROGRAM

     The growth of the Company's net sales and net earnings will depend, to some extent, on the Company's ability to expand its operations through the opening of new stores in existing and new markets and to operate those stores profitably. The Company operated 1,065 stores (excluding the Diamond Park Division) in all 50 states, Puerto Rico and Guam at July 31, 1997 and plans to open approximately 220 new stores during the combined fiscal years 1998 and 1999. Achieving the Company's expansion goals will depend on a number of factors, including the Company's ability to identify and secure suitable locations on acceptable terms, open new stores in a timely manner, hire and train additional store and supervisory personnel, integrate new stores into its operations on a profitable basis and modify its management information systems. Furthermore, the Company will continually need to evaluate the adequacy of its store management and systems to manage its planned expansion. The Company anticipates that there will continue to be significant competition among specialty retailers for desirable store sites and qualified personnel. There can be no assurance that the Company will be able to achieve its expansion goals on a timely or profitable basis. See "Business -- Business Strategy."

     Management believes that cash flow from operating activities, borrowings under the Company's Revolving Credit Agreement and Receivables Securitization Facility (as defined herein) and proceeds from the Offering and the Diamond Park Asset Sale will provide adequate funds to finance the Company's expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." However, if these sources of funds are inadequate to finance the Company's expansion, it may require capital from additional sources. There can be no assurance as to the future availability of additional financing or the terms thereof, and failure to obtain such financing on acceptable terms could require the Company to alter its expansion plans or otherwise adversely affect the Company.

RISK FACTORS RELATED TO EXCHANGE OFFER

CONSEQUENCES OF A FAILURE TO EXCHANGE ORIGINAL NOTES

     The Original Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Original Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Original Notes which remain outstanding will not be entitled to any rights to have such Original Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company does not intend to register under the Securities Act any Original Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. The Original Notes provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed and declared effective within certain specified periods, the interest rate borne by the Original Notes will increase by 0.25% each 90-day period that such additional interest rate continues to accrue under any such circumstance, up to an aggregate maximum increase equal to 1% per annum, until such registration statement has been filed or declared effective, as the case may be. Upon consummation of the Exchange Offer, holders of Original Notes will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of the Notes."

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for Original Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal or Agent's Message in lieu thereof and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange.

LACK OF ESTABLISHED TRADING MARKET FOR EXCHANGE NOTES

     The Original Notes were issued to, and the Company believes such securities are currently owned by, a relatively small number of beneficial owners. The Original Notes have not been registered under the Securities Act and will be subject to restrictions on transferability if they are not exchanged for the Exchange Notes. Although the Exchange Notes may be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that the Initial Purchasers presently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or the Original Notes, or as to the liquidity of or the trading market for the Exchange Notes or the Original Notes. If an active public market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If a public trading market develops for the Exchange Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the financial condition of the Company and the market for similar securities. Depending on these and other factors, the Exchange Notes may trade at a discount. Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities
Act) of the Company may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the Original Notes, the Company and the Guarantor entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company and the Guarantor agreed to use their reasonable best efforts to file and to cause to become effective with the Commission a registration statement with respect to the exchange of the Original Notes for Notes with terms identical in all material respects to the terms of the Original Notes except as described herein. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that the Exchange Notes have been registered under the Securities Act and will not be subject to certain restrictions on transfer applicable to the Original Notes. In that regard, the Original Notes provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed and declared effective within certain specified periods, the interest rate borne by the Original Notes will increase by 0.25% per annum each 90-day period that such additional interest rate continues to accrue under any such circumstance, up to an aggregate maximum increase equal to 1% per annum, until such registration statement is filed or declared effective, as the case may be. Upon consummation of the Exchange Offer, holders of Original Notes will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors -- Consequences of a Failure to Exchange Original Notes" and "Description of the Notes." The Exchange Offer is not being made to holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person who has obtained a properly completed bond power from the registered holder, or any person whose Original Notes are held of record by DTC who desires to deliver such Original Notes by book-entry transfer at DTC. Pursuant to the Exchange Offer, the Company will exchange as soon as practicable after the Expiration Date the Original Notes for a like aggregate principal amount of the Exchange Notes and the Guarantor will exchange as soon as practicable after the date hereof the Original Notes Guarantee for the Exchange Notes Guarantee, which have also been registered under the Securities Act.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $100,000,000 aggregate principal amount of Exchange Notes for a like aggregate principal amount of Original Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $100,000,000 of Exchange Notes in exchange for a like principal amount of outstanding Original Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Original Notes in whole or in part in any integral multiple of $1,000 principal amount. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered. As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Original Notes is outstanding. Holders of Original Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Original Notes which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors -- Consequences of a Failure to Exchange Original Notes" and "Description of the Original Notes." If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, appropriate book-entry transfer will be made, without expense, to the tendering holder thereof promptly after the Expiration Date. Holders who tender Original Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes in connection with the

Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS OF THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL NOTES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL NOTES TO TENDER BASED ON SUCH HOLDERS' OWN FINANCIAL POSITIONS AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means 5:00 p.m., New York City time, on November , 1997, unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Original Notes for exchange,
(ii) to terminate the Exchange Offer (whether or not any Original Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Original Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Original Notes to withdraw their tendered Original Notes as described under "-- Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act. Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and, subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, Exchange Notes for Original Notes validly tendered and not withdrawn promptly after the Expiration Date. In all cases, delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Original Notes or a book-entry confirmation of a book-entry transfer of Original Notes into the Exchange Agent's account at DTC, including an Agent's Message (as defined below) if the tendering holder has not delivered a Letter of Transmittal, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Original Notes into the Exchange Agent's account at DTC. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering DTC participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Original Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Original Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Original Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Original Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Original Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Original Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Original Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Original Notes and such Original Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights." Pursuant to the Letter of Transmittal or Agent's Message in lieu thereof, a holder of Original Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Original Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Original Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Original Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING ORIGINAL NOTES

     Valid Tender. Except as set forth below, in order for Original Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry tender) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent," and either (i) tendered Original Notes must be received by the Exchange Agent, or (ii) such Original Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal, must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with. If less than all of the Original Notes are tendered, a tendering holder should fill in the amount of Original Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Original Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Exchange Agent will establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Signature Guarantees. Certificates for the Original Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Original Notes is registered in a name other than that of the person surrendering the certificate or (b) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Original Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

     Guaranteed Delivery. If a holder desires to tender Original Notes pursuant to the Exchange Offer and the certificates for such Original Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with: (a) such tenders are made by or through an Eligible Institution; (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and (c) the certificates (or a book-entry confirmation) representing all tendered Original Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice. Notwithstanding any other provision hereof, the delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Original Notes, or of a book-entry confirmation with respect to such Original Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when Original Notes, book-entry confirmations with respect to Original Notes and other required documents are received by the Exchange Agent. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

     Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Original Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by them not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Conditions to the Exchange Offer" or any condition or irregularity in any tender of Original Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders. The interpretation by the Company of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Original Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification. If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted. A beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF EXCHANGE NOTES

     The Company is making the Exchange Offer for the Exchange Notes in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company did not seek its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. However, any holder of Original Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or any broker-dealer who purchased Original Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Original Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Original Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Original Notes for Exchange Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. Each holder of Original Notes who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" the Company, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Notes. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Original Notes to be exchanged in the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Original Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Original Notes (other than Original Notes which represent an unsold allotment from the initial sale of the Original Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Notes received in exchange for Original Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "-- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In that regard, each Participating Broker-Dealer who surrenders Original Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal or delivery of an Agent's Message in lieu thereof, that upon receipt of notice from the Company of the occurrence of any event or the discovery of (i) any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or (ii) any fact which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading, or (iii) of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer, or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its address set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Original Notes to be withdrawn, the aggregate principal amount of Original Notes to be withdrawn, and (if certificates for such Original Notes have been tendered) the name of the registered holder of the Original Notes as set forth on the Original Notes, if different from that of the person who tendered such Original Notes. If Original Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Original Notes, the tendering holder must submit the serial numbers shown on the particular Original Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Original Notes tendered for the account of an Eligible Institution. For Original Notes tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Original Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Original Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Original Notes may not be rescinded. Original Notes properly withdrawn will not be deemed validly tendered for purposes of the

Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Original Notes." All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Original Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON EXCHANGE NOTES

     Holders of Original Notes whose Original Notes are accepted for exchange will not receive accrued interest on such Original Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Original notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Original Notes, and the undersigned waives the right to receive any interest on such Original Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after September 30, 1997.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Original Notes for any Exchange Notes, and, as described below, may terminate the Exchange Offer (whether or not any Original Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions has occurred or exists or has not been satisfied: (a) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer; or (c) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement, or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose, or any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or (d) the Company shall receive an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that consummation of the Exchange Offer would result in interest payable to the Company on the Exchange Notes being not deductible by the Company for United States income tax purposes. If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, it may, subject to applicable law, terminate the Exchange Offer (whether or not any Original Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

     Bank One, N.A. has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

                                 Bank One, N.A.

       By Registered or Certified Mail                 By Overnight or Hand Delivery
               Bank One, N.A.                                 Bank One, N.A.
         Corporate Trust Operations                     Corporate Trust Operations
            235 West Schrock Road                          235 West Schrock Road
          Columbus, Ohio 43271-0184                       Westerville, Ohio 43081

           By Facsimile Transmission (for Eligible Institutions only)

                               Fax (614) 248-7234
                             Attention: Lora Marsch

            (For Information by Telephone or Telephone Confirmation)

                                 (800) 346-5153

     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

     The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Original Notes, and in handling or tendering for their customers. Holders who tender their Original Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances of the Exchange Offer.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds or incur additional indebtedness from the issuance of the Exchange Notes offered hereby. The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled. All of the proceeds from the sale of the Original Notes were used by the Company to repay outstanding indebtedness under its Revolving Credit Agreement and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of July 31, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the Offering and the application of the net proceeds therefrom. See "Use of Proceeds" and the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                              AS OF JULY 31, 1997(A)
                                                              -----------------------
                                                               ACTUAL      ADJUSTED
                                                              ---------   -----------
                                                                  (IN THOUSANDS)
Long-term debt (b):
  Revolving Credit Agreement (c)............................   $ 70,700    $       --
  Receivables Securitization Facility (d)...................    380,677       380,677
  Notes offered hereby......................................         --       100,000
  Other.....................................................        410           410
                                                               --------    ----------
     Total long-term debt...................................    451,787       481,087
Stockholders' investment....................................    541,574       541,574
                                                               --------    ----------
     Total capitalization...................................   $993,361    $1,022,661
                                                               ========    ==========

---------------
(a) The Diamond Park Asset Sale and the estimated net proceeds therefrom are not reflected herein as the net proceeds from the Diamond Park Asset Sale is being reinvested into the Company's operations. Any gain is expected to be immaterial.
(b) Includes current maturities of long-term debt.
(c) The Company has $225.0 million available under the Revolving Credit Agreement after giving effect to the Offering. See "Description of Certain Indebtedness."
(d) Indebtedness under the Receivables Securitization Facility is secured by all of the Company's current and future accounts receivable and is non-recourse to the Company and the Guarantor.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial information is qualified in its entirety by the Consolidated Financial Statements of the Company (and the related Notes thereto) contained elsewhere in this Prospectus and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The income statement and balance sheet data for each of the years ended July 31, 1997, 1996, 1995 and 1994, the four months ended July 31, 1993 and the year ended March 31, 1993 have been derived from the Company's audited Consolidated Financial Statements. The information for the predecessor pro forma year ended July 31, 1993 is derived from the Company's unaudited Consolidated Financial Statements which, in the opinion of the Company, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. The results of operations for the four months ended July 31, 1993 are not necessarily indicative of the results of operations that may be expected for the full year due to the seasonal nature of the Company's business. Also, as a result of the adoption of fresh-start financial reporting upon emergence from bankruptcy in July 1993, the Company's results of operations subsequent to July 31, 1993 are not comparable to results of operations for the prior periods. Fresh-start reporting resulted in a revaluation of the Company's assets and liabilities as of July 30, 1993 to reflect allocation of the reorganization value based upon the estimated fair market values of those assets and liabilities. The most significant effects of fresh-start reporting on results of operations are the reduction in amortization and depreciation expense from the write-off of substantially all the Company's fixed assets and the amortization of the excess of revalued net assets over stockholders' investment.

                                                                                                        PREDECESSOR
                                                                                          ---------------------------------------
                                                                                          PRO FORMA(A)
                                                                                          ------------   FOUR MONTHS      YEAR
                                                     YEAR ENDED JULY 31,                   YEAR ENDED       ENDED        ENDED
                                      -------------------------------------------------     JULY 31,      JULY 31,     MARCH 31,
                                         1997         1996         1995         1994          1993          1993          1993
                                      ----------   ----------   ----------   ----------   ------------   -----------   ----------
                                                                                          (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales.........................  $1,253,818   $1,137,377   $1,036,149     $920,307      $956,447      $244,539      $980,832
  Cost of sales.....................     643,318      576,764      524,010      460,060       533,080       127,484       534,420
                                      ----------   ----------   ----------   ----------    ----------    ----------    ----------
  Gross margin......................     610,500      560,613      512,139      460,247       423,367       117,055       446,412
  Selling, general and
    administrative expenses.........     480,522      457,371      434,101      401,744       402,116       119,786       418,133
  Depreciation and amortization
    expense (credit)................      14,022        7,538          381       (4,385)       26,459         8,973        26,316
  Unusual items(b)..................          --       (4,486)          --           --        20,200            --        20,200
  Reorganization and restructure
    costs...........................          --           --           --           --       143,690        47,879       137,937
                                      ----------   ----------   ----------   ----------    ----------    ----------    ----------
  Operating earnings (loss).........     115,956      100,190       77,657       62,888      (169,098)      (59,583)     (156,174)
  Interest expense, net.............      36,098       30,102       29,837       28,142        23,508         6,623        24,829
                                      ----------   ----------   ----------   ----------    ----------    ----------    ----------
  Earnings (loss) before fresh-start
    revaluation, income taxes,
    extraordinary items and
    cumulative effect of accounting
    charge..........................      79,858       70,088       47,820       34,746      (192,606)      (66,206)     (181,003)
  Fresh-start revaluation...........          --           --           --           --      (246,236)     (246,236)           --
                                      ----------   ----------   ----------   ----------    ----------    ----------    ----------
  Earnings (loss) before income
    taxes, extraordinary items and
    cumulative effect of accounting
    change..........................      79,858       70,088       47,820       34,746      (438,842)     (312,442)     (181,003)
  Income taxes......................      29,305       25,094       16,350       11,621            --            --            --
                                      ----------   ----------   ----------   ----------    ----------    ----------    ----------
  Earnings (loss) before
    extraordinary items and
    cumulative effect of accounting
    change..........................     $50,553      $44,994      $31,470      $23,125     $(438,842)    $(312,442)    $(181,003)
                                      ==========   ==========   ==========   ==========    ==========    ==========    ==========
  Net earnings (loss)...............     $50,553      $43,898      $31,470      $21,557      $664,991      $791,391     $(181,003)
                                      ==========   ==========   ==========   ==========    ==========    ==========    ==========
EARNINGS PER COMMON SHARE (c):
  Primary:
    Earnings before extraordinary
      item..........................       $1.38        $1.23        $0.88        $0.66
    Net earnings....................        1.38         1.20         0.88         0.62
  Assuming full dilution:
    Earnings before extraordinary
      item..........................        1.37         1.23         0.86         0.66
    Net earnings....................        1.37         1.20         0.86         0.62
  Weighted average number of common
    shares outstanding (c):
    Primary.........................      36,632       36,465       35,465       34,965
    Assuming full dilution..........      36,853       36,618       36,565       34,965
BALANCE SHEET DATA:
  Working capital...................    $877,130     $775,500     $781,802     $763,216      $676,677      $676,677      $961,671
  Total assets......................   1,281,206    1,163,811    1,110,708    1,112,647     1,013,523     1,013,523     1,252,448
  Total debt........................     451,787      404,354      443,624      447,478       355,125       355,125       284,554
  Total stockholders' investment
    (deficit).......................     541,574      476,258      391,890      342,740       311,070       311,070      (791,391)

                                                                                                        PREDECESSOR
                                                                                          ---------------------------------------
                                                                                          PRO FORMA(A)
                                                                                          ------------   FOUR MONTHS      YEAR
                                                     YEAR ENDED JULY 31,                   YEAR ENDED       ENDED        ENDED
                                      -------------------------------------------------     JULY 31,      JULY 31,     MARCH 31,
                                         1997         1996         1995         1994          1993          1993          1993
                                      ----------   ----------   ----------   ----------   ------------   -----------   ----------
                                                                                          (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
  EBITDAR(d)........................    $231,324     $196,086     $165,434     $139,391
  Rental expense....................     101,346       92,844       87,396       80,888
                                      ----------   ----------   ----------   ----------
  EBITDA(d).........................    $129,978     $103,242      $78,038      $58,503
                                      ==========   ==========   ==========   ==========
  Capital expenditures..............     $54,025      $48,790      $42,295      $27,838
  Gross margin %....................        48.7%        49.3%        49.4%        50.0%
  S,G&A as % of sales...............        38.3%        40.2%        41.9%        43.7%
  EBITDA as % of sales..............        10.4%         9.1%         7.5%         6.3%
  Ratio of EBITDA to interest
    expense.........................         3.5x         3.1x         2.1x         1.9x
  Ratio of total debt to EBITDA.....         3.5x         3.9x         5.7x         7.6x
  Ratio of earnings to fixed
    charges(e)......................         3.2x         3.1x         2.3x         2.1x

SELECTED STORE DATA:
  Stores
    Beginning of Period.............       1,195        1,181        1,231        1,265
    Opened..........................         117          137           35           29
    Closed..........................          61          123           85           63
                                      ----------   ----------   ----------   ----------
        End of Period...............       1,251        1,195        1,181        1,231

---------------

(a) Income statement data in this column represents historical income statement data for the twelve months ended July 31, 1993, which includes the four month period ended July 31, 1993 and the eight month period ended March 31, 1993. On December 13, 1993, the Company changed its fiscal year end to July 31, effective as of April 1, 1994.
(b) Unusual items consist of reorganization recoveries of ($4.5 million) for the year ended July 31, 1996 and provisions for valuation of assets of $20.2 million as of the pro forma year ended July 31, 1993 and for the year ended March 31, 1993.
(c) Earnings (loss) per share is not presented in the "Predecessor" columns because such presentation would not be meaningful. The old stock, which was not publicly traded, was canceled under the Plan of Reorganization and the new stock was not issued until July 30, 1993 (the "Effective Date").
(d) "EBITDA" represents, for any period, income (loss) before interest expense, income taxes, depreciation and amortization and unusual items. "EBITDAR" represents, for any period, income (loss) before interest expense, income taxes, depreciation and amortization, rent expense and unusual items. EBITDA and EBITDAR are presented because they are accepted financial indicators of a company's ability to service and/or incur indebtedness and management believes that their presentation is helpful to investors. However, these measures should not be considered as alternatives to net income as a measure of the Company's operating results or to cash flows as a measure of liquidity. In addition, although the EBITDA and EBITDAR measures of performance are not recognized under generally accepted accounting principles, they are widely used by companies as a general measure of a company's operating performance because they assist in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods or non-operating factors such as historical cost bases. Because EBITDA and EBITDAR are not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.
(e) For purposes of computing the ratios, earnings represent income before income taxes, extraordinary items plus fixed charges. Fixed charges include interest on indebtedness and amortization of deferred financing fees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth certain financial information from the Company's audited consolidated statements of operations expressed as a percentage of net sales and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                             YEAR ENDED JULY 31,
                                                          --------------------------
                                                           1997      1996      1995
                                                          ------    ------    ------
Net Sales...............................................  100.0%    100.0%    100.0%
Cost of Sales...........................................    51.3      50.7      50.6
                                                          ------    ------    ------
Gross Margin............................................    48.7      49.3      49.4
Selling, General and Administrative Expenses............    38.3      40.2      41.9
Depreciation and Amortization Expense...................     1.2       0.7        --
Unusual Items -- Reorganization Recoveries..............      --     (0.4)        --
                                                          ------    ------    ------
Operating Earnings......................................     9.2       8.8       7.5
Interest Expense, Net...................................     2.9       2.6       2.9
                                                          ------    ------    ------
Earnings Before Income Taxes and Extraordinary Items....     6.3       6.2       4.6
Income Taxes............................................     2.3       2.2       1.6
                                                          ------    ------    ------
Earnings Before Extraordinary Items.....................     4.0       4.0       3.0
Extraordinary Items:
  Loss on Early Extinguishment of Debt, Net of Income
     Taxes..............................................      --     (0.1)        --
                                                          ------    ------    ------
Net Earnings............................................    4.0%      3.9%      3.0%
                                                          ======    ======    ======

YEAR ENDED JULY 31, 1997 COMPARED TO YEAR ENDED JULY 31, 1996

     Net Sales. Net Sales for the year ended July 31, 1997 increased by $116.4 million to $1,253.8 million, a 10.2% increase compared to the previous year. The sales increase primarily resulted from a 5.5% increase in stores open for comparable periods as well as sales from 117 new stores added during the year, which was partially offset by 61 stores closed during the year. The Company believes that the sales growth was influenced by enhanced merchandise assortments, successful product promotions and strong store level execution.

     Gross Margin. Gross Margin as a percentage of net sales was 48.7% for the year ended July 31, 1997 compared to 49.3% for the year ended July 31, 1996, a decrease of 0.6%. This decrease was primarily due to the Company's more competitive stance with regard to pricing as well as the ongoing transition to a higher priced, lower margin product mix at the Gordon's Division in connection with its repositioning as a more upscale and contemporary retailer. The LIFO provision was $3.7 million and $2.4 million for the years ended July 31, 1997 and 1996, respectively, having the effect of reducing gross margin by 0.1%.

     Selling, General and Administrative Expenses. Selling, General and Administrative Expenses decreased to 38.3% of sales for the year ended July 31, 1997 from 40.2% for the year ended July 31, 1996, or 1.9% as a percentage of net sales. Store expenses as a percentage of sales decreased by 0.6% principally due to productivity improvement as a result of store payroll increasing at a lower rate than sales. Corporate expenses decreased by 0.7% of net sales principally as a result of lower costs for payroll. The current year demonstrated the Company's ability to leverage its fixed store and corporate operating expenses while increasing sales in the stores.

     Earnings Before Interest, Taxes, Depreciation and Amortization Expense, Extraordinary Item and Unusual Items. Earnings Before Interest, Taxes, Depreciation and Amortization Expense, Extraordinary Item and Unusual Items were $130.0 million and $103.2 million for the years ended July 31, 1997 and 1996, respectively, an increase of 26.0%.

     Depreciation and Amortization Expense. Depreciation and Amortization Expense increased by $6.5 million, primarily as a result of the purchase of new assets, principally for new store openings, renovation and refurbishment, since the fresh start reporting write-off of substantially all fixed assets of the Company effective July 31, 1993.

     Interest Expense, Net. Interest Expense, Net was $36.1 million and $30.1 million for the years ended July 31, 1997 and 1996, respectively. The increase in interest expense was primarily due to higher borrowings under the Revolving Credit Agreement to fund new store growth, inventory, and remodels and renovations and a reduction in interest income resulting from lower average balances in short term investments.

     Income Taxes. The income tax expense for the years ended July 31, 1997 and 1996 was $29.3 million and $24.5 million, respectively, reflecting an effective tax rate of 36.7% and 35.8%, respectively. As a result of guidelines regarding accounting for income taxes of companies utilizing fresh-start reporting, the Company reports earnings on a fully-taxed basis even though it does not expect to pay any significant income taxes for the near future. The Company will realize a cash benefit from utilization of tax net operating loss carryforwards ("NOL") (after limitations) against current and future tax liabilities. As of July 31, 1997, the Company had a remaining NOL (after limitations) of approximately $254.2 million.

YEAR ENDED JULY 31, 1996 COMPARED TO YEAR ENDED JULY 31, 1995

     Net Sales. Net Sales for the year ended July 31, 1996 increased by $101.2 million to $1,137.4 million, a 9.8% increase compared to the previous year. Sales for stores open for comparable periods increased by 9.9%. The sales increase primarily resulted from improved merchandise assortments, successful product promotions during the holiday and non-holiday periods and strong store level execution.

     Gross Margin. Gross Margin as a percentage of net sales was 49.3% for the year ended July 31, 1996 compared to 49.4% for the year ended July 31, 1995, a decrease of 0.1%. The Company achieved this result while adhering to its merchandise strategy which included a transition in sales mix to more key item merchandise as well as reducing slow moving merchandise inventory during the current year. Key item merchandise produces higher sales volumes but has a slightly lower gross margin rate, on average, than other merchandise. The LIFO provision was $2.4 million and $2.8 million for the years ended July 31, 1996 and 1995, respectively.

     Selling, General and Administrative Expenses. Selling, General and Administrative Expenses decreased to 40.2% of sales for the year ended July 31, 1996 from 41.9% for the year ended July 31, 1995, or 1.7% as a percentage of net sales. Store payroll expense as a percentage of net sales decreased 1.0% as a result of focused productivity measures. Other store expenses decreased by 0.9% of net sales principally related to store occupancy costs, which increased at a lower rate than net sales. Corporate expenses decreased by 0.9% of net sales principally as a result of lower costs for payroll, outside services and insurance. These improvements were partially offset by an increased provision for chargeoffs of customer accounts resulting from general economic conditions.

     Earnings Before Interest, Taxes, Depreciation and Amortization Expense, Extraordinary Item and Unusual Items. Earnings Before Interest, Taxes, Depreciation and Amortization Expense, Extraordinary Item and Unusual Items were $103.2 million and $78.0 million for the years ended July 31, 1996 and 1995, respectively, an increase of 32.3%.

     Depreciation and Amortization Expense. Depreciation and Amortization Expense increased by $7.2 million, primarily as a result of the purchase of new assets in connection with the Company's store expansion and remodeling plan.

     Unusual Items -- Reorganization Recoveries. Unusual Items -- Reorganization Recoveries were $4.5 million for the year ended July 31, 1996. See "Unusual Items -- Reorganization Recoveries" in Notes to the Consolidated Financial Statements.

     Interest Expense, Net. Interest Expense, Net was $30.1 million and $29.8 million for the years ended July 31, 1996 and 1995, respectively. Interest expense primarily remained constant due to the early redemption of the $60.0 million 11.0% Second Priority Senior Secured Notes on September 11, 1995, partially offset by the increase in interest expense due to higher borrowings under the Revolving Credit Agreement and a reduction in interest income due to lower average balances in short-term investments. Also, the prior year included $1.2 million of interest income on funds escrowed for previous bankruptcy matters.

     Income Taxes. The income tax expense for the years ended July 31, 1996 and 1995 was $24.5 million and $16.4 million, respectively, reflecting an effective tax rate of 35.8% and 34.2%, respectively. As a result of guidelines regarding accounting for income taxes of companies utilizing fresh-start reporting, the Company reports earnings on a fully-taxed basis even though it does not expect to pay any significant income taxes for the near future. The Company will realize a cash benefit from utilization of NOLs (after limitations) against current and future tax liabilities.

     Extraordinary Item. The extraordinary charge of $1.1 million, net of an income tax benefit of $0.6 million, for the year ended July 31, 1996 was the result of the early redemption of the $60.0 million 11.0% Second Priority Senior Secured Notes. See "Long-Term Debt" in Notes to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash requirements consist principally of funding inventory and receivables growth, capital expenditures primarily for new store growth and renovations, upgrading its management information systems and debt service. As of July 31, 1997, the Company had cash and cash equivalents of $41.6 million, including $9.0 million restricted primarily by the collateral requirements under the Receivables Securitization Facility established by the Company in July 1994 (the "Receivables Securitization Facility"). The retail jewelry business is highly seasonal, with a significant proportion of sales and operating income being generated in November and December of each year. Approximately 40.3% and 39.7% of the Company's annual sales were made during the three months ended January 31, 1997 and 1996, respectively, which includes the Christmas selling season. The Company's working capital requirements fluctuate during the year, increasing substantially during the fall season as a result of higher planned seasonal inventory levels.

     Set forth below is certain summary information with respect to the Company's operations for the most recent eight fiscal quarters.

                                                FISCAL 1997                                        FISCAL 1996
                                         FOR THE THREE MONTHS ENDED                         FOR THE THREE MONTHS ENDED
                              ------------------------------------------------   ------------------------------------------------
                              JULY 31,   APRIL 30,   JANUARY 31,   OCTOBER 31,   JULY 31,   APRIL 30,   JANUARY 31,   OCTOBER 31,
                                1997       1997         1997          1996         1996       1996         1996          1995
                              --------   ---------   -----------   -----------   --------   ---------   -----------   -----------
                                                                        (IN THOUSANDS)
Net sales...................  $273,580   $244,376     $505,083      $230,779     $248,858   $222,283     $451,962      $214,274
Gross margin................   132,271    119,182      248,312       110,735      122,760    107,797      225,952       104,104
Operating earnings..........    11,613      7,381       90,756         6,206        7,851      3,823       79,770         8,746
Net earnings (loss).........     1,620     (1,444)      51,515        (1,138)          12     (2,439)      46,234            91

     Net cash used in operating activities was $6.0 million in fiscal 1997 and $1.4 million in fiscal 1996. In fiscal 1997 and 1996, net earnings, depreciation and amortization charges and the non-cash charge in lieu of tax expense were offset by additional working capital needs, principally for accounts receivable and inventory growth. In fiscal 1995, net cash provided by operations was $45.9 million principally from the non-cash charge in lieu of tax expense and a reduction in working capital needs.

     Net cash used in investing activities was $49.1 million in fiscal 1997, $50.8 million in fiscal 1996 and $40.5 million in 1995 principally related to capital expenditures for new store growth and existing store remodeling and refurbishment.

     Net cash provided from financing activities was $46.8 million in fiscal 1997, principally for borrowings under the Company's Revolving Credit Agreement. Net cash used for financing activities for fiscal 1996 was $52.6 million, principally related to payments of long term debt retired during that year. Net cash used in financing activities for fiscal 1995 was $4.2 million, principally related to scheduled payments of long-term debt.

     The Company, through Zale Funding Trust ("ZFT"), a limited purpose Delaware business trust wholly owned by ZDel and formed to finance customer accounts receivable, has approximately $380.6 million, net of discount, aggregate principal amount of Receivables Backed Notes ("ZFT Receivables Notes") issued and outstanding at July 31, 1997 pursuant to the Receivables Securitization Facility. The ZFT Receivables Notes are secured by a lien on all customer accounts receivable and may be optionally redeemed by ZFT in July 1999.

     In order to support the Company's growth plans, the Company and ZDel (the "Borrowers") entered into a new three year unsecured revolving credit agreement (the "Revolving Credit Agreement") with a group of banks on March 31, 1997. The Revolving Credit Agreement provides for revolving credit loans in an aggregate amount of up to $225.0 million, including a $30.0 million sublimit for letters of credit. The Revolving Credit Agreement replaced a prior secured commitment totaling $150.0 million.

     The revolving credit loans bear interest at floating rates, currently (i) LIBOR plus 1.5% or (ii) the agent bank's adjusted base rate or the Federal Funds Rate plus 0.5%, at the Borrowers' option. The interest rate based on LIBOR and letter of credit commission rates can be reduced or increased based on certain future performance levels attained by the Borrowers. The Company pays a commitment fee of 0.375% per annum (subject to reduction based on future performance) on the preceding month's unused Revolving Credit Agreement commitment. The Borrowers may repay the revolving credit loans at any time without penalty prior to the maturity date. The interest rates and commitment fee will also be reduced if the Company obtains an investment grade rating. The Revolving Credit Agreement may be extended by the Borrowers for one year upon obtaining appropriate consent. At July 31, 1997, there were $70.7 million in loans outstanding under the Revolving Credit Agreement at a weighted-average interest rate of 7.20%. In addition, letters of credit in the amount of approximately $0.6 million were outstanding at July 31, 1997. The Company is currently in compliance with all of its covenant obligations under the Revolving Credit Agreement and the instruments governing its other indebtedness. Prior to the consummation of the Offering, the Company expects to amend the Revolving Credit Agreement in order to incorporate certain of the covenants in the Indenture governing the Notes into the Revolving Credit Agreement. In addition, prior to selling any Additional Notes, the Company must amend the Revolving Credit Agreement in order to permit the incurrence of such indebtedness. There can be no assurance the Company could obtain such amendment. See "Description of Certain Indebtedness."

     During the year ended July 31, 1997, the Company made approximately $54.0 million in capital expenditures, a significant portion of which was used to open 117 new stores. Under its continued growth strategy, the Company plans to open approximately 220 new stores for which it will incur approximately $50 million in capital expenditures during the combined fiscal years 1998 and 1999. These stores are expected to solidify the Company's core mall business by further penetrating markets where the Company is underrepresented. Since fiscal 1994, the Company remodeled or refurbished nearly 50% of its store base. During the combined fiscal years 1998 and 1999, the Company anticipates spending approximately $50 million to remodel and refurbish approximately 300 additional stores. The Company also estimates it will make capital expenditures of approximately $25 million to $30 million during the combined fiscal years 1998 and 1999 for enhancements to its management information systems. In total, the Company anticipates spending approximately $160.0 million on capital expenditures during the combined fiscal years 1998 and 1999. The Revolving Credit Agreement limits the Company's capital expenditures to $80.0 million in each of fiscal years 1998 and 1999.

     There has been an increase of approximately $53.8 million, or 11.8%, in owned merchandise inventories at July 31, 1997 compared to the balance at July 31, 1996. The increase in inventory levels is principally the result of new store growth as well as improvements in the depth and breadth of merchandise available in the stores to accommodate increasing sales. As a result of the inventory position and increased capital expenditures, the Company had outstanding borrowings of $70.7 million under the Revolving Credit Agreement at July 31, 1997, compared to $23.6 million at July 31, 1996. The Offering is part of a plan to improve the Company's capital structure by (i) allowing more flexibility for seasonal financing needs and (ii) extending the average maturity of the Company's indebtedness. The Company will apply the net proceeds from the issuance of the Notes to repay outstanding borrowings under the Revolving Credit Agreement, which amounts may be reborrowed from time to time.

     On September 3, 1997, the Company signed a purchase agreement relating to the Diamond Park Asset Sale. The Diamond Park Division, which manages leased fine jewelry departments in major department store chains including Marshall Field's, Dillard's, Mercantile and Parisian, had annual sales and EBITDA of

$125.3 million and approximately $6.0 million after certain corporate allocations, respectively, in fiscal 1997. At July 31, 1997, inventories and net property and equipment of the Diamond Park Division were $54.5 million and $4.0 million, respectively. In connection with Diamond Park Asset Sale, the Company received consideration totaling approximately $63 million in cash. The Company will continue to operate in the Dillard's stores through January 1998, the end of the current license period, at which time the remaining inventory of such operations will be sold to the purchaser. Net proceeds from the Diamond Park Asset Sale were reinvested into the Company's operations. The closing of the Diamond Park Asset Sale occurred on October 6, 1997.

     Future liquidity will be enhanced to the extent that the Company is able to realize the cash benefit from utilization of its NOL against current and future tax liabilities. The cash benefit realized in fiscal year 1997 was approximately $28 million. Guidelines regarding accounting for income taxes of companies utilizing fresh-start reporting require the Company to report earnings on a fully-taxed basis even though it does not expect to pay any significant income taxes for the current year. As of July 31, 1997, the Company had a NOL (after limitations) of approximately $254 million, which represents up to $99 million in future tax benefits. The utilization of this asset is subject to limitations. The most restrictive is the Internal Revenue Code Section 382 annual limitation. The NOL will begin to expire in fiscal year 2002 but can be utilized through 2009.

     Management believes that operating cash flow, amounts available under the Revolving Credit Agreement, the Receivables Securitization Facility, net proceeds from the Offering and the sale of the Additional Notes, if any, and net proceeds from the Diamond Park Asset Sale should be sufficient to fund the Company's current operations, debt service and currently anticipated capital expenditure requirements for the foreseeable future.

INFLATION

     In management's opinion, changes in net sales and net earnings that have resulted from inflation and changing prices have not been material during the periods presented. There is no assurance, however, that inflation will not materially affect the Company in the future.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective March 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("EPS"). In accordance with the provisions of SFAS No. 128, basic earnings per common share will be computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share will be computed by dividing net income by the weighted average of common stock and common stock equivalents outstanding during the period. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997 with footnote disclosure of pro forma EPS amounts permitted prior to that date. The Company will adopt SFAS No. 128 in the quarter ended January 31, 1998, and in accordance with SFAS No. 128, will restate all prior-period EPS data.

     Effective July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 requires the Company to report comprehensive income in the financial statements. SFAS No. 131 requires the Company to disclose revenues, profits and loss, and assets for certain business segments. These statements are effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company has not yet determined the impact of these statements on its financial disclosures.

                                    BUSINESS

     The Company is the largest specialty retailer of fine jewelry in the United States. At July 31, 1997, the Company operated 1,065 retail jewelry stores (excluding 186 Diamond Park stores) located primarily in shopping malls throughout the United States, Guam and Puerto Rico. The Company operates three well-differentiated operating divisions: Zales(R) (638 stores), Gordon's(SM) (310 stores) and Bailey, Banks and Biddle(R) (113 stores). The Zales Division is a nationally recognized chain which provides more traditional, moderately priced jewelry to a broad range of customers. The Gordon's Division is a regional jeweler which offers contemporary merchandise targeted to regional preferences at somewhat higher price points than Zales. The Bailey, Banks and Biddle Division operates upscale jewelry stores which are considered among the pre-eminent jewelry stores in their markets. In addition, the Company operates four outlet stores in three states. During the fiscal year ended July 31, 1997, the Company generated $1.3 billion and $130.0 million of net sales and EBITDA, respectively.

     The Company is well-positioned to compete in the approximately $37 billion, highly fragmented retail jewelry industry due to its established brand names, economies of scale and geographic and demographic diversity. The Company enjoys significant brand name recognition as a result of its long-standing presence in the industry and its regional and national advertising campaigns. Zales has been in existence since 1924 and is supported by national television advertising campaigns while Gordon's and Bailey, Banks and Biddle have been in existence since 1905 and 1832, respectively, and are supported by regional advertising campaigns. The Company believes that name recognition is an important advantage in jewelry retailing as products are generally unbranded and consumers must trust in a retailer's reliability and credibility. In addition, as the largest specialty retailer of fine jewelry in the United States, the Company believes it realizes economies of scale in purchasing and distribution, real estate, advertising and administrative costs. The Company also believes that the geographic diversity of its retail distribution network through all 50 states and the demographic breadth of its target customer groups may serve to mitigate earnings volatility typically associated with local or regional economic conditions or poor weather conditions.

     The Company is incorporated in Delaware. On January 23, 1992, the Company filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The Company emerged from bankruptcy on July 30, 1993. Its principal executive offices are located at 901 W. Walnut Hill Lane, Irving, TX 75038-1003, and its telephone number at that address is (972) 580-4000.

INDUSTRY

     The U.S. retail jewelry industry's sales exceeded $37 billion in 1996. Specialty jewelry stores (such as the Company) account for almost half of the industry, according to publicly available data. Historically, the retail jewelry store sales have exhibited only limited effects of cyclicality. According to the U.S. Bureau of the Census, retail jewelry store sales have increased every year for the past 13 years with the exception of 1991 which included both the Persian Gulf War and the introduction of the luxury tax. Other significant segments of the industry include national chain department stores (such as J.C. Penney Company, Inc. and Sears, Roebuck and Co.), mass merchant discount stores (such as Wal-Mart Stores, Inc.), other general merchandise stores and apparel and accessory stores. The remainder of the retail jewelry industry is composed primarily of catalog and mail order houses, direct-selling establishments, TV home shopping (such as QVC, Inc.) and computer on-line shopping.

     The U.S. retail jewelry industry is highly fragmented with the 10 largest companies accounting for less than 25% of the market. The largest jewelry retailer is believed to be Wal-Mart Stores, Inc., followed by the Company and Service Merchandise Company, Inc. The Company is the largest specialty jewelry retail chain in the U.S., with approximately 3.4% of market share based on the National Jeweler's estimate of 1996 U.S. Retail Jewelry and Watch Sales. Only one other specialty jewelry retailer had greater than 2% market share.

DIVISIONAL OPERATIONS

     The Company operates principally under the three divisions. The following table presents net sales for the Zales, Gordon's and Bailey, Banks & Biddle Divisions of the Company.

                                                          YEAR ENDED JULY 31,
                                                 --------------------------------------
                                                    1997          1996          1995
                                                 ----------    ----------    ----------
                                                             (IN THOUSANDS)
Zales Division.................................    $607,677      $525,384      $428,794
Gordon's Division..............................     282,271       264,298       262,540
Bailey, Banks & Biddle Division................     226,323       205,418       197,267
Other(a).......................................      12,232         8,814         9,361
                                                 ----------    ----------    ----------
  Subtotal.....................................   1,128,503     1,003,914       897,962
Diamond Park Division(b).......................     125,315       133,463       138,187
                                                 ----------    ----------    ----------
  Total Net Sales..............................  $1,253,818    $1,137,377    $1,036,149
                                                 ==========    ==========    ==========

---------------

     (a) Other net sales (i) includes sales from the Company's Outlet stores which are being used to sell overstocked and other merchandise no longer sold in the regular retail locations and
         (ii) in 1997 includes sales from its direct mail operation.
     (b) Net sales for the Diamond Park Division have been broken out to reflect the Diamond Park Asset Sale.

Zales Division

     The Zales Division is positioned as the Company's national flagship and is a leading brand name in jewelry retailing in the United States. At July 31, 1997, the Zales Division had 638 stores in 49 states and Puerto Rico. Average store size is approximately 1,400 square feet and the average selling price per unit sold is $246. Zales accounted for approximately 48% of the Company's net sales in fiscal 1997.

     Zales' merchandise selection is generally standardized across the nation and targeted at customers representing a cross-section of mainstream America. In fiscal 1997, bridal merchandise represented 36.1% of the Division's merchandise sales, while fashion jewelry and watches comprised most of the remaining 63.9%. The bridal merchandise category consists of solitaire engagement rings, various bridal sets and diamond and gold anniversary bands. Fashion jewelry consists generally of cocktail rings, earrings, chains, watches and various other items. The Company believes that the prominence of diamond jewelry in its product selection fosters an image of quality and trust among consumers. While maintaining a strong focus on the bridal segment of the business, added emphasis is being placed on the non-bridal merchandise and gift-giving aspects of the business. New product lines, including Blue Lagoon cultured pearls by Mikimoto, and Movado watches, have been added. The combination of Zales' national presence and centralized merchandise selection allows it to use television advertising across the nation as its primary advertising medium, supplemented by newspaper inserts and direct mail.

     Zales has recently entered the direct fulfillment business through its direct mail catalog operations and Internet web site. These operations currently account for less than 1% of the Company's sales.

     The following table sets forth the number of stores and average sales per store for the Zales Division for the periods indicated:

                                                           YEAR ENDED JULY 31,
                                                    ----------------------------------
                                                       1997         1996        1995
                                                    ----------    --------    --------
Average sales per store(a)........................  $1,013,000    $974,000    $850,000
Stores opened during period.......................          65          89(b)        8
Stores closed during period.......................           9           6          30
Total stores......................................         638         582         499

---------------
     (a) Based on sales per store open a full twelve months during the respective fiscal year.
     (b) Includes 40 stores transferred from the Gordon's Division during fiscal 1996 and 20 Karten's stores acquired in January 1996.

Gordon's Division

     Since 1994, the Company has repositioned Gordon's as a major regional brand with an upgraded product offering. At July 31, 1997, the Gordon's Division had 310 stores in 37 states and Puerto Rico, substantially all of which operate under the trade name Gordon's Jewelers. Average store size is approximately 1,400 square feet and the average selling price per unit sold is $274, which represents a 22% increase from the average selling price per unit sold two years ago. Gordon's accounted for approximately 23% of the Company's net sales in fiscal 1997.

     Gordon's distinguishes itself from Zales by providing a more upscale, contemporary product mix and tailoring a portion of store inventory to regional tastes. A substantial portion of the remaining merchandise sold by stores in the Gordon's Division overlaps the Zales Division product line. Regional television advertising that emphasizes key items was introduced for Gordon's in fiscal 1997, complementing the Division's radio campaigns and printed inserts.

     The Gordon's Division will continue to emphasize its new image to match its customer base and will further tailor key items to customer's regional preferences. Steps to upgrade Gordon's have included store remodeling, a more distinctive and fashion-oriented product assortment, improved displays, a reduced degree of promotional pricing and the application of more stringent credit-approval standards.

     The following table sets forth the number of stores and average sales per store for the Gordon's Division for the periods indicated:

                                                           YEAR ENDED JULY 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
Average sales per store(a).........................  $888,000    $803,000    $711,000
Stores opened during period........................         9          13           5
Stores closed during period........................        22          57(b)       13
Total stores.......................................       310         323         367

---------------
     (a) Based on sales per store open a full twelve months during the respective fiscal year.
     (b) Includes 40 stores transferred to the Zales Division during fiscal
         1996.

Bailey, Banks & Biddle Division

     Since 1832, the Bailey, Banks & Biddle Division has offered high-end merchandise, exclusive designs and a prestigious shopping environment for the upscale customer. The Division operates principally under the trade name Bailey, Banks & Biddle, but also utilizes other trade names, including Corrigan's(R), Sweeney's(R), Stifft's(R), Dobbins(R), Linz(R), and Zell Bros.(R) The Division's stores are among the pre-eminent stores in their markets and carry exclusive items to appeal to the more affluent customer. The Bailey, Banks & Biddle merchandise selection emphasizes the classic and traditional look and focuses on diamond, precious stone and gold jewelry, as well as watches and giftware. At July 31, 1997, the Bailey, Banks & Biddle Division operated 113 upscale jewelry stores in 28 states and Guam. The Division has an average selling price per unit sold of $484, an average store size of approximately 3,000 square feet and accounted for approximately 18% of the Company's net sales in fiscal 1997.

     Bailey, Banks & Biddle Division stores rely heavily on upscale direct-mail catalogs, enabling the stores to focus on specific products for specific customers. In fiscal year 1997, the Bailey, Banks & Biddle Division expanded its customer base in cross-promotional campaigns using upscale customer lists from such companies as American Express Company, First USA, Inc. and American Airlines, Inc. This initiative will help the Bailey, Banks & Biddle Division to more accurately target prospective customers in a cost-efficient manner.

     The following table sets forth the number of stores and average sales per store for the Bailey, Banks & Biddle Division for the periods indicated:

                                                          YEAR ENDED JULY 31,
                                                 --------------------------------------
                                                    1997          1996          1995
                                                 ----------    ----------    ----------
Average sales per store(a).....................  $1,990,000    $1,755,000    $1,556,000
Stores opened during period....................          16             1             4
Stores closed during period....................          15            12            11
Total stores...................................         113           112           123

---------------

     (a) Based on sales per store open a full twelve months during the respective fiscal year.

STORE OPERATIONS

     The Company's stores are designed and managed to create an attractive environment, maximize operating efficiencies and make shopping convenient and enjoyable. The Company pays careful attention to store layout, particularly in areas such as lighting, choice of materials and arrangement of display cases. Promotional displays are changed periodically to provide variety, to reflect seasonal events or to complement a particular mall's promotions.

     Each of the Company's stores is operated under a store manager who is responsible for certain store-level operations, including sales and personnel matters. The Company has consolidated most non-sales administrative matters, including purchasing, credit operations and payroll, at the divisional level in an effort to maintain low operating costs at the store level. Each of the Company's divisions also offers standard warranties and return policies as well as providing extended warranty coverage which may be purchased at the customer's option.

     The Company has implemented inventory control systems, extensive security systems and loss prevention procedures to maintain low inventory losses. The Company screens employment applicants and provides all of its store personnel with training in loss prevention. Despite such precautions, the Company experiences losses from theft from time to time and maintains insurance to cover such losses.

     The Company believes it is important to provide knowledgeable and responsive customer service. The Company has implemented employee training programs, including training in sales techniques for new employees, on-the-job training and manager training for store managers.

PURCHASING AND INVENTORY

     The Company purchases substantially all of its merchandise in finished form from a network of established suppliers and manufacturers located primarily in the United States, Southeast Asia, and Italy. All purchasing is done through divisional buying offices at the corporate headquarters. The Company either purchases merchandise from its vendors or obtains merchandise on consignment. The Company had approximately $135.0 million and $78.9 million of consignment inventory on hand at July 31, 1997 and 1996, respectively. The increase in consignment inventory results principally from further development of certain watch lines carried on consignment, testing of new products, expansion of higher risk fashion and solitaire product categories and other opportunities. The Company historically has not engaged in any substantial amount of hedging activities with respect to merchandise held in inventory, since the Company has been able to adjust retail prices to reflect price fluctuations in the commodities that are used in the merchandise it sells. The Company is not subject to substantial currency fluctuations because most purchases are dollar denominated. During fiscal 1997 and fiscal 1996, the Company purchased approximately 27% and 29%, respectively, of its merchandise from its top five vendors, including more than 10% from its top vendor. See "Risk
Factors -- Merchandise Supply and Inventory."

CREDIT OPERATIONS

     The Company believes that its credit programs help facilitate the sale of merchandise to customers who wish to finance their purchases rather than use cash or available credit limits on their major credit cards. The Company offers and grants credit through its private label credit card program. Approximately 50% of the

Company's net sales (excluding the Diamond Park Division) were generated by credit sales on the private label credit cards in fiscal 1997. The Company believes that opening a credit account allows its sales personnel to build relationships with customers that generate customer loyalty and facilitate repeat purchases.

     Credit extension, customer service, payment processing and collections for all the accounts are performed by Jewelers Financial Services, Inc. ("JFS"), a wholly owned subsidiary of ZDel, at credit centers located in Tempe, Arizona; Clearwater, Florida; San Marcos, Texas; and San Juan, Puerto Rico. JFS has credit approval, customer service and collection systems that management considers to be sophisticated. The Company uses a behavioral point scoring model to assess risk in extending credit to customers. All credit decisions are made centrally at the Company's credit centers. The Company has tightened credit standards, particularly in the Gordon's Division, where standards were increased in 1995 in connection with its re-positioning as a more upscale regional brand. The Company has enhanced the approval process for its private label credit cards, whereby those customers with a satisfactory prior credit history can be approved rapidly. Flexible payment arrangements are extended to credit customers. As of July 31, 1997, the Company has 1.9 million promotable customer names on file. The Company uses many of these customer names in its targeted marketing programs.

     The Company diligently follows up on delinquent accounts. Collectors are trained with state of the art Computer Based Training programs ("CBT"). These CBT programs are developed in-house by the credit organization. Collection accounts are scored on a behavioral model at monthly billing. The statistical analysis allows for optimum collection follow-up on delinquent accounts starting at 15 days past due. Based on the behavioral score, the account is put into priority queuing for letter or personal phone call follow-up. Early stage delinquencies are handled with an approach which is sensitive to customer goodwill. If accounts progress in delinquency, more assertive action is taken. The Company expects that a downturn in general economic conditions may adversely affect credit accounts receivable performance.

     The Company is in the process of establishing a national bank for the granting of credit under its private label credit cards. Preliminary approval has been received from the OCC. The creation of a national bank will allow the Company greater flexibility in establishing rates charged to customers and will simplify the regulatory requirements under which the Company operates.

     The following table presents certain data concerning sales, credit sales and accounts receivable for the past three fiscal years, excluding the Diamond Park Division, outlet operations and direct mail operations:

                                                           YEAR ENDED JULY 31,
                                                    ----------------------------------
                                                       1997         1996        1995
                                                    ----------    --------    --------
Net sales (thousands).............................  $1,116,271    $995,100    $888,601
Net credit sales (thousands)......................  $  556,771    $500,215    $458,664
Credit sales as percentage of net sales...........        49.9%       50.3%       51.6%
Average number of active customer accounts........     715,000     678,000     689,000
Average balance per customer account..............        $719        $687        $668
Customer receivables (thousands)..................  $  508,885    $468,331    $436,336
Average monthly collection percentage.............         9.2%        9.2%        9.1%
Bad debt expense as a percentage of net credit
  sales...........................................        10.0%       10.7%        9.1%
Accounts receivable greater than 90 days past
  due.............................................         9.1%        9.1%        9.9%

     Credit sales have decreased as a percentage of net sales, in part because of an upgrading in minimum credit standards at the Gordon's Division and increased competition from issuers of major credit cards. Accounts are automatically charged off when no full scheduled payment is made for a period of seven consecutive billing cycles. Additionally, accounts are charged off if 12 contracted payments are missed.

INSURANCE AFFILIATES

     The Company, through Zale Indemnity Company, Zale Life Insurance Company and Jewel Re-Insurance Ltd., provides various types of insurance coverage, which typically are marketed to the

Company's private label credit card customers. Additionally, the Company promotes the sale of credit insurance products to customers who use the private label credit card program. In fiscal 1997, over 50% of the Company's private label credit card purchasers purchased some form of credit insurance. The three companies, which are wholly owned subsidiaries of ZDel, are the insurers (either through direct written or reinsurance contracts) of the Company's customer credit insurance coverages. In addition to providing replacement property coverage for certain perils, such as theft, credit insurance coverage provides protection to the creditor and cardholder for losses associated with the disability, involuntary unemployment or death of the cardholder. Zale Life Insurance Company also provides group life insurance coverage for eligible employees of the Company. Zale Indemnity Company, in addition to writing direct credit insurance contracts, also has certain discontinued business that it continues to run off. Credit insurance operations are dependent on the Company's retail sales on its private label credit cards and are not significant on a stand-alone basis.

EMPLOYEES

     As of July 31, 1997, the Company had approximately 10,000 employees, less than 1% of whom were represented by unions. The Company usually hires a limited number of temporary employees during each Christmas season. The Company considers its relations with its employees to be good.

PRINCIPAL PROPERTIES

     The Company leases a 430,000 square foot corporate headquarters facility, which lease extends through September 2008. The facility is located on a 17-acre tract in Las Colinas, a planned business development in Irving, Texas, near the Dallas/Fort Worth International Airport. The Company also owns 33 acres of land surrounding the corporate headquarters facility and a 120,000 square foot warehouse in Dallas, Texas.

     The Company leases three credit centers located in Clearwater, Florida (30,000 square feet), Tempe, Arizona (24,200 square feet), and San Juan, Puerto Rico (2,900 square feet) and one national collections center located in San Marcos, Texas (9,000 square feet).

     The Company rents most of its retail spaces under leases that generally range from five to ten years and may contain minimum rent escalations. Most of the store leases provide for the payment of base rentals plus real estate taxes, insurance, common area maintenance fees and merchants association dues, as well as percentage rents based on the stores' gross sales.

     The following table indicates the expiration dates of the current terms of the Company's leases as of July 31, 1997:

                                       ZALES      GORDON'S      BB&B               PERCENTAGE
            TERM EXPIRES              DIVISION    DIVISION    DIVISION    TOTAL     OF TOTAL
            ------------              --------    --------    --------    -----    ----------
1998 and prior......................    127          65          19         211        20%
1999................................     69          39          15         123        12%
2000................................     46          23          10          79         7%
2001................................     65          22          16         103        10%
2002 and thereafter.................    331         161          53         545        51%
                                        ---         ---         ---       -----       ----
Total number of leases..............    638         310         113       1,061       100%
                                        ===         ===         ===       =====       ====

     Management believes substantially all of the store leases expiring in fiscal 1998 that it wishes to renew (including leases which expired earlier and are on month-to-month extensions) will be renewed on terms not materially less favorable to the Company than the terms of the expiring leases.

COMPETITION

     The retailing industry is highly competitive. The industry is fragmented, and the Company competes with a large number of independent regional and local jewelry retailers, as well as national jewelry chains. The Company also competes with other types of retailers who sell jewelry and gift items, such as department stores, catalog showrooms, discounters, direct mail suppliers and television home shopping programs. Certain of the Company's competitors are non-speciality retailers which are larger and have greater financial resources than the Company. The malls where the Company's stores are located typically contain competing national chains, independent jewelry stores or department store jewelry departments. The Company believes that it is also competing for consumers' discretionary spending dollars and, therefore, competes with retailers who offer merchandise other than jewelry or giftware.

     Notwithstanding the national or regional reputation of its competition, the Company believes that it must compete on a mall-by-mall basis with other retailers of jewelry as well as with retailers of other types of discretionary items. Therefore, the Company competes primarily on the basis of reputation for high quality products, brand recognition, store location, distinctive and value-priced merchandise, personalized customer service and its ability to offer private label credit card programs to customers wishing to finance their purchases. The Company's success is also dependent on its ability to react to and create customer demand for specific merchandise categories. See "Risk Factors -- Competition."

     The Company holds no material patents, licenses (other than its licenses to operate its Diamond Park leased locations, which are being assigned to a third party in connection with the Diamond Park Asset Sale), franchises or concessions; however, the established trade names for stores and products in the Zales, Gordon's and Bailey, Banks & Biddle Divisions are important to the Company in maintaining its competitive position in the jewelry retailing industry.

MANAGEMENT INFORMATION SYSTEMS

     The Company's information systems provide information necessary for: (i) management operating decisions; (ii) sales and margin management; (iii) inventory control; (iv) profitability monitoring by many measures (merchandise category, buyer, store, division); (v) and cost reduction programs. Data processing systems include point-of-sale reporting, purchase order management, receiving, merchandise planning and control, payroll, general ledger, credit card administration, and accounts payable. Bar code ticketing is used, and scanning is utilized at all point-of-sale terminals to ensure timely sales and margin data compilation and to provide for inventory control monitoring. Information is made available on-line to merchandising staff on a timely basis, thereby reducing the need for paper reports. The Company uses electronic data interchange ("EDI") with certain of its vendors to facilitate timely merchandise replenishment. The Company believes that the further use of EDI with its vendors will lower the administrative costs associated with invoice processing and settlement.

     The Company's information systems allow management to monitor and control the Company's credit operations, generating reports on a daily, monthly and annual basis for each store and transaction. Senior management can therefore review and analyze credit activity by store, amount of sale, terms of sale or employees who approved the sale. The entire credit extension and collection process is automated and the system maintains all customer data to facilitate future credit transactions.

     The information systems also facilitate repeat business by maintaining a detailed file of all credit transactions with each customer. This enables credit transactions with existing customers to be completed rapidly and allows sales personnel to process a greater number of credit transactions. The Company's customer database also includes historical purchasing patterns and demographic data, allowing the Company to specifically segment customers receiving direct marketing promotions.

     The Company has entered into a five-year agreement with a third party for the management of the Company's mainframe processing operations, client server systems, LAN operations and desktop support. The Company believes that by outsourcing this portion of its management information systems it will be able to achieve additional efficiencies and allow the Company to focus its internal information technology efforts on developing new systems to enhance the performance of its core business.

     The Company has historically upgraded, and expects to continue to upgrade, its information systems to improve operations and support future growth. The Company estimates it will make capital expenditures of approximately $25 million to $30 million over the next two years for enhancements to its management information systems. A portion of these expenditures will assist the Company in maintaining Year 2000-compliant systems.

REGULATION

     The Company's operations are affected by numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider. In addition to the Company's private label credit cards, credit to the Company's customers is provided primarily through bank cards such as Visa, MasterCard, and Discover, without recourse to the Company based upon a customer's failure to pay. Any change in the regulation of credit which would materially limit the availability of credit to the Company's traditional customer base could adversely affect the Company's results of operations or financial condition.

     The sale of insurance products by the Company is also highly regulated. State laws currently impose disclosure obligations with respect to the Company's sale of credit and other insurance. The Company's and its competitors' practices are also subject to review in the ordinary course of business by the Federal Trade Commission, and the Company's and other retail company's credit cards will be subject to regulation by the OCC. The Company believes that it is currently in material compliance with all applicable state and federal regulations. However there can by no assurance that a failure to comply with all of the applicable regulations will not have a material adverse effect on the Company.

     A substantial amount of merchandise in the retail jewelry industry is commonly sold at a discount to the "regular" or "original" price. A number of states in which the Company operates have regulations which require that retailers offering merchandise at discounted prices must offer the merchandise at regular or original prices for stated periods of time. The Company believes that it is in compliance with all applicable federal and state laws with respect to such practices. See "Risk Factors -- Regulation."

LITIGATION

     The Company is involved in certain legal actions and claims arising in the ordinary course of business. The Company believes that such litigation and claims, both individually and in the aggregate, will be resolved without material effect on the Company's financial position or results of operations. See "Unusual Items -- Reorganization Recoveries" in Notes to Consolidated Financial Statements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company.

               NAME(A)                 AGE                      POSITION
               -------                 ---                      --------
Robert J. DiNicola...................  49    Chairman of the Board, Chief Executive Officer
                                             and Director
Louis J. Grabowsky...................  45    Executive Vice President and Chief Financial
                                             Officer
Beryl B. Raff........................  46    Executive Vice President, Chief Operating
                                             Officer
Alan P. Shor.........................  38    Executive Vice President, Chief Administrative
                                             Officer
Mary L. Forte........................  46    Senior Vice President and President, Gordon's
                                               Division
Paul G. Leonard......................  42    Senior Vice President and President, Bailey,
                                             Banks & Biddle Division
Tom A. Carroll.......................  48    Senior Vice President, Real Estate
Sue E. Gove..........................  39    Senior Vice President, Corporate Planning and
                                               Analysis
David L. Holmberg....................  38    Senior Vice President, Store Operations, Zales
                                               Division
Gregory Humenesky....................  46    Senior Vice President, Human Resources
Paul D. Kanneman.....................  40    Senior Vice President and Chief Information
                                             Officer
Stephen C. Massanelli................  41    Senior Vice President and Treasurer
Ervin G. Polze.......................  45    Senior Vice President, Support Operations
Glen Adams...........................  58    Director
A. David Brown.......................  55    Director
Peter P. Copses......................  39    Director
Andrea Jung..........................  38    Director
Richard C. Marcus....................  58    Director
Charles H. Pistor, Jr................  67    Director
Andrew H. Tisch......................  48    Director

---------------

(a) Ms. Pamela Romano has been appointed Senior Vice President and President of the Zales Division. Prior to joining the Company, Ms. Romano spent the past 15 years with the Macy's organization, most recently as the Vice President and Divisional Merchandising Manager with responsibility for fashion, bridge and fine jewelry for Macy's East.

     The following is a brief description of the business experience of the directors and executive officers of the Company for at least the past five years.

     Mr. Robert J. DiNicola has served as Chairman of the Board, Chief Executive Officer and a director of the Company since April 18, 1994. For the three years prior to joining the Company, Mr. DiNicola was a senior executive officer of The Bon Marche Division of Federated Department Stores, Inc., having served as Chairman and Chief Executive Officer of that Division from 1992 to 1994 and as its President and Chief Operating Officer from 1991 to 1992. From 1989 to 1991, Mr. DiNicola was a Senior Vice President of Rich's Department Store Division of Federated. For 17 years, prior to joining the Federated organization, Mr. DiNicola was associated with Macy's, where he held various executive, management and merchandising positions, except for a one-year period while he held a division officer position with The May Department Stores Company, Inc.

     Mr. Louis J. Grabowsky joined the Company on March 1, 1997 as Executive Vice President and Chief Financial Officer. From 1991 to 1997, Mr. Grabowsky served as the partner in charge of the Audit and

Business Advisory Practice for Arthur Andersen LLP's Dallas/Fort Worth Office. For 18 years prior to that, Mr. Grabowsky held numerous positions with Arthur Andersen where he concentrated on the retail/ distribution industry, working almost exclusively with retailers.

     Ms. Beryl B. Raff was appointed Executive Vice President and Chief Operating Officer on July 23, 1997. From November 21, 1994 to July 1997, she served as President of the Zales Division. From March 1991 through October 1994, Ms. Raff served as Senior Vice President of Macy's East with responsibilities for its jewelry business in a 12 state region. From April 1988 to March 1991, Ms. Raff served as Group Vice President of Macy's South/Bullocks. Prior to 1988, Ms. Raff had 17 years of retailing and merchandising experience with the Emporium and Macy's department stores.

     Mr. Alan P. Shor was appointed Executive Vice President and Chief Administrative Officer on May 1, 1997 while retaining his position as General Counsel and Secretary. From June 5, 1995 to May 1997, Mr. Shor served as Senior Vice President, General Counsel and Secretary. For two years prior to joining the Company, Mr. Shor was the managing partner of the Washington, D.C. office of the Troutman Sanders law firm, whose principal office is based in Atlanta, Georgia. Mr. Shor, a member of Troutman Sanders since 1983, was a partner of the firm from 1990 to 1995.

     Ms. Mary L. Forte joined the Company on July 18, 1994 as President of the Gordon's Division. From January 1994 to July 1994, Ms. Forte served as Senior Vice President of QVC - Home Shopping Network. From July 1991 through January 1994, Ms. Forte served as Senior Vice President of the Bon Marche, Home Division of the Federated Department Store. From July 1989 to July 1991, Ms. Forte was Vice President of Rich's Department Store, Housewares Division. In addition to the above, Ms. Forte has an additional 13 years of retailing and merchandising experience with Macy's, The May Department Stores Company, Inc. and Federated Department Stores.

     Mr. Paul G. Leonard was appointed President of the Company's Bailey, Banks & Biddle Division on January 27, 1995. From October 1994 to January 1995, Mr. Leonard served as President of Corporate Merchandising for the Company. For three years prior to joining the Company, Mr. Leonard held positions as General Manager of Jewelry and then Senior Vice President of Soft Lines for Ames Department Store. Prior to that, Mr. Leonard was a Merchandise Vice President with The May Department Stores Company, Inc. Mr. Leonard has more than 20 years of retailing and merchandising experience with an emphasis on jewelry.

     Mr. Tom A. Carroll joined the Company on April 1, 1997 as Senior Vice President, Real Estate. From August 1992 to March 1997, Mr. Carroll was Vice President of Real Estate with the Brookstone Company. From 1990 to 1992, he was associated with Norsouth Corporation, a real estate development company, as Executive Vice President. From 1978 to 1990, he held various positions with Federated Department Stores, serving as Vice President, Operations of the Rich's/Goldsmith's Division from August 1986 until February 1990.

     Ms. Sue E. Gove was appointed Senior Vice President, Corporate Planning and Analysis on January 17, 1996. From February 1989 through January 1996, she served as Vice President, Corporate Planning and Analysis. Ms. Gove joined the Company in 1980 and served in numerous assignments until her appointment to Vice President in 1989.

     Mr. David L. Holmberg joined the Company on May 2, 1994 as Senior Vice President of Store Operations for the Zales Division. Prior to joining the Company, Mr. Holmberg served as Vice President and head of store operations for Reeds Jewelers from 1989 to 1995. Mr. Holmberg held numerous store operations positions with Kay Jewelers and J.B. Robinson's Jewelers during the preceding 10 years.

     Mr. Gregory Humenesky was appointed Senior Vice President, Human Resources on April 15, 1996. From January 1995 to April 1996 he held the position of Vice President, Personnel Development and Staffing for the Company. For eight years prior to joining the Company, Mr. Humenesky was Senior Vice President, Human Resources for Macy's West. From June 1973 to February 1987, Mr. Humenesky held senior level Human Resources positions within the Macy's organization.

     Mr. Paul D. Kanneman joined the Company on November 14, 1994 as Senior Vice President and Chief Information Officer. From July 1993 to November 1994, Mr. Kanneman was an Associate Partner with Andersen Consulting LLP. Mr. Kanneman was a Principal from August 1991 to July 1993, and a Senior Associate from August 1989 to July 1991 with Booz, Allen & Hamilton, Inc.

     Mr. Stephen C. Massanelli joined the Company on June 10, 1997 as Senior Vice President and Treasurer. From 1993 to 1997, Mr. Massanelli was a principal and member of the Board of Directors of The Treadstone Group, Inc., a private merchant banking organization in Dallas. Mr. Massanelli has more than 20 years of financial and investment experience and has held positions with AMRESCO, Inc. and NationsBank of Texas.

     Mr. Ervin G. Polze was appointed Senior Vice President, Support Operations on January 17, 1996. From February 1995 through January 1996, he served as Vice President, Support Operations. He held the position of Vice President, Controller from March 1988 through February 1995. Mr. Polze joined the Company in January 1983 and served in several assignments until his appointment to Vice President in March 1988.

     Mr. Glen Adams has served as a director of the Company since July 21, 1993. From August 1990 to August 1996, Mr. Adams served as Chairman, President and Chief Executive Officer of Southmark Corporation in Dallas, Texas. From 1986 to 1989, he served as Chairman, President and Chief Executive Officer of The Great Western Sugar Company. Mr. Adams is also a director of U.S. Home Corporation, Marvel Entertainment Group, Inc., Toy Biz, Inc. and Search Financial Services, Inc.

     Mr. A. David Brown joined the board as a director on March 4, 1997. Mr. Brown became Managing Director for the New York office of Pendleton James Associates as of May 15, 1997. Prior to joining Pendleton James Associates, Mr. Brown served as Managing Vice President of the Worldwide Retail/Fashion Specialty Practice at Korn/Ferry International from June 1, 1994 to May 14, 1997. Prior to joining Korn/Ferry, Mr. Brown held numerous positions with R.H. Macy & Co., Inc., including Senior Vice President of Human Resources, a position he held from 1983 to 1994. Mr. Brown is also a director of Selective Insurance Group, Inc.

     Mr. Peter P. Copses served from September 9, 1993 to September 9, 1996 as a director of the Company and returned to serve on the board on February 4, 1997. Since 1990, Mr. Copses has been a principal of Apollo Advisors, L.P., which, together with an affiliate, acts as the managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds and of Lion Advisors, L.P., which acts as a financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Copses is a director of Family Restaurants Inc., Dominick's Finer Foods, Inc. and Food 4 Less Holdings, Inc.

     Ms. Andrea Jung joined the board as a director on June 6, 1996. Ms. Jung is President of Global Marketing and New Business for Avon Products, Inc. Prior to joining Avon, Ms. Jung served as an Executive Vice President at Neiman Marcus from 1991 to 1994. From 1987 to 1991, she served as Senior Vice President, General Merchandising Manager for I. Magnin. Ms. Jung served as General Merchandising Manager at J.W. Robinson's from 1985 to 1987 and was with Bloomingdales from 1979 to 1985, her latest position being Vice President and Merchandising Manager. Ms. Jung also serves as a director of the American Management Association and as a trustee of the Fashion Institute of Technology.

     Mr. Richard C. Marcus has served as a director of the Company since July 21, 1993. Mr. Marcus is a private investor and cofounder of InterSolve Group, a management services firm which was established in 1991. Since January 1997, Mr. Marcus has served as an advisor to Peter J. Solomon Company, a New York investment banking firm. From December 1994 through December 1995, Mr. Marcus served as CEO of the Plaid Clothing Group and as a director of that company from December 1994 through December 1996. In July 1995, Plaid Clothing Group filed a petition of reorganization under Chapter 11 of the U.S. Bankruptcy Code and was subsequently sold to Hartmarx in December 1996. From 1988 to 1991, Mr. Marcus was a consultant for companies serving the retail industry. From 1979 to 1988, he served as Chairman and Chief Executive Officer of Neiman Marcus in Dallas, Texas. Mr. Marcus also serves as a director of Edison Brothers Stores and as a director and member of the Compensation Committee for XcelleNet, Inc.

     Mr. Charles H. Pistor, Jr. joined the board as director on June 24, 1997. Mr. Pistor is the former Vice Chair of Southern Methodist University, and has served as Chief Executive Officer of Republic Bank of Dallas and president of the American Bankers Association. Mr. Pistor currently serves as a director on the boards of Fortune Brands, AMR and American Airlines, Centex Corporation and ORYX Energy Company.

     Mr. Andrew H. Tisch has served as a director of the Company since July 21, 1993. Mr. Tisch has been Chairman of the Management Committee of Loews Corporation since October 1995 and a member of that committee since October 1994. Mr. Tisch also served as Chairman of the Board and Chief Executive Officer of Lorillard, Inc. from 1989 to May 1995. Mr. Tisch is Chairman of the Board of Bulova Corporation and served as its President from 1980 to 1989. From 1985 to 1989, Mr. Tisch served as a director of Gordon Jewelry Corporation prior to its acquisition by the Company. Mr. Tisch currently serves as a director of Loews Corporation and Canary Wharf, Ltd.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary of certain agreements and instruments of the Company does not purport to be complete and is qualified in its entirety by reference to the various agreements and instruments described, including the definitions of certain capitalized terms used herein, copies of certain of which have been included as exhibits to various filings by the Company with the Commission. See "Available Information."

THE REVOLVING CREDIT AGREEMENT

     On March 31, 1997, the Company and ZDel as the Borrowers entered into a three year unsecured Revolving Credit Agreement with a group of banks which provides for revolving credit loans in an aggregate amount of up to $225.0 million, including a $30.0 million sublimit for letters of credit. The Revolving Credit Agreement replaced a prior secured commitment totaling $150.0 million.

     The revolving credit loans bear interest at floating rates, currently (i) LIBOR plus 1.5% or (ii) the agent bank's adjusted base rate or the Federal Funds Rate plus 0.5%, at the Borrowers' option. The interest rate based on LIBOR and the letter of credit commission rates can be reduced or increased based on certain future performance levels attained by the Borrowers. The Borrowers pay a commitment fee of 0.375% per annum (subject to possible reduction based on future performance) on the preceding month's unused Revolving Credit Agreement commitment. Certain fees are also payable with respect to the issuance of letters of credit. The Borrowers may repay the revolving credit loans at any time without penalty prior to the maturity date. The interest rates and commitment fee will also be reduced if the Company obtains an investment grade rating. The Revolving Credit Agreement may be extended for one year at the Borrowers' election upon obtaining appropriate consent. At July 31, 1997 there were loans outstanding in the aggregate amount of $70.7 million under the Revolving Credit Agreement at a weighted average interest rate of 7.20%. In addition, letters of credit in the amount of approximately $0.6 million were outstanding at July 31, 1997.

     The Revolving Credit Agreement contains restrictive covenants, subject to certain exceptions, including covenants with respect to the following matters:
(i) limitations on the Borrowers' ability to pay dividends and make other payments; (ii) certain limitations on the ability of the Borrowers and certain subsidiaries to incur additional indebtedness; (iii) limitations on the ability of the Borrowers and certain subsidiaries to engage in certain transactions with affiliates, incur liens, make investments and sell assets; and (iv) limitations on the ability of the Borrowers to enter into any agreements prohibiting them from granting liens to secure the Borrowers' indebtedness under the Revolving Credit Agreement. In addition, (i) the Borrowers must maintain in effect at all times one or more facilities for provision of funds to Borrowers for working capital, through sales or pledge of receivables, in the amount of at least $350.0 million; (ii) the Borrowers' ratio of Consolidated Funded Debt to Consolidated Adjusted EBITDA may not exceed specified levels for four consecutive quarters; (iii) the Borrowers' Consolidated Tangible Net Worth may not be less than specified levels; (iv) neither the Borrowers nor their respective subsidiaries may make capital expenditures in excess of certain specified amounts; (v) the Borrowers' ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth may not exceed 2 to 1; (vi) the Borrowers' ratio of the difference between (A) Consolidated EBITDA and (B) federal income taxes paid in cash by the Company and its subsidiaries to Consolidated Total Debt Service for any period of four consecutive fiscal quarters may not be less than
2.5 to 1.0; and (vii) the Receivables Advance Rate may not be less than 65%.

     The Revolving Credit Agreement also includes certain events of default, including, but not limited to failure to pay principal or interest; certain covenant defaults for more than five days after their occurrence and certain other covenant defaults for 30 days after notice of any such default; false or misleading misrepresentations; events of default on any obligation for borrowed money or credit received in excess of $10.0 million in the aggregate; final judgments against either of the Borrowers or any subsidiary of the Company in an aggregate amount of $2.5 million which remains undischarged, unsatisfied and unstayed for more than 60 days; certain bankruptcy and similar events involving the Borrowers or a subsidiary of the Company; cancellation, revocation, termination or rescission of any of the documents evidencing the Revolving Credit Agreement without the express written consent of the lenders; the occurrence of certain events with respect to any Guaranteed Pension Plan; the enjoining of either Borrower or any of certain of their subsidiaries by court or administrative or regulatory order from conducting a significant part of its domestic business in the continental United States for more than 30 days; the occurrence of certain events which cause substantial curtailment of revenue producing activities at a facility if such event is not covered by business interruption insurance and would have a materially adverse effect on the Borrowers and certain subsidiaries as a whole; the occurrence of an event which would allow a receivables securitization or similar facility to cease purchasing receivables or the occurrence of an early amortization event under such a facility; distributions to shareholders in excess of those permitted by the Revolving Credit Agreement; or the Company's ownership of less than all of the issued and outstanding shares of capital stock of ZDel.

     Prior to the consummation of the Offering, the Company amended the Revolving Credit Agreement in order to, among other things, incorporate therein certain of the covenants contained in the Indenture governing the Original Notes and the Exchange Notes.

RECEIVABLES SECURITIZATION FACILITY

     In 1994, in connection with the refinancing of certain then outstanding receivables backed notes, ZFT, a limited purpose Delaware business trust was formed to finance customer accounts receivable. ZFT established the Receivables Securitization Facility, pursuant to which it issued approximately $380.7 million, net of discount, aggregate principal amount of ZFT Receivables Notes. The proceeds from the ZFT Receivables Notes were used to buy the revolving credit card accounts receivable of ZDel and other affiliates. Collections from those receivables are used in part to pay interest on the ZFT Receivables Notes and to purchase daily ZDel's customer accounts receivable. The ZFT Receivables Notes are secured by a lien on all customer accounts receivable and are nonrecourse with regard to the Company and ZDel. JFS, a subsidiary of ZDel, is the servicing entity for the collection of the customer accounts receivable, and its servicing obligations are guaranteed by ZDel.

     The ZFT Receivables Notes bear interest at the following rates, payable monthly in arrears (amounts in thousands):

PRINCIPAL                      RATE
---------                      ----
$ 37,620         LIBOR + .40%, not to exceed 12.0%
 294,100         7.325%
  28,600         7.50%
  20,440         8.15%
--------
$380,760
========

The effective interest rate, based on a current LIBOR rate of 5.625%, including amortization of debt issuance costs, approximated 7.55% at July 31, 1997.

     The ZFT Receivables Notes will be subject to redemption at the option of ZFT in whole but not in part, on the scheduled redemption date of July 15, 1999 at a redemption price equal to the outstanding principal amount of the ZFT Receivables Notes together with accrued and unpaid interest thereon at the applicable interest rates. If ZFT has not given notice by June 15, 1999 that it will redeem the ZFT Receivables Notes in full on the scheduled payment date occurring in July 1999, the JFS will promptly solicit bids for the purchase of all or a portion of the receivables. If the JFS is unable to sell the receivables for a price such that the proceeds of such sale, together with other available funds, is sufficient to pay in full the outstanding principal amount of the ZFT Receivables Notes and interest thereon to the Scheduled Redemption Date, the ZFT Receivables Notes will remain outstanding and will begin amortizing based on collections of customer accounts receivable beginning in August 1999. The ZFT Receivables Notes are also subject to partial redemption at the option of ZFT if one of ZDel's divisions is sold to an unaffiliated purchaser or if the amount of Excess Funds equals or exceeds $60.0 million.

     The Receivables Securitization Facility imposes certain reporting obligations on the Company and limits ZFT's ability, among other things, to grant liens, incur certain indebtedness, or enter into other lines of business. Additionally, under certain conditions as defined, including among other things, failure to pay principal or interest when due, failure to cure a borrowing base deficiency and breach of any covenant that is not cured, the Receivables Securitization Facility is subject to an early amortization whereby the ZFT Receivables Notes may be declared due and payable immediately. The restricted cash balance (which includes forthcoming monthly interest payments) shown on the Consolidated Statements of Cash Flows as of July 31, 1997 and 1996 primarily represents the restricted cash of ZFT which is based on the relationship between the ZFT Receivables Notes outstanding and gross accounts receivable as of July 31, 1997 and 1996.

                            DESCRIPTION OF THE NOTES

     The Original Notes were and the Exchange Notes will be issued pursuant to the Indenture. For purposes of this section, references to the "Company" mean only Zale Corporation and not any of its subsidiaries, and references to the "Notes" refer collectively to the Original Notes and the Exchange Notes. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. The Indenture has been filed as an exhibit to the Registration Statement. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

GENERAL

     The Notes will mature on October 1, 2007 and will be limited in aggregate principal amount to $100,000,000. Interest on the Notes will accrue at the rate of 8 1/2% per annum and will be payable semi-annually in arrears on each April 1 and October 1 commencing on April 1, 1998, to the holders of record of Notes at the close of business on the March 15 and September 15, respectively, immediately preceding such interest payment dates. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes will be general unsecured senior obligations of the Company. The Notes will rank pari passu in right of payment with all unsubordinated indebtedness of the Company and will be senior in right of payment to all subordinated indebtedness of the Company. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes are payable, and the Notes are transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     Settlement for the Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

SINKING FUND

     The Company will not be required to make any sinking fund payments with respect to the Notes.

OPTIONAL REDEMPTION

     The Notes will be subject to redemption at any time on or after October 1, 2002, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning on October 1 in the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2002........................................................   104.250%
2003........................................................   102.833%
2004........................................................   101.417%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

     In addition, at any time or from time to time on or prior to October 1, 2000, the Company may, at its option, use all or any portion of the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 30% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 108.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least 70% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 60 days after the related Public Equity Offering and must consummate such redemption within 90 days of the closing of the Public Equity Offering.

     If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

CHANGE OF CONTROL TRIGGERING EVENT

     The Indenture provides that, following the occurrence of a Change of Control Triggering Event (the date of such occurrence being the "Change of Control Date"), the Company will be obligated, within 20 days after the Change of Control Date, to make an offer to purchase (a "Change of Control Offer") all of the then outstanding Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Change of Control Purchase Date.

     Within 20 days after the Change of Control Date, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things: the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders of Notes seeking to accept the Change of Control Offer. If the Company fails to repurchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See "-- Events of Default" below.

     The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Company to repurchase such holder's Notes upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     In addition to the obligations of the Company under the Indenture with respect to the Notes in the event of a "Change of Control," certain of the Company's long-term indebtedness (including the Credit Facility) may also contain an event of default upon a "Change of Control" as defined therein which obligates the Company to repay amounts outstanding under such indebtedness upon an acceleration of the indebtedness issued thereunder. See "Description of Other Indebtedness."

     The provisions of the Indenture will not afford holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) involving the

Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified by such definition.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, in connection with the repurchase of Notes pursuant to a Change of Control Offer, and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance, shall not be deemed a Default or Event of Default under the Indenture.

GUARANTEES

     Zale Delaware, Inc. will fully and unconditionally guarantee the Company's obligations under the Notes. In addition, if any Restricted Subsidiary of the Company becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any of the Restricted Subsidiaries, the Company shall cause such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee the Company's obligations under the Notes. If the Company defaults in payment of the principal of, premium, if any, or interest on the Notes, each of the Guarantors will be unconditionally, jointly and severally obligated to duly and punctually pay the same.

     The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

     Notwithstanding the foregoing, each Guarantee of a Guarantor may be released pursuant to the provisions of the second paragraph under "-- Certain Covenants -- Limitation on Guarantees by Restricted Subsidiaries." The Company may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

     The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will rank pari passu in right of payment with all other unsubordinated indebtedness of such Guarantor and will rank senior in right of payment to all subordinated indebtedness of such Guarantor. As of July 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, the Company and the Guarantor would have had approximately $381.1 million in aggregate principal amount of indebtedness outstanding which ranked pari passu in right of payment with the Notes and the Guarantee (all of which would have been secured). The Company and the Guarantor are co-obligors under the Credit Facility.

CERTAIN COVENANTS

     The Indenture provides that the covenants set forth herein are applicable to the Company; provided, however, that if no Default has occurred and is continuing, after the ratings assigned to the Notes by both Rating Agencies are equal to or higher than BBB- and Baa3, or the equivalents thereof, respectively (the "Investment Grade Ratings"), and notwithstanding that the Notes may later cease to have an Investment Grade Rating, the Company and the Restricted Subsidiaries will not be subject to the provisions of the Indenture described under "Limitation on Indebtedness," "Disposition of Proceeds of Assets Sales," "Limitation on Restricted Payments," clause (c) of the first and fourth paragraphs of "Limitation on Designations of Unrestricted Subsidiaries," "Restrictions on Preferred Stock of Restricted Subsidiaries," "Limitation on

Transactions with Affiliates," "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" and clause (iii) of "Consolidation, Merger, Sale of Assets, Etc."

     Limitation on Indebtedness. The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to the payment of, contingently or otherwise (in each case, to "incur"), any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness); provided, however, that
(i) the Company and any Guarantor may incur Indebtedness (including Acquired Indebtedness) and (ii) any Restricted Subsidiary may incur Acquired Indebtedness, if, in either case, immediately after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 2.00:1.

     Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, "Permitted Indebtedness"):

          (i) Indebtedness of the Company and Zale Delaware, Inc. under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $325 million;

          (ii) Indebtedness of the Company or any Guarantor under the Indenture, the Notes (including any Additional Notes) and the Guarantees;

          (iii) Indebtedness of the Company or any Restricted Subsidiary not otherwise referred to in this definition of "Permitted Indebtedness" that is outstanding on the Issue Date and is set forth on a schedule to the Indenture;

          (iv) Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, bankers' acceptances, trade letters of credit of the Company or any Restricted Subsidiary and surety bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (v) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness for borrowed money of the Company owing to a Restricted Subsidiary is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in accordance with provisions set forth in the Indenture; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause
     (v);

          (vi) Indebtedness of a Wholly-Owned Restricted Subsidiary or a Guarantor owing to the Company or another Wholly-Owned Restricted Subsidiary; provided that any such Indebtedness for borrowed money is made pursuant to an intercompany note in the form attached to the Indenture; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Wholly-Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (vi), and (b) any transaction pursuant to which any Wholly-Owned Restricted Subsidiary or Guarantor, as the case may be, which has Indebtedness owing to the Company or any other Wholly Owned Restricted Subsidiary, ceases to be a Wholly-Owned Restricted Subsidiary or Guarantor, as the case may be, shall be deemed to be the incurrence of Indebtedness by such Wholly-Owned Restricted Subsidiary that is not permitted by this clause (vi);

          (vii) Any guarantees of Indebtedness by a Restricted Subsidiary incurred in compliance with the covenant described under "-- Limitations on Guarantees by Restricted Subsidiaries;"

          (viii) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary covering Indebtedness of the Company or any Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

          (ix) Indebtedness of the Company or any Restricted Subsidiary under any Commodity Price Protection Agreements which do not increase the amount of obligations of the Company or any

     Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

          (x) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements relating to (a) Indebtedness of the Company or any Restricted Subsidiary and/or (b) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (xi) Purchase Money Indebtedness (other than Indebtedness incurred in connection with an Asset Acquisition) and Capitalized Lease Obligations of the Company or any Restricted Subsidiary, together in an aggregate amount not exceeding $25 million outstanding at any time;

          (xii) (a) Indebtedness of the Company or any Guarantor to the extent the proceeds thereof are used to Refinance Indebtedness of the Company or any Guarantor or any Restricted Subsidiary referred to under clause (ii) or
     (iii) above and (b) Indebtedness of any Restricted Subsidiary used to Refinance Indebtedness of such Restricted Subsidiary referred to under clause (iii) above; provided, however, that, in the case of either clause
     (a) or (b), the principal amount of Indebtedness incurred pursuant to this clause (xii) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so Refinanced (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness, plus any accreted value attributable thereto since the original issuance of such Indebtedness), plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company or a Restricted Subsidiary, as applicable, as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection with such Refinancing; and

          (xiii) in addition to the items referred to in clauses (i) through
     (xii) above, additional Indebtedness of the Company and the Restricted Subsidiaries not to exceed an aggregate principal amount at any time outstanding of $25 million.

     For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types.

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions made to the Company or a Restricted Subsidiary and dividends and distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock) or dividends and distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

          (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate of the Company (other than any such Capital Stock owned by the Company or a Restricted Subsidiary that is a Guarantor); or

          (iii) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Company or a Restricted Subsidiary that is a Guarantor); or

          (iv) make any Investment (other than a Permitted Investment)

(such payments or Investments (other than an exception thereto) described in the preceding clauses (i), (ii), (iii) and (iv) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than in cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution):

          (A) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

          (B) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date and all Designation Amounts would not exceed the sum of (1) 50% of cumulative Consolidated Net Income of the Company during the period (treated as one accounting period) beginning on the first day of the fiscal quarter beginning after the Issue Date and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment for which consolidated financial information of the Company is available (or, if such cumulative Consolidated Net Income of the Company for such period shall be a loss, minus 100% of such loss), plus (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company increasing its common equity after the Issue Date or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock but including Capital Stock issued upon the conversion of convertible Indebtedness in exchange for outstanding Indebtedness of the Company issued after the Issue Date or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Company to any Person (other than to a Subsidiary of the Company) after the Issue Date (excluding the net cash proceeds from any issuance and sale of Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) without duplication of any amounts included in clause
     (1) above, in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus (4) without duplication of any amounts included in clause (1) above so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of the Company's interest in such Restricted Subsidiary; provided, however, that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary at the time of its Designation; and

          (C) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant described above.

     None of the foregoing provisions of this covenant will prohibit or restrict
(i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the provisions of the Indenture; (ii) so long as no Default shall have occurred and be continuing or would arise therefrom, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any

Person (other than to a Subsidiary); provided, however,that any such net cash proceeds and the value of any Capital Stock issued in exchange for such retired Capital Stock are excluded from clause (B)(2) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing or would arise therefrom, any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (A) Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Subsidiary); provided, however, that any such net cash proceeds and the value of any Capital Stock issued in exchange for Subordinated Indebtedness are excluded from clause (B)(2) of the preceding paragraph or (B) Indebtedness of the Company or any Guarantor so long as such Indebtedness (1) is subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired and (2) does not have a Stated Maturity earlier than the Stated Maturity for the Subordinated Indebtedness being redeemed, repurchased or otherwise acquired or retired; (iv) so long as no Default shall have occurred and be continuing, any purchase, redemption or other acquisition or retirement for value of any Capital Stock (including any option, warrant or right to purchase Capital Stock) (other than Redeemable Capital Stock) of the Company for purposes of making contributions of such Capital Stock of the Company to employees or directors of the Company or its Subsidiaries pursuant to any employee benefit, stock purchase or similar plan; (v) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) of the Company held by any future, present or former employee, director or consultant of the Company or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made pursuant to this clause (v) does not exceed in any calendar year $5 million (with the unused amount in any calendar year being carried over to succeeding calendar years subject to a maximum of $10 million in any calendar year); (vi) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with an Asset Sale or Asset Acquisition that complies with the provisions of the Indenture; (vii) repurchases of Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) represent a portion of the exercise price of such options; and (viii) any declaration of a dividend in connection with implementation of any stockholders' right plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto. In computing the amount of Restricted Payments previously made for purposes of clause (B) of the preceding paragraph, Restricted Payments (to the extent not otherwise included therein) under the immediately preceding clauses (i), (iv),
(v), (vi) and (vii) shall be included.

     Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions with, or for the benefit of, any of their respective Affiliates or any officer or director of the Company or any Subsidiary (each, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is entered into in good faith and on terms that are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from Persons who do not have such a relationship and (ii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or value equal to or greater than $5.0 million, the Company shall have delivered an officer's certificate to the Trustee certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with the preceding clause (i) and, with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or value equal to or greater than $10.0 million, further certifying that (a) such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Board of Directors of the Company, including a majority of the disinterested directors of the Board of Directors of the Company or (b) the Company has received a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transactions or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and its Wholly-Owned Restricted Subsidiaries; (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law; (iii) any dividends made in compliance with "Limitation on Restricted Payments" above; (iv) loans and advances to officers, directors, employees and consultants of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (v) transactions with or by any Accounts Receivable Subsidiary made in the ordinary course of business and transactions related to any proprietary credit card issued by or for the benefit of the Company or an Affiliate of the Company in the ordinary course of business; (vi) any agreement or Affiliate Transactions as in effect on the Issue Date and any transaction contemplated thereby; and (vii) tax sharing agreements between the Company and any of its Subsidiaries providing for the payment by such Subsidiary of an amount equal to the hypothetical United States tax liability of the Subsidiary as if such Subsidiary had filed its own U.S. federal tax return for any given taxable year.

     Disposition of Proceeds of Asset Sales. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of cash or Cash Equivalents. The amount of any (i) Indebtedness of a Restricted Subsidiary that is not a Guarantor that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale) and (ii) notes or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within thirty days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

     If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness (other than the Notes), Senior Guarantor Indebtedness (other than the Guarantees) or Indebtedness of a Wholly-Owned Restricted Subsidiary outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent repayment of the Senior Indebtedness (other than the Notes), Senior Guarantor Indebtedness (other than the Guarantees) or Indebtedness of a Wholly-Owned Restricted Subsidiary or if no Senior Indebtedness (other than the Notes), Senior Guarantor Indebtedness (other than the Guarantees) or Indebtedness of a Wholly-Owned Restricted Subsidiary is outstanding, then the Company or a Restricted Subsidiary may, within 365 days of such Asset Sale, invest the Net Cash Proceeds in capital expenditures, properties and other assets that replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the business of the Company or its Restricted Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto.

     To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company will apply the Unutilized Net Cash Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness as follows: (A) the Company shall, within 20 days after such 365th day, make an offer to purchase (the "Asset Sale Offer") all outstanding Notes in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Unutilized Net Cash Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Unutilized Net Cash Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price (the "Offered Price") for the Notes will be payable in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date, in accordance with the procedures set forth in the Indenture. Notwithstanding the above, the Asset Sale Offer may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph.

     With respect to any Asset Sale Offer effected pursuant to this covenant, among the Notes, to the extent the aggregate principal amount of Notes and Pari Passu Indebtedness tendered pursuant to such Asset Sale Offer exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes and Pari Passu Indebtedness tendered by each holder. To the extent the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate principal amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes and Pari Passu Indebtedness for any purpose consistent with the other terms of the Indenture. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Unutilized Net Cash Proceeds, if any, shall be reset at zero.

     If the Company becomes obligated to make an Offer pursuant to this Section, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements of the Exchange Act.

     In the event that the Company makes an Asset Sale Offer, the Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Asset Sale Offer occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

     Limitation on Liens. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume, any Lien of any kind (other than Permitted Liens), upon any of its property or assets, whether now owned or acquired after the Issue Date, or any proceeds therefrom, or assign or convey any right to receive income therefrom to secure either (i) Subordinated Indebtedness, unless the Notes, in the case of the Company, and the Guarantees, in the case of a Restricted Subsidiary that is a Guarantor, are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (ii) any other Indebtedness, unless the Notes and the Guarantees, in the case of a Restricted Subsidiary that is a Guarantor, are equally and ratably secured thereby.

     Limitation on Guarantees by Restricted Subsidiaries. The Indenture provides that the Company will not cause or permit any of the Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company or any Restricted Subsidiary ("Other Indebtedness"), except for guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business, unless such Restricted Subsidiary (A) is a Guarantor or (B) simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture; provided, however, that if such Other Indebtedness is (i) Indebtedness that is ranked pari passu in right of payment with the Notes or the Guarantee of such Restricted Subsidiary, as the case may be, the Guarantee of such Restricted Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Guarantee of such Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Guarantees of such Restricted Subsidiary to the same extent and in the same manner as the other Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be).

     Notwithstanding the above, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock of such Restricted Subsidiary held by the Company, or all or substantially all the assets of such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture and in which such Restricted Subsidiary is released from all guarantees, if any, by it of Other Indebtedness of the Company or any Restricted Subsidiaries or (ii) (with respect to any Guarantees created after the date of the Indenture) the release by the holders of the Indebtedness of the Company described above of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no Other Indebtedness of the Company has been guaranteed by such Restricted Subsidiary or (B) the holders of all such Other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

     Restrictions on Preferred Stock of Restricted Subsidiaries. The Indenture provides that (a) the Company will not sell, and will not cause or permit any of the Restricted Subsidiaries to issue, sell or transfer, any Preferred Stock of any Restricted Subsidiary (other than (i) to the Company or to a Wholly-Owned Restricted Subsidiary and (ii) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Preferred Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C)) and (b) the Company will not permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary except upon the acquisition of all of the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of the Indenture.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction of any kind, on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except any encumbrance or restriction (i) with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary (but not created in contemplation thereof); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than such Person; (ii) arising as a result of customary non-assignment provisions in leases entered into in the ordinary course of business; (iii) existing under any agreement governing the terms of or otherwise arising as a result of Purchase Money Indebtedness (other than Indebtedness incurred to finance an Asset Acquisition) for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (iv) contained in any agreement for the sale or disposition of the Capital Stock or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (iv) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" above to the extent applicable thereto; (v) existing under any agreement that Refinances the agreements containing the encumbrance or restrictions in the foregoing clause
(i); provided, however, that the terms and conditions of any such restrictions permitted under this clause (v) are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness Refinanced; or (vi) in existence as a result of applicable law.

     Limitation on Designations of Unrestricted Subsidiaries. The Indenture provides that the Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the greater of (1) the net book value of the Company's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the Company's board of directors;

          (c) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation); and

          (d) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary.

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "-- Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

     The Indenture further provides that (i) the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time (x) provide credit support for, or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary and (ii) no Unrestricted Subsidiary shall at any time guarantee or otherwise provide credit support for any obligation of the Company or any Restricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary.

     The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture;

          (c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Indebtedness;" and

          (d) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by "-- Limitation on Transactions with Affiliates" above as if such transaction (or series of related transactions) had occurred at the time of such Revocation.

     All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

     Reporting Requirements. The Indenture provides that the Company and each Guarantor will file with the Commission, the Trustee and the Initial Purchasers, the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company or such Guarantor has a class of securities registered under the Exchange Act, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company and each Guarantor would have been required so to file such document if the Company and such Guarantor were so subject. The Company and each Guarantor will also in any event
(x) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company and each Guarantor would have been required to file with the Commission pursuant to Sections 13 or 15 of the Exchange Act if the Company and such Guarantor were subject to either of such Sections and (y) if filing such documents by the Company and such Guarantor with the Commission is not permitted under the Exchange Act, (i) within 15 days of each Required Filing Date, transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports, quarterly reports and other documents which the Company and each Guarantor would have been required to file with the Commission pursuant to Sections 13 or 15 of the Exchange Act if the Company and such Guarantor were subject to either of such Sections and (ii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any holder or prospective holder at the Company's cost. If any Guarantor's or other Subsidiaries' financial statements would be required to be included in the financial statements filed or delivered pursuant hereto if the Company were subject to Sections 13 or 15 of the Exchange Act, the Company shall include such Guarantor's or other Subsidiaries' financial statements in any filing or delivery pursuant hereto.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     The Indenture provides that the Company will not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and that the Company will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis for the Company and the Restricted Subsidiaries), to any other Person or Persons, unless at the time and after giving effect thereto (i) either (A)(1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the surviving Person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Restricted Subsidiary, such Restricted Subsidiary shall be the surviving Person of such merger or consolidation, or (B)(1) the Person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2)(x) in the case of a transaction involving the Company, the Surviving Entity shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and, in each case, the Notes and the Indenture shall remain in full force and effect, or
(y) in the case of a transaction involving a Restricted Subsidiary that is a Guarantor, the Surviving Entity shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Restricted Subsidiary under its Guarantee and the Indenture and, in each case, such Guarantee and Indenture shall remain in full force and effect; (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, no Default shall have occurred and be continuing; and (iii) the Company, or the Surviving Entity, as the case may be, immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant described above.

     No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the Indenture as provided in the second sentence under "Limitation on Guarantees by Restricted Subsidiaries" above) shall, in any transaction or series of related transactions, consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Entity, unless (i) the Surviving Entity (if other than such Guarantor) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the Surviving Entity (if other than such Guarantor) expressly assumes by a supplemental indenture all the obligations of such Guarantor under its Guarantee and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed by such Guarantor and (iii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, no Default shall have occurred and be continuing.

     In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Company or the Surviving Entity under the Indenture.

     Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or a Guarantor is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company or such Guarantor is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes, as the case may be, or such Guarantor, as the case may be, under the Indenture and the Guarantee of such Guarantor, as the case may be, with the same effect as if such successor corporation had been named as the Company or Guarantor, as the case may be, therein; and thereafter, except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Company or such Guarantor, the Company or such Guarantor, as the case may be, shall be discharged from all obligations and covenants under the Indenture and the Notes and/or the Guarantee of such Guarantor, as the case may be.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at its Stated Maturity, upon optional redemption, required purchase, scheduled principal payment or otherwise); or

          (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, continued for 30 days or more; or

          (iii) the Company or any Guarantor fails to comply with any of its obligations described under "-- Consolidation, Merger, Sale of Assets, Etc.," "Certain Covenants -- Change of Control" or "--Certain
     Covenants -- Disposition of Proceeds of Asset Sales;" or

          (iv) the Company or any Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes, the Guarantees or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 45 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

          (v) default or defaults under one or more agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $20 million individually or in the aggregate and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults results in the acceleration of the maturity of such Indebtedness; or

          (vi) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the terms of the Indenture); or

          (vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $20 million either individually or in the aggregate shall have been rendered against the Company or any Restricted Subsidiary or any of their respective properties and shall not have been discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

          (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Guarantor or any Material Subsidiary shall have occurred.

     If an Event of Default (other than as specified in clause (viii)), shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration, all such amounts payable in respect of the Notes will become and be immediately due and payable. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     The Company is required to furnish to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five business days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes at maturity (or on a date after October 1, 2002 (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date); (ii) the Company shall have delivered to the Trustee an opinion of independent counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);
(iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (viii) under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (vii) the Company shall have delivered to the Trustee an opinion of independent counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; and (ix) the Company shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company or any Guarantor has paid all other sums payable under the Indenture by the Company and the Guarantors; and (iii) the Company and each of the Guarantors have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and that such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound.

AMENDMENTS AND WAIVERS

     From time to time, the Company and each Guarantor, when authorized by resolutions of their boards of directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, as amended, or making any change that does not materially adversely affect the legal rights of any holder; provided, however, that the Company has delivered to the Trustee an Opinion of Counsel (as such term is defined in the Indenture) stating that such change does not materially adversely affect the legal rights of any holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, each Guarantor and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal of or change the Stated Maturity of any Note, or alter the provisions with respect to the redemption or repurchase of the Notes in any manner adverse to the holders of the Notes; (ii) reduce the rate of or change the time for payment of interest on any such Note; (iii) change the place or currency of payment of principal of (or premium) or interest on any such Note; (iv) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or any Guarantee in respect thereof or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder therein affected); (v) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (vi) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (vii) modify the ranking or priority of any Note or the Guarantee in respect thereof of any Guarantor in any manner adverse to the holders of the Notes; (viii) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make and consummate a Change of Control Offer upon a Change of Control Triggering Event or an Asset Sale Offer in respect of an Asset Sale or modify any of the provisions or definitions with respect thereto in a manner materially adverse to the holders of Notes affected thereby otherwise than in accordance with the Indenture; or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture.

     The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company and the Guarantors with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the Notes, on behalf of all holders of the Notes, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase pursuant thereto, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note that is affected.

GOVERNING LAW

     The Indenture, the Notes and the Guarantees are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

     "Accounts Receivable Subsidiary" means Zale Funding Trust, Jewelers National Bank, Jewelers Credit Corporation, Jewelers Financial Services, Inc., Diamond Funding Corp. and any other present or future Subsidiary (including any credit card bank) of the Company that is, directly or indirectly, wholly owned by the Company (other than director qualifying shares) and organized for the purpose of and engaged in (i) purchasing, financing, and collecting accounts receivable obligations of customers of the Company or its Subsidiaries, (ii) issuing credit cards and financing accounts receivable obligations of customers of the Company and its Subsidiaries, (iii) the sale or financing of such accounts receivable or interests therein and (iv) other activities incident thereto.

     "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person (i) assumed in connection with an Asset Acquisition from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Restricted Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or
(iii) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Affiliate Transaction" has the meaning set forth under "-- Limitation on Transactions with Affiliates."

     "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person, or any division or line of business of such Person, or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance or transfer or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Wholly-Owned Restricted Subsidiary, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the assets of any division or line of business of the Company or any Restricted Subsidiary; or (iii) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" will not include (a) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under the first paragraph of "Consolidation, Merger, Sale of Assets, Etc.;" (b) sales of surplus and other property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; or (c) any transaction consummated in compliance with "-- Certain Covenants -- Limitation on Restricted Payments." For purposes of the covenant described under "Disposition of Proceeds of Asset Sales," the term "Asset Sale" shall not include any sale, conveyance, transfer, lease or other disposition of (A) any property or asset, whether in one transaction or a series of related transactions (1) constituting a Capitalized Lease Obligation or a transfer consisting solely of a grant of a security interest permitted by the Indenture or (2) involving assets with a Fair Market Value not in excess of $1.0 million, (B) accounts receivable to an Accounts Receivable Subsidiary or to third parties that are not Affiliates of the Company or any Subsidiary of the Company in the ordinary course of business,
(C) any property or assets pursuant to the Asset Purchase Agreement, dated as of September 3, 1997, among Finlay Enterprises, Inc., Finlay Fine Jewelry Corporation, Zale Corporation and Zale Delaware, Inc., as such agreement may be amended from time to time or (D) the Excluded Assets.

     "Asset Sale Offer" has the meaning set forth under "-- Disposition of Proceeds of Asset Sales."

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

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP consistently applied.

     "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of not more than one year issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit, Eurodollar time deposits or bankers' acceptances with a maturity of not more than one year of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment therein is made, of A-1 (or higher) according to Standard & Poor's Ratings Group ("S&P") or any successor rating agency or P-1 (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency; (iii) commercial paper with a maturity of not more than one year issued by a corporation that is not an Affiliate or a Subsidiary of the Company organized under the laws of any state of the United States or the District of Columbia and rated A-1 (or higher) by S&P, P-1 (or higher) by Moody's or the equivalent of any such category used by another nationally recognized Rating Agency; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above; and
(v) transaction deposit accounts and money market deposit accounts with a domestic commercial bank having capital and surplus in excess of $500 million; provided that the short term debt of such commercial bank has a rating at the time of Investment of A-1 (or higher) according to S&P or P-1 (or higher) according to Moody's.

     "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of the Company; (ii) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, other than any such transaction where the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction and the preceding clause (i) is not applicable; (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) any order, judgment or decree shall be entered against the Company decreeing the dissolution or liquidation of the Company and such order shall remain undischarged or unstayed for a period in excess of sixty days.

     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

     "Change of Control Offer" has the meaning set forth under "-- Change of Control Triggering Event."

     "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

     "Consolidated Cash Flow Available for Fixed Charges" means, for any period,
(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) to the extent reducing Consolidated Net Income, Consolidated Non-cash Charges, (c) to the extent reducing Consolidated Net Income, Consolidated Interest Expense, and (d) to the extent reducing Consolidated Net Income, Consolidated Income Tax Expense less all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in any prior period.

     "Consolidated Fixed Charge Coverage Ratio" means the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Company for the four full fiscal quarters immediately preceding the date of the transaction for which consolidated financial information of the Company is available (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of the Company for such Four Quarter Period. For purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated, without duplication, after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of the Company or any of the Restricted Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period, (ii) an adjustment to eliminate or include, as applicable, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of the Company directly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period, and (iii) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period. For purposes of calculating "Consolidated Fixed Charges" for this "Consolidated Fixed Charge Coverage Ratio," interest on Indebtedness incurred during the Reference Period under any revolving credit facility which may be borrowed and repaid without reducing the commitments thereunder shall be the actual interest during the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined on a fluctuating basis like prime or a similar rate or a factor thereof, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date shall be deemed to have been in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. If the Company or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the above definition will give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness and incurred the related interest expense.

     "Consolidated Fixed Charges" means, for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense; and (ii) the product of (x) the aggregate amount of cash dividends and other distributions paid, accrued or scheduled to be paid or accrued during such period in respect of Redeemable Capital Stock of the Company or Preferred Stock of a Restricted Subsidiary times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated federal, state and local tax rate of such Person expressed as a decimal.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount attributable to such period, (ii) the net costs under Interest Rate Protection Obligations, Currency Agreements and Commodity Price Protection Agreements (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (v) all capitalized interest and all accrued interest, and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period and as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the consolidated net income (or net loss) of the Company and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or net loss), by excluding, without duplication,
(i) all extraordinary gains or losses net of taxes (net of fees and expenses relating to the transaction giving rise thereto), (ii) net income of the Company and the Restricted Subsidiaries derived from or in respect of Investments in Unrestricted Subsidiaries, except to the extent that cash dividends or distributions are actually received by the Company or a Restricted Subsidiary,
(iii) the portion of net income (or net loss) of the Company and the Restricted Subsidiaries allocable to minority interests in unconsolidated Persons, except to the extent that cash dividends or distributions are actually received by the Company or one of the Restricted Subsidiaries, (iv) net income (or net loss) of any Person combined with the Company or one of the Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) gains or losses in respect of any Asset Sales by the Company or any of the Restricted Subsidiaries (on an after-tax basis and net of fees and expenses relating to the transaction giving rise thereto), and (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other noncash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), determined on a consolidated basis in accordance with GAAP.

     "covenant defeasance" has the meaning set forth under "-- Defeasance or Covenant Defeasance of Indenture."

     "Credit Facility" means the Revolving Credit Agreement dated as of March 31, 1997, among the Company, Zale Delaware, Inc., The First National Bank of Boston, as Agent, and the other financial institutions signatory thereto, as in effect on the Issue Date, and as such agreement may be amended, renewed, extended, substituted, refinanced, replaced, supplemented or otherwise modified from time to time, and includes related notes, guarantees and other agreements executed in connection therewith.

     "Currency Agreement" means the obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "defeasance" has the meaning set forth under "-- Defeasance or Covenant Defeasance of Indenture."

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Event of Default" has the meaning set forth under "-- Events of Default."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder, or any successor statute.

     "Excluded Assets" means certain surplus assets of the Company which are set forth on a schedule to the Indenture.

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith conclusively evidenced by a board resolution thereof delivered to the Trustee or, with respect to any asset valued at up to $1.0 million, such determination may be made by a duly authorized officer of the Company evidenced by an officer's certificate delivered to the Trustee.

     "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

     "GAAP" means generally accepted accounting principles in effect in the United States as in effect from time to time and which are consistently applied for all applicable periods.

     "Guarantee" means the guarantee by each of the Guarantors of the Notes and the Company's obligations under the Indenture.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

     "Guarantor" means (i) Zale Delaware, Inc. and (ii) each other Subsidiary formed, created or acquired before or after the Issue Date required to become a Guarantor after the Issue Date pursuant to "-- Certain Covenants -- Limitation on Guarantees by Restricted Subsidiaries," or which becomes a Guarantor after the Issue Date in accordance with the terms of the Indenture.

     "incur" has the meaning set forth in "-- Certain Covenants -- Limitation on Indebtedness."

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit (but excluding obligations with respect to trade letters of credit to the extent such trade letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed not later than the third business day following receipt by such Person of a demand for reimbursement), bankers' acceptances or other similar credit transaction, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (vi) all guarantees by such Person of Indebtedness of another Person (other than guarantees of operating leases of a Restricted Subsidiary of such Person), (vii) all Redeemable Capital Stock valued at its involuntary maximum fixed repurchase price plus accrued and unpaid dividends,
(viii) Preferred Stock of any Restricted Subsidiary of the Company; (ix) all net payment obligations under or in respect of Currency Agreements, Interest Rate Protection Obligations and Commodity Price Protection Agreements of such Person, and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock. Sales (on a "true-sale" non-recourse basis) and the servicing of receivables transferred from the Company or a Restricted Subsidiary, or transfers of cash, to an Accounts Receivable Subsidiary as a capital contribution or in exchange for Indebtedness of such Accounts Receivable Subsidiary or cash shall not be deemed Indebtedness hereunder.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount or any other arrangement involving payments by or to such Person based upon fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person. Investments shall exclude extensions of trade credit in accordance with normal trade practices. In addition to the foregoing, any foreign exchange contract, Currency Agreement, Interest Rate Protection Obligation, Commodity Price Protection Agreement or similar agreement shall constitute an Investment.

     "Issue Date" means the original issue date of the Notes under the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, cessation and transfer, assignment for security, claim, deposit arrangement or other encumbrance upon or with respect to any property of any kind, whether real, personal or mixed, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

     "Material Subsidiary" means each Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the Issue Date).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve).

     "Other Indebtedness" has the meaning set forth under "-- Certain Covenants -- Limitation on Guarantees of Restricted Subsidiaries."

     "Pari Passu Indebtedness" means (a) any Indebtedness of the Company which ranks pari passu in right of payment with the Notes and (b) with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment with such Guarantee.

     "Permitted Indebtedness" has the meaning set forth under "-- Certain Covenants -- Limitation on Indebtedness."

     "Permitted Investment" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans, extensions of credit and advances to officers, directors and employees which are outstanding on the Issue Date or which do not exceed $5 million in the aggregate at any one time outstanding and payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (d) Interest Rate Protection Obligations, Commodity Price Protection Agreements and Currency Agreements permitted under clause (viii), (ix) or (x) of the second paragraph under "-- Limitation on Indebtedness;" (e) Investments by any Restricted Subsidiary in the Company; (f) Investments by the Company or any Restricted Subsidiary in a Restricted Subsidiary that is a Guarantor or another Person, if as a result of or in connection with such Investment such other Person becomes a Wholly Owned Restricted Subsidiary; (g) Investments represented by accounts receivable created or acquired in the ordinary course of business; (h) Investments in the form of the sale (on a "true-sale" non-recourse basis) or the servicing of receivables transferred from the Company or any Restricted Subsidiary, or transfers of cash, to an Accounts Receivable Subsidiary as a capital contribution or in exchange for Indebtedness of such Accounts Receivable Subsidiary or cash in the ordinary course of business; (i) loans or other advances to vendors in connection with in store merchandising to be repaid either on a lump sum basis or over a period of time by delivery of merchandise;
(j) Investments representing capital stock or obligations issued to the Company or any Restricted Subsidiary in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Restricted Subsidiary; (k) Investments in credit card receivables arising from any proprietary credit card issued by or for the benefit of the Company or an Affiliate of the Company; (l) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "-- Disposition of Proceeds of Asset Sales" (other than pursuant to the second sentence of the first paragraph thereof); (m) Investments in any of the Notes; and (n) Investments, other than those enumerated in (a) through
(m) above, in an aggregate amount of $20 million.

     "Permitted Liens" means (a) Liens on property of (or on shares of Capital Stock or debt securities of) a Person existing at the time such Person (i) is merged into or consolidated with the Company or any Restricted Subsidiary or
(ii) becomes a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger, consolidation or acquisition; (b) Liens imposed by law such as landlords', carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens securing only the Notes; (e) Liens in favor of the Company or Liens on any property or assets of a Restricted Subsidiary (or on shares of Capital Stock or debt securities of a Restricted Subsidiary) in favor of the Company or any Restricted Subsidiary; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 90 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, obligations under franchise arrangements entered into in the ordinary course of business and other obligations of a similar nature arising in the ordinary course of business; (i) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness (other than Indebtedness incurred to finance an Asset Acquisition), mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the incurrence of such Indebtedness is permitted by "-- Certain Covenants -- Limitation on Indebtedness" above and (IV) such Liens attach prior to 90 days after such purchase, construction, installation, repair, addition or improvement; (j) Liens to secure any Refinancings (or successive Refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (k) Liens securing trade letters of credit entered into in the ordinary course of business; (l) Liens on and pledges of the capital stock of (A) any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary and (B) an Accounts Receivable Subsidiary; (m) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries, taken as a whole; (n) any interest or title of a lessor in any property that is (i) subject to any lease or (ii) located on the real property subject to any lease; (o) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and (q) Liens on the property or assets or Capital Stock of Accounts Receivable Subsidiaries and Liens arising out of any sale of accounts receivable in the ordinary course to or by an Accounts Receivable Subsidiary.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

     "Public Equity Offering" means an underwritten primary offering of Common Stock of the Company with gross cash proceeds to the Company of at least $50 million pursuant to a registration statement under the Securities Act that has been declared effective by the Commission (other than a registration statement on Form S-8 or any successor form or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any real or personal property; provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness).

     "Rating Agencies" means (i) Standard & Poor's Ratings Group and (ii) Moody's Investors Service, Inc. or (iii) if Standard & Poor's Ratings Group or Moody's Investors Service, Inc. or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Standard & Poor's Ratings Group, Moody's Investors Service, Inc. or both, as the case may be.

     "Rating Category" means (i) with respect to Standard & Poor's Ratings Group, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's Investors Service, Inc., any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of Standard & Poor's Ratings Group or Moody's Investors Service, Inc. used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for Standard & Poor's Ratings Group; 1, 2 and 3 for Moody's Investors Service, Inc.; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to Standard & Poor's Ratings Group, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

     "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

     "Rating Decline" means the occurrence of the following on, or within 90 days after, the earlier of (i) the occurrence of a Change of Control and (ii) the date of public notice of the occurrence of a Change of Control or of the public notice of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrading by any of the Rating Agencies): (a) in the event that the Notes have an Investment Grade Rating, the rating of the Notes by both such Rating Agencies shall be reduced below Investment Grade, or (b) in the event the Notes are rated below Investment Grade by both such Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

     "Redeemable Capital Stock" means any class or series of Capital Stock to the extent that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, it is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such maturity, or is convertible into or exchangeable at the option of the holder thereof for debt securities at any time prior to such maturity.

     "Reference Period" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio."

     "Refinance" means, with respect to any Indebtedness, any refinancing, redemption, retirement, renewal, replacement, extension or refunding of such Indebtedness.

     "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Restricted Subsidiary" means any Subsidiary (other than an Accounts Receivable Subsidiary) of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder, or any successor statute.

     "Senior Guarantor Indebtedness" means any Indebtedness of a Guarantor which is not expressly subordinated in right of payment to any other Indebtedness of such Guarantor.

     "Senior Indebtedness" means any Indebtedness of the Company which is not expressly subordinated in right of payment to any other Indebtedness of the Company.

     "Stated Maturity" means, with respect to any Note or any installment of interest thereon, the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Stock are at the time, directly or indirectly, owned by such first named Person.

     "Subordinated Indebtedness" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to any other Indebtedness of the Company or, with respect to any Guarantor, Indebtedness of such Guarantor which is expressly subordinated in right of payment to any other Indebtedness of such Guarantor.

     "Surviving Entity" has the meaning set forth under "Consolidation, Merger, Sale of Assets, Etc."

     "Transaction Date" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

     "Unrestricted Subsidiary" means each Accounts Receivable Subsidiary and each Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Unutilized Net Cash Proceeds" has the meaning set forth under "-- Certain Covenants -- Disposition of Proceeds of Asset Sales."

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company and/or another Wholly-Owned Restricted Subsidiary. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM

     Original Notes offered and sold to Qualified Institutional Buyers ("QIBs") in reliance on Rule 144A under the Securities Act are represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Rule 144A Global Note") and are registered in the name of Cede & Co. as nominee of DTC on behalf of purchasers of the Notes represented thereby for credit to the respective accounts of such purchasers (or to such other accounts as they may direct) at DTC.

     Original Notes originally offered and sold in reliance on Regulation S under the Securities Act, if any, are initially represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Regulation S Global Note") registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of the purchasers of the Notes represented thereby with a custodian for DTC for credit to the respective accounts of such purchasers (or to such other accounts as they directed) at the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"). Prior to the 40th day after the later of the commencement of the issuance of the Original Notes and the Issue Date, interests in the Regulation S Global Note may only be held through Euroclear or Cedel.

     Original Notes held by QIBs who elected to take physical delivery of their certificates instead of holding their interest through the Rule 144A Global Note (and which are thus ineligible to trade through DTC) (the "Series A Non-Global Purchasers") are issued in fully registered form ("Certificated Notes"). Upon the transfer of such Certificated Notes to a QIB or in an offshore transaction under Rule 903 or 904 of Regulation S under the Securities Act, such Certificated Notes will, unless such Rule 144A Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Rule 144A Global Note and/or the Regulation S Global Note upon delivery of appropriate certifications to the Trustee. Transfers of Certificated Notes, any interest in the Rule 144A Global Note and any interest in the Regulation S Global Note are subject to certain restrictions.

  Exchange Notes

     Exchange Notes issued in exchange for Notes originally offered and sold (i) to QIBs in reliance on Rule 144A under the Securities Act or (ii) in reliance on Regulation S under the Securities Act will be represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Exchange Global Note" and together with the Rule 144A Global Note and the Regulation S Global Note, the "Global Notes"), which will be registered in the name of Cede & Co., as nominee of DTC on behalf of persons who receive Exchange Notes represented thereby for credit to the respective accounts of such persons (or to such other accounts as they may direct) at DTC.

     Exchange Notes issued in exchange for Notes will be issued, upon request, in fully registered form (together with the Certificated Notes, the "Certificated Notes"), but otherwise such holders will only be entitled to registration of their respective Exchange Notes in book-entry form under the Exchange Global Note.

  The Global Notes

     The Company expects that pursuant to procedures established by DTC (a) upon deposit of the Global Notes, DTC or its custodian will credit on its internal system portions of the Global Notes, which shall be comprised of the corresponding respective amount of the Global Notes to the respective accounts of persons who have accounts with such depositary and (b) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below) and the records of Participants (with respect to interests of persons other than Participants)). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Holders may hold their interests in the Global Notes directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the Notes, DTC or such nominee will be considered the sole owner or holder of such Notes represented by the Global Notes for all purposes under the Indenture and under the Notes represented thereby. No beneficial owner of an interest in the Global Notes will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the Global Notes will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practice as is now the case with Notes held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

     Before the 40th day after the later of the commencement of the issuance of the Notes and the Issue Date, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note will be made only in accordance with the applicable procedures and upon receipt by the Trustee and the Company of a written certification from the transferor of the beneficial interest in the form provided in the Indenture to the effect that such transfer is being made to a person whom the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and as permitted consistent with Regulation S.

     Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before, on or after the 40th day after the later of the commencement of the issuance of the Notes and the Issue Date, will be made only upon receipt by the Trustee and the Company of a certification to the effect that such transfer is being made in accordance with Regulation S. Transfers of Certificated Notes held by institutional Accredited Investors to persons who will hold beneficial interests in the Rule 144A Global Note or the Regulation S Global Note will be subject to certifications provided by the Trustee.

     Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Notes are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction.

However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Notes, which it will distribute to its Participants and which, in the case of Certificated Notes, will be legended.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Cedel, as applicable, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, Registrar or the Paying Agent will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes

     Interests in Global Notes will be exchanged for Certificated Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Notes to be delivered.

DESCRIPTION OF THE ORIGINAL NOTES

     The terms of the Original Notes are identical in all material respects to the Exchange Notes, except that (i) the Original Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances) and (ii) the Exchange Notes will not provide for any increase in the interest rate thereon. The Original Securities provide that, in the event that a registration statement relating to the Exchange Offer has not been filed and been declared effective within certain specified periods, or, in certain limited circumstances, in the event a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Original Notes is not declared effective by the time required by the Registration Rights Agreement, then the interest rate borne by the Original Notes will increase by 0.25% per annum each 90-day period that such additional interest rate continues to accrue under any such circumstance, up to an aggregate maximum increase equal to 1% per annum, for the period from the occurrence of such event until such time as such registration statement has been filed or declared effective, as the case may be. The Exchange Notes are not, and upon consummation of the Exchange Offer, the Original Notes will not be, entitled to any such additional interest or distributions. Accordingly, holders of Original Notes should review the information set forth under "Risk Factors -- Consequences of a Failure to Exchange Original Notes" and "Description of the Notes."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Original Notes for Exchange Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES

     The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Original Notes and, therefore, such exchange should not constitute an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Original Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Original Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Troutman Sanders LLP, Atlanta, Georgia.

                                    EXPERTS

     The Consolidated Financial Statements of Zale Corporation and its subsidiaries included or incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Statements of Operations.......................  F-3
Consolidated Balance Sheets.................................  F-4
Consolidated Statements of Cash Flows.......................  F-5
Consolidated Statements of Stockholders' Investment.........  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Zale Corporation:

     We have audited the accompanying consolidated balance sheets of Zale Corporation (a Delaware corporation) and subsidiaries as of July 31, 1997 and 1996, and the related consolidated statements of operations, cash flows, and stockholders' investment for each of the three years in the period ended July 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zale Corporation and subsidiaries as of July 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas
September 3, 1997

                       ZALE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                          JULY 31,      JULY 31,      JULY 31,
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
Net Sales..............................................  $1,253,818    $1,137,377    $1,036,149
Cost of Sales..........................................     643,318       576,764       524,010
                                                         ----------    ----------    ----------
Gross Margin...........................................     610,500       560,613       512,139
Selling, General and Administrative Expenses...........     480,522       457,371       434,101
Depreciation and Amortization Expense..................      14,022         7,538           381
Unusual Items -- Reorganization Recoveries.............          --        (4,486)           --
                                                         ----------    ----------    ----------
Operating Earnings.....................................     115,956       100,190        77,657
Interest Expense, Net..................................      36,098        30,102        29,837
                                                         ----------    ----------    ----------
Earnings Before Income Taxes and Extraordinary Item....      79,858        70,088        47,820
Income Taxes...........................................      29,305        25,094        16,350
                                                         ----------    ----------    ----------
Earnings Before Extraordinary Item.....................      50,553        44,994        31,470
Extraordinary Item:
  Loss on Early Extinguishment of Debt, Net of Income
     Taxes of $(603)...................................          --        (1,096)           --
                                                         ----------    ----------    ----------
Net Earnings...........................................  $   50,553    $   43,898    $   31,470
                                                         ==========    ==========    ==========
Earnings Per Common Share:
  Primary:
     Earnings Before Extraordinary Item................  $     1.38    $     1.23    $     0.88
     Extraordinary Items...............................          --         (0.03)           --
                                                         ----------    ----------    ----------
     Net Earnings......................................  $     1.38    $     1.20    $     0.88
                                                         ==========    ==========    ==========
  Assuming full dilution:
     Earnings Before Extraordinary Item................  $     1.37    $     1.23    $     0.86
     Extraordinary Items...............................          --         (0.03)           --
                                                         ----------    ----------    ----------
     Net Earnings......................................  $     1.37    $     1.20    $     0.86
                                                         ==========    ==========    ==========
Weighted Average Number of Common Shares Outstanding:
  Primary..............................................      36,632        36,465        35,849
  Assuming full dilution...............................      36,853        36,618        36,565

              See Notes to the Consolidated Financial Statements.

                       ZALE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                               JULY 31,     JULY 31,
                                                                 1997         1996
                                                              ----------   ----------
Current Assets:
  Cash and Cash Equivalents.................................  $   41,636   $   50,046
  Customer Receivables, Net.................................     454,270      419,877
  Merchandise Inventories...................................     511,702      457,862
  Other Current Assets......................................      39,271       25,535
                                                              ----------   ----------
Total Current Assets........................................   1,046,879      953,320
Property and Equipment, Net.................................     138,011      108,254
Other Assets................................................      43,616       45,737
Deferred Tax Asset, Net.....................................      52,700       56,500
                                                              ----------   ----------
Total Assets................................................  $1,281,206   $1,163,811
                                                              ==========   ==========
                      LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Current Portion of Long-term Debt.........................  $      328   $       26
  Accounts Payable and Accrued Liabilities..................     145,721      145,794
  Deferred Tax Liability, Net...............................      23,700       32,000
                                                              ----------   ----------
Total Current Liabilities...................................     169,749      177,820
Non-current Liabilities.....................................      53,544       34,627
Long-term Debt..............................................     451,459      404,328
Excess of Revalued Net Assets Over Stockholders' Investment,
  Net.......................................................      64,880       70,778
Commitments and Contingencies
Stockholders' Investment:
  Preferred Stock...........................................          --           --
  Common Stock..............................................         350          352
  Additional Paid-In Capital (Includes Stock Warrants)......     401,121      383,042
  Unrealized Gains on Securities............................       2,182        1,013
  Accumulated Earnings......................................     142,404       91,851
                                                              ----------   ----------
                                                                 546,057      476,258
  Treasury Stock............................................      (4,483)          --
                                                              ----------   ----------
Total Stockholders' Investment..............................     541,574      476,258
                                                              ----------   ----------
Total Liabilities and Stockholders' Investment..............  $1,281,206   $1,163,811
                                                              ==========   ==========

              See Notes to the Consolidated Financial Statements.

                       ZALE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                           YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                            JULY 31,      JULY 31,      JULY 31,
                                                              1997          1996          1995
                                                           ----------    ----------    ----------
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings.............................................   $ 50,553     $  43,898      $ 31,470
Non-cash items:
  Depreciation and amortization expense..................     16,290         8,904         1,498
  Non-cash charge in lieu of tax expense.................     28,280        23,208        16,204
Other adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
Extraordinary loss on early extinguishment of debt.......         --         1,699            --
Changes in:
  Customer receivables, net..............................    (34,393)      (22,323)        1,506
  Merchandise inventories................................    (53,840)      (74,739)       25,621
  Other current assets...................................    (13,736)       (1,253)       (2,385)
  Other assets...........................................      1,467          (768)          (55)
  Accounts payable and accrued liabilities...............        (73)       18,014       (27,752)
  Non-current liabilities................................       (580)        1,957          (203)
                                                            --------     ---------      --------
Net Cash Provided by (Used in) Operating Activities......     (6,032)       (1,403)       45,904
                                                            --------     ---------      --------
NET CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment......................    (54,025)      (48,790)      (42,295)
Dispositions of property and equipment...................      4,887           829         1,987
Acquisition, net of cash acquired........................         --        (2,547)           --
Other....................................................         --          (340)         (205)
                                                            --------     ---------      --------
Net Cash Used in Investing Activities....................    (49,138)      (50,848)      (40,513)
                                                            --------     ---------      --------
NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt.............................        291       (66,608)       (3,896)
Net borrowings under revolving credit agreement..........     47,100        23,600            --
Payment for redemption of Series B Warrants..............         --        (9,264)           --
Payment of prepayment penalty and other related costs on
  early extinguishment of debt...........................         --        (1,699)           --
Debt issue and capitalized financing costs...............       (945)         (629)         (461)
Proceeds from exercise of stock options..................      1,073         1,992           171
Purchase of treasury stock...............................       (759)           --            --
                                                            --------     ---------      --------
Net Cash Provided by (Used in) Financing Activities......     46,760       (52,608)       (4,186)
                                                            --------     ---------      --------
Net Increase (Decrease) in Cash and Cash Equivalents.....     (8,410)     (104,859)        1,205
Cash and Cash Equivalents at Beginning of Period.........     50,046       154,905       153,700
                                                            --------     ---------      --------
Cash and Cash Equivalents at End of Period...............   $ 41,636     $  50,046      $154,905
                                                            ========     =========      ========
Supplemental cash flow information:
  Interest paid..........................................   $ 34,914     $  35,020      $ 36,443
  Interest received......................................   $    936     $   3,233      $  7,641
  Income taxes paid (net of refunds received)............   $  3,431     $   1,653      $    568
  Restricted cash -- at period end date..................   $  9,013     $  31,510      $ 51,422

              See Notes to the Consolidated Financial Statements.

                       ZALE CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                             (AMOUNTS IN THOUSANDS)

                                      NUMBER OF                    ADDITIONAL    UNREALIZED
                                    COMMON SHARES                   PAID-IN     GAINS(LOSSES)   ACCUMULATED   TREASURY
                                     OUTSTANDING    COMMON STOCK    CAPITAL     ON SECURITIES    EARNINGS      STOCK      TOTAL
                                    -------------   ------------   ----------   -------------   -----------   --------   --------
Balance, July 31, 1994............     34,965           $350        $321,159       $ (326)       $ 21,557     $     0    $342,740
Net Earnings......................         --             --              --           --          31,470          --      31,470
Reduction of Tax Valuation
  Allowance.......................         --             --          16,204           --              --          --      16,204
Exercise of Stock Options and
  Warrants........................         19             --             171           --              --          --         171
Treasury Stock Acquired...........         (1)            --              --           --              --          --          --
Unrealized Gain on Securities.....         --             --              --        1,305              --          --       1,305
                                       ------           ----        --------       ------        --------     -------    --------
Balance July 31, 1995.............     34,983            350         337,534          979          53,027           0     391,890
Net Earnings......................         --             --              --           --          43,898          --      43,898
Purchase of B Warrants............         --             --          (4,190)          --          (5,074)         --      (9,264)
Reduction of Tax Valuation
  Allowance.......................         --             --          23,208           --              --          --      23,208
Change in Estimate of Realization
  of Deferred Income Tax Asset....         --             --          24,500           --              --          --      24,500
Exercise of Stock Options and
  Warrants........................        216              2           1,990           --              --          --       1,992
Unrealized Gain on Securities.....         --             --              --           34              --          --          34
                                       ------           ----        --------       ------        --------     -------    --------
Balance July 31, 1996.............     35,199            352         383,042        1,013          91,851           0     476,258
Net Earnings......................         --             --              --           --          50,553          --      50,553
Reduction of Tax Valuation
  Allowance.......................         --             --          13,280           --              --          --      13,280
Exercise of Stock Options.........        113              1           1,072           --              --          --       1,073
Unrealized Gain on Securities.....         --             --              --        1,169              --          --       1,169
Recoveries and purchase of Common
  Stock...........................       (290)            (3)          3,727           --              --      (4,483)       (759)
                                       ------           ----        --------       ------        --------     -------    --------
Balance, July 31, 1997............     35,022           $350        $401,121       $2,182        $142,404     $(4,483)   $541,574
                                       ======           ====        ========       ======        ========     =======    ========

              See Notes to the Consolidated Financial Statements.

                       ZALE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS include the accounts of Zale Corporation and its wholly-owned subsidiaries (the "Company" or "Zale"). The Company consolidates substantially all its retail operations into Zale Delaware, Inc. ("ZDel"). ZDel is the parent company for several subsidiaries, including three that are engaged primarily in providing credit insurance to credit customers of the Company. All significant intercompany transactions have been eliminated. On January 18, 1996, the Company acquired Karten's Jewelers, Inc., ("Karten's") a privately owned chain of 20 fine jewelry stores. The Company acquired all the outstanding shares of common stock for $3.0 million in cash and assumption of all liabilities.

     USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS includes cash on hand, deposits in banks and short-term marketable securities at varying interest rates with maturities of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments. At July 31, 1997, $9.0 million was restricted of which $5.4 million was restricted based on collateral requirements under the Receivables Securitization Facility.

     CUSTOMER RECEIVABLES are classified as current assets, including amounts which are due after one year, in accordance with industry practices. The allowance for doubtful accounts was $57.8 million and $51.4 million at July 31, 1997 and 1996, respectively. Finance charge income and net earnings from credit insurance subsidiaries of $101.0 million, $90.8 million and $89.6 million for the years ended July 31, 1997, 1996 and 1995, respectively, has been reflected as a reduction of Selling, General and Administrative Expenses.

     MERCHANDISE INVENTORIES are stated at the lower of cost or market, which is determined primarily in accordance with the retail inventory method. Substantially all inventories represent finished goods which are valued using the last-in, first-out ("LIFO") method.

     DEPRECIATION AND AMORTIZATION are computed using the straight-line method over the estimated useful lives of the assets or remaining lease life. Estimated useful lives of the assets range from three to forty years. Original cost and related accumulated depreciation or amortization are removed from the accounts in the year assets are retired. Gains or losses on dispositions of property and equipment are included in operations in the year of disposal. Computer software costs related to the development of major systems are capitalized as incurred and are amortized over their useful lives.

     EXCESS OF REVALUED NET ASSETS OVER STOCKHOLDERS' INVESTMENT is being amortized over fifteen years. Amortization was $5.9 million for each of the years ended July 31, 1997, 1996 and 1995. Accumulated amortization was $23.6 million and $17.7 million at July 31, 1997 and 1996, respectively.

     STORE PREOPENING COSTS are charged to results of operations in the period in which the store is opened. Store closing costs are estimated and recognized in the period in which the Company makes the decision that the store will close. Such costs include the present value of estimated future rentals net of anticipated sublease income, loss on retirement of property and equipment and other related occupancy costs.

                       ZALE CORPORATION AND SUBSIDIARIES

     ADVERTISING EXPENSES are charged against operations when incurred. Amounts charged against operations were $46.1 million, $37.6 million and $35.2 million for the years ended July 31, 1997, 1996 and 1995, respectively. The amounts of prepaid advertising at July 31, 1997 and 1996 are $3.4 million and $2.4 million, respectively.

     RECLASSIFICATIONS. The classifications in use at July 31, 1997 have been applied to the financial statements for July 31, 1996 and 1995.

MERCHANDISE INVENTORIES

     The Company uses the LIFO method of accounting for inventory, which results in a matching of current costs with current revenues. The estimated cost of replacing the Company's inventories exceeds its net LIFO cost by approximately $16.0 million and $12.2 million at July 31, 1997 and 1996, respectively. Inventories on a first-in, first-out ("FIFO") basis were $527.7 million and $470.1 million at July 31, 1997 and 1996, respectively. The Company also maintained consigned inventory at its retail locations of approximately $135.0 million and $78.9 million at July 31, 1997 and 1996, respectively. This consigned inventory and related contingent obligation are not reflected in the Company's financial statements. At the time of sale, the Company records the purchase liability in accounts payable and the related cost of merchandise in Cost of Sales.

PROPERTY AND EQUIPMENT

     The Company's property and equipment consists of the following:

                                                     JULY 31, 1997    JULY 31, 1996
                                                     -------------    -------------
                                                         (AMOUNTS IN THOUSANDS)
Buildings and Leasehold Improvements...............    $ 59,932         $ 39,439
Furniture and Fixtures.............................     101,767           64,569
Construction in Progress...........................       9,409           14,835
Property Held for Sale.............................       6,345            9,557
                                                       --------         --------
                                                        177,453          128,400
Less: Accumulated Amortization and Depreciation....     (39,442)         (20,146)
                                                       --------         --------
Total Net Property and Equipment...................    $138,011         $108,254
                                                       ========         ========

     Property Held for Sale represents land and buildings which are being held for future sale and are not being used in the Company's operations.

ACCOUNTS PAYABLE, ACCRUED LIABILITIES AND NON-CURRENT LIABILITIES

     The Company's accounts payable and accrued liabilities consist of the following:

                                                     JULY 31, 1997    JULY 31, 1996
                                                     -------------    -------------
                                                         (AMOUNTS IN THOUSANDS)
Accounts Payable...................................    $ 59,321         $ 67,492
Accrued Payroll....................................      18,280           19,759
Accrued Taxes......................................      13,248           14,833
Extended Warranty..................................      12,420            6,493
Other Accruals.....................................      42,452           37,217
                                                       --------         --------
Total Accounts Payable and Accrued Liabilities.....    $145,721         $145,794
                                                       ========         ========

                       ZALE CORPORATION AND SUBSIDIARIES

     The Company's non-current liabilities consist principally of the accumulated obligation for postretirement benefits under Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," loss reserves for insurance subsidiaries and reserves for tax contingencies.

     POSTRETIREMENT BENEFITS. The Company provides medical and dental insurance benefits for all eligible retirees and spouses with benefits to the latter continuing after the death of the retiree for a maximum of thirty-six months. Substantially all of the Company's full-time employees, who were hired on or before November 14, 1994, become eligible for those benefits upon reaching age 55 while working for the Company and having ten years of continuous service. The medical and dental benefits are provided under two plans. The lifetime maximum on medical benefits is $500,000 up to the age of 65 and $50,000 thereafter. These benefits include deductibles, retiree contributions and co-insurance provisions that are assumed to grow with the health care cost trend rate. The costs of the postretirement benefits are recognized in the financial statements over an employee's active working career on an accrual basis.

     The accumulated postretirement benefits obligation ("APBO"), which represents the actuarial present value of benefits attributed to employee service rendered as of July 31, 1997 and 1996, for the unfunded plan, include the following components:

                                                           JULY 31,     JULY 31,
                                                             1997         1996
                                                           ---------    ---------
                                                           (AMOUNTS IN THOUSANDS)
Active Employees Under Retirement Age....................   $ 3,453      $ 4,260
Active Employees Eligible to Retire......................     1,884        2,161
Current Retirees.........................................     7,315        7,641
                                                            -------      -------
Accumulated Benefit Obligation...........................    12,652       14,062
Unrecognized Prior Service Credit (Cost).................        38         (348)
Unrecognized Net Gain....................................     8,230        7,019
                                                            -------      -------
Total Accrued Postretirement Benefit Liability...........   $20,920      $20,733
                                                            =======      =======

     The unrecognized gain of $8.2 million at July 31, 1997, results primarily from changes in plan experience and actuarial assumptions, including a reduction in average claim cost and a reduction in the number of eligible participants. The gain will be amortized in accordance with SFAS No. 106.

     The annual expense relating to postretirement benefits, which are reflected in Selling, General and Administrative Expenses, are as follows:

                                                   YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                    JULY 31,      JULY 31,      JULY 31,
                                                      1997          1996          1995
                                                   ----------    ----------    ----------
                                                           (AMOUNTS IN THOUSANDS)
Service Cost.....................................    $  613        $1,130        $1,035
Interest Cost....................................     1,112         1,557         1,465
Amortization.....................................      (582)           58            16
                                                     ------        ------        ------
Total Postretirement Benefit Cost................    $1,143        $2,745        $2,516
                                                     ======        ======        ======

     The weighted-average discount rate used in determining the APBO at July 31, 1997 and 1996 was 7.5 and 7.75 percent, respectively. At July 31, 1997 and 1996, the initial medical and dental trend rates were 12.0 percent and 8.25 percent, respectively, and are assumed to gradually decrease to 6.0 percent in the year 2004. The effect of a one percent increase in the health care cost trend rate on the APBO and the net periodic expense would be an increase of approximately $1.5 million and $0.2 million, respectively.

                       ZALE CORPORATION AND SUBSIDIARIES

LONG-TERM DEBT

     Long-term debt consists of the following:

                                             JULY 31, 1997    JULY 31, 1996
                                             -------------    -------------
                                                 (AMOUNTS IN THOUSANDS)
Revolving Credit Agreement.................    $ 70,700         $ 23,600
Receivables Securitization Facility........     380,677          380,635
Other (primarily mortgages)................         410              119
                                               --------         --------
                                                451,787          404,354
Less Current Portion.......................        (328)             (26)
                                               --------         --------
Total Long-Term Debt.......................    $451,459         $404,328
                                               ========         ========

     Fiscal year scheduled maturities of long-term debt at July 31, 1997 were as follows: 1998 -- $0.3 million; 1999 -- $380.8 million; 2000 -- $70.7 million;
2001 -- $0 million; 2002 -- $0 million; thereafter -- $0 million; for a total of $451.8 million.

     REVOLVING CREDIT AGREEMENT. On March 31,1997, the Company and ZDel (the "Borrowers") entered into a three year unsecured revolving credit agreement (the "Revolving Credit Agreement") with a group of banks which provides for revolving credit loans in an aggregate amount of up to $225.0 million, including a $30.0 million sublimit for letters of credit. The Revolving Credit Agreement replaces a prior secured commitment totaling $150.0 million.

     The revolving credit loans bear interest at floating rates, currently LIBOR plus 1.5% or the agent bank's adjusted base rate percent or the Federal Funds Rate plus 0.5%, at the Borrowers' option. The interest rate based on LIBOR can be reduced based on certain future performance levels attained by the Borrowers. The Company pays a commitment fee of .375 percent per annum (subject to reduction based on future performance) on the preceding month's unused Revolving Credit Agreement commitment. The Borrowers may repay the revolving credit loans at any time without penalty prior to the maturity date. At the Borrowers' election, the Revolving Credit Agreement provides for a one year extension upon obtaining appropriate consent. At July 31, 1997, there were $70.7 million in loans outstanding under the Revolving Credit Agreement at a weighted average interest rate of 7.20%. In addition, letters of credit in the amount of approximately $0.6 million were outstanding at July 31, 1997.

     The Revolving Credit Agreement contains certain restrictive covenants, which, among other things, restricts within certain limits the Borrowers' ability to pay dividends and make other payments, incur additional indebtedness, make capital expenditures, engage in certain transactions with affiliates, incur liens, make investments and sell assets. The Revolving Credit Agreement also requires the Borrowers to maintain certain financial ratios and specified levels of net worth.

     RECEIVABLES SECURITIZATION FACILITY. The Company formed Zale Funding Trust ("ZFT"), a limited purpose Delaware business trust, in 1994 to finance customer accounts receivable. ZFT established an accounts receivable securitization facility (the "ZFT Securitization"), pursuant to which it issued approximately $380.6 million, net of discount, aggregate principal amount of Receivables Backed Notes ("ZFT Receivables Notes"). The proceeds from the ZFT Receivables Notes were used to buy the revolving credit card accounts receivable of ZDel and other affiliates. Collections from those receivables are used in part to pay interest on the ZFT Receivables Notes and to purchase daily ZDel's customer accounts receivable. The ZFT Receivables Notes are secured by a lien on all customer accounts receivable and are nonrecourse with regard to Zale and ZDel.

                       ZALE CORPORATION AND SUBSIDIARIES

     The ZFT Receivables Notes bear interest at the following rates, payable monthly in arrears (amounts in thousands):

PRINCIPAL                      RATE
---------                      ----
$ 37,620         LIBOR + .40%, not to exceed 12.0%
 294,100         7.325%
  28,600         7.50%
  20,440         8.15%
--------
$380,760
========

     The effective interest rate, based on a current LIBOR rate of 5.625 percent, including amortization of debt issuance costs, approximated 7.55 percent at July 31, 1997.

     Jewelers Financial Services, Inc. (the "Servicer"), a subsidiary of ZDel, is the servicing entity for the collection of the customer accounts receivable and its servicing obligations are guaranteed by ZDel.

     The ZFT Receivables Notes will be subject to redemption at the option of ZFT in whole but not in part, on the scheduled redemption date of July 15, 1999, at a redemption price equal to the outstanding principal amount of the ZFT Receivables Notes together with accrued and unpaid interest thereon at the applicable interest rates. If ZFT has not given notice by June 15, 1999 that it will redeem the ZFT Receivables Notes in full on the scheduled payment date occurring in July 1999, the Servicer will promptly solicit bids for the purchase of all or a portion of the receivables. If the Servicer is unable to sell the receivables for a price such that the proceeds of such sale, together with other available funds, is sufficient to pay in full the outstanding principal amount of the ZFT Receivables Notes and interest thereon to the Scheduled Redemption Date, the ZFT Receivables Notes will remain outstanding and will begin amortizing based on collections of customer accounts receivable beginning in August 1999.

     The ZFT Securitization imposes certain reporting obligations on the Company and limits ZFT's ability, among other things, to grant liens, incur certain indebtedness, or enter into other lines of business. Additionally, under certain conditions as defined, including among other things, failure to pay principal or interest when due, failure to cure a borrowing base deficiency and breach of any covenant that is not cured, the ZFT Securitization is subject to an early amortization whereby the ZFT Receivables Notes may be declared due and payable immediately. The restricted cash balance shown on the Consolidated Statements of Cash Flows as of July 31, 1997 and 1996 primarily represents the restricted cash of ZFT which is based on the relationship between the ZFT Receivables Notes outstanding and gross accounts receivable as of July 31, 1997 and 1996.

LEASE COMMITMENTS

     The Company rents most of its retail space under leases that generally range from five to ten years and may contain base rent escalations. The Company amended and extended its corporate headquarters lease for five years effective at the expiration of the current lease, which will continue to be treated as an operating lease starting in September 1997. Lease incentives of approximately $4.7 million for reimbursement of certain leasehold improvement expenditures will be amortized against lease payments over the life of the lease. All existing real estate leases are treated as operating leases. Sublease rental income under noncancelable leases is not material.

                       ZALE CORPORATION AND SUBSIDIARIES

     Rent expense is as follows:

                                                   YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                    JULY 31,      JULY 31,      JULY 31,
                                                      1997          1996          1995
                                                   ----------    ----------    ----------
                                                           (AMOUNTS IN THOUSANDS)
Retail Space:
  Minimum Rentals................................   $ 70,344      $61,724       $55,645
  Rentals Based on Sales.........................     27,762       27,752        28,365
                                                    --------      -------       -------
                                                      98,106       89,476        84,010
Equipment and Corporate Headquarters.............      3,240        3,368         3,386
                                                    --------      -------       -------
Total Rent Expense...............................   $101,346      $92,844       $87,396
                                                    ========      =======       =======

     Contingent rentals paid to lessors of certain store facilities are determined principally on the basis of a percentage of sales in excess of contractual limits.

     Future minimum rent commitments as of July 31, 1997, for all noncancellable leases of ongoing operations were as follows: 1998 -- $65.3 million;
1999 -- $63.4 million; 2000 -- $58.5 million; 2001 -- $53.2 million;
2002 -- $47.6 million; thereafter -- $162.8 million; for a total of $450.8 million.

INTEREST

     Interest expense for the years ended July 31, 1997, 1996 and 1995 was approximately $36.9 million, $33.2 million and $37.5 million, respectively.

     Interest income for the years ended July 31, 1997, 1996 and 1995 was $0.8 million, $3.1 million and $7.7 million, respectively.

INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on estimated future tax effects of the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates.

                       ZALE CORPORATION AND SUBSIDIARIES

     Currently, the Company files a consolidated income tax return. The effective income tax rate varies from the federal statutory rate as follows:

                                                   YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                    JULY 31,      JULY 31,      JULY 31,
                                                      1997          1996          1995
                                                   ----------    ----------    ----------
                                                           (AMOUNTS IN THOUSANDS)
Federal Income Tax Expense at Statutory Rate.....   $27,950       $24,531       $16,737
Amortization of Excess of Revalued Net Assets
  Over Stockholders' Investment..................    (2,064)       (2,064)       (2,064)
State Income Taxes, Net of Federal Income Tax
  Benefit........................................     3,243         2,520         1,677
Other............................................       176           107            --
                                                    -------       -------       -------
Total Income Tax Expense.........................    29,305        25,094        16,350
Tax Benefit on Extraordinary Item................        --          (603)           --
                                                    -------       -------       -------
Total Income Tax Expense.........................   $29,305       $24,491       $16,350
                                                    =======       =======       =======
Effective Income Tax Rate........................     36.7%         35.8%         34.2%
                                                    =======       =======       =======

     Pursuant to the guidance provided by the American Institute of Certified Public Accountants in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adopted fresh-start reporting as of the close of business on July 31, 1993. In connection with the adoption of fresh-start reporting, the net book values of substantially all non-current assets existing at July 30, 1993 (the "Effective Date") were eliminated. As a consequence, SFAS No. 109, in conjunction with SOP 90-7, requires that any tax benefits realized for book purposes after the Effective Date, from the reduction of the valuation allowance existing as of the Effective Date be reported as an increase to additional paid-in capital rather than as a reduction in the tax provision in the Consolidated Statements of Operations. However, the Company will realize the cash benefit from utilization of its tax net operating loss ("NOL") against current and future tax liabilities. The cash benefit realized was approximately $28 million, $23 million and $16 million for the years ended July 31, 1997, 1996 and 1995, respectively.

     As of July 31, 1997, the Company has a NOL carryforward (after limitations) of approximately $254 million. A majority of the tax basis NOL carryforward, which will be available to offset future taxable income of the Company, was determined based upon the initial equity valuation of the Company as determined upon the Effective Date. The utilization of this asset is subject to limitations. The most restrictive is the Internal Revenue Code Section 382 annual limitation. The NOL carryforward will begin to expire in fiscal year 2002 but can be utilized through 2009.

     As of July 31, 1997, all years through fiscal year 1989 have been settled with the Internal Revenue Service ("IRS") and all income tax liabilities thereon have been paid. In addition, the IRS did not file any income tax claims in the bankruptcy case; therefore, the Company believes that under the bankruptcy laws any potential income tax liabilities have been discharged through the Effective Date.

                       ZALE CORPORATION AND SUBSIDIARIES

     Tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at July 31, 1997 and 1996 are presented below.

                                                    JULY 31,     JULY 31,
                                                      1997         1996
                                                   ----------   ----------
                                                   (AMOUNTS IN THOUSANDS)
Current Deferred Taxes:
  Assets --
     Customer receivables........................    $ 22,549     $ 20,046
     Accrued liabilities.........................      17,374       13,919
     State and local taxes.......................       1,950        1,950
     Net operating loss carryforward.............      29,000       24,500
     Other.......................................         120           --
                                                     --------     --------
     Total Assets................................      70,993       60,415
     Less -- Valuation Allowance.................     (32,353)     (33,071)
                                                     --------     --------
                                                       38,640       27,344
  Liabilities --
     Merchandise inventories, principally due to
       LIFO reserve..............................     (62,133)     (59,326)
     Other.......................................        (207)         (18)
                                                     --------     --------
     Deferred Current Tax Liability, Net.........    $(23,700)    $(32,000)
                                                     ========     ========
Non-Current Deferred Taxes:
  Assets --
     Property and equipment,.....................    $ 16,031     $  6,287
     Net operating loss carryforward.............      70,143      101,878
     Postretirement benefits.....................       9,960        9,886
     Other.......................................       2,168        7,497
                                                     --------     --------
     Total Assets................................      98,302      125,548
     Less -- Valuation Allowance.................     (44,798)     (68,586)
                                                     --------     --------
                                                       53,504       56,962
  Liabilities --
     Other.......................................        (804)        (462)
                                                     --------     --------
Deferred Non-Current Tax Asset, Net..............    $ 52,700     $ 56,500
                                                     ========     ========

     Pursuant to the requirements of SFAS No. 109, a valuation allowance must be provided when it is more likely than not that the deferred income tax asset will not be realized. The valuation reserve was approximately $77.2 million and $101.6 million as of July 31, 1997 and 1996, respectively. The Company believes that, as of July 31, 1997, a sufficient history of earnings has been established to make realization of a $29.0 million deferred income tax asset more likely than not. The change in valuation allowance from July 31, 1996 to July 31, 1997 was $24.5 million.

CAPITAL STOCK

     COMMON STOCK. At July 31, 1997 and 1996, 70,000,000 shares of Common Stock, par value of $0.01 per share, were authorized and 35,021,900 shares and 35,199,383 shares, respectively, were outstanding. The Company held 326,250 and 35,942 treasury shares at July 31, 1997 and 1996, respectively.

     PREFERRED STOCK. At July 31, 1997 and 1996, 5,000,000 shares of Preferred Stock, par value of $0.01, were authorized. None are issued or outstanding.

                       ZALE CORPORATION AND SUBSIDIARIES

     WARRANTS. Pursuant to the plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan"), Zale had authorized 2,000,000 Series A Warrants to purchase common stock. At July 31, 1997 and 1996, 1,972,750 Series A Warrants were outstanding. Each Series A Warrant entitles the holder to purchase, for $10.368 per share, one share of Zale common stock (subject to certain anti-dilution adjustments). The Series A Warrants are exercisable on or before July 30, 1998, although their expiration date may be shortened if the market value of Zale's common stock increases to at least 150.0 percent of the warrant exercise price for a specified number of days and less than 5.0 percent of the Series A Warrants originally issued under the Plan are outstanding on the date on which Zale gives the acceleration notice.

     As part of Zale's settlement of certain bankruptcy litigation in 1993 with Swarovski International Holding, A.G. ("Swarovski"), Zale issued its Series B Warrants to purchase common stock. Each Series B Warrant entitled the holder to purchase for $10.368 per share, one share of Zale common stock (subject to certain anti-dilution adjustments). The Series B Warrants were presently exercisable and, if not previously exercised, would expire on September 9, 1998, subject to the Company's right to accelerate the expiration date of the Series B Warrants if certain conditions were met. At July 31, 1995, the Series B Warrants issued entitled the holders to purchase an aggregate of 1,852,884 shares of Zale common stock. On August 31, 1995, Zale redeemed the Series B Warrants and acquired all Swarovski's rights, title and interest under the warrant agreement and paid $9.3 million to Swarovski in consideration of the redemption. As a result of this, the Series B Warrants were canceled and are no longer outstanding. Additional Paid-In Capital decreased $4.2 million, whereas Accumulated Earnings decreased $5.1 million due to this transaction.

     TREASURY STOCK. In November 1996, the Company received approximately 191,000 shares of common stock valued on the date of receipt at $19.50 per share which was approved for distribution to pre-confirmation creditors of the Company but not claimed by such pre-confirmation creditors. This resulted in a $3.7 million increase to additional paid-in capital offset by an equal increase in treasury stock. The Company also received approximately 99,000 shares of common stock as part of its settlement of remaining pre-bankruptcy litigation for which the Company paid $0.8 million. The Company expects no additional significant recoveries of stock in the future.

     STOCK OPTION PLANS. As of July 31, 1997 the Company had two stock option plans. As of the Effective Date, the Company adopted a stock option plan (the "Stock Option Plan") to enable the Company to attract, retain and motivate officers and key employees by providing for proprietary interest of such individuals in the Company. Options to purchase an aggregate of 3,555,000 shares of Common Stock may be granted under the Stock Option Plan to eligible employees. Options granted under the Stock Option Plan (i) must be granted at an exercise price not less than the fair market value of the shares of Common Stock into which such options are exercisable, (ii) vest ratably over a four-year vesting period and (iii) expire ten years from the date of grant. The 1995 Outside Director Stock Option Plan, (the "Director Plan") authorizes the Company to grant common stock to non-employee directors at fair market value of the Company common stock on the date of grant. The options vest over a four year period and expire ten years from the date of grant. The maximum number of shares which may be granted under the Director Plan is 150,000 shares.

     Stock option transactions are summarized as follows:

                                                                                                          WEIGHTED AVERAGE
                                                     SHARES                     GRANT PRICE                EXERCISE PRICE
                                            -------------------------   ---------------------------   -------------------------
                                            FISCAL 1997   FISCAL 1996   FISCAL 1997    FISCAL 1996    FISCAL 1997   FISCAL 1996
                                            -----------   -----------   ------------   ------------   -----------   -----------
Outstanding, beginning of year............   2,722,075     2,212,925    $ 8.68-19.00   $ 8.68-14.00     $13.60        $10.65
Granted...................................     615,700     1,103,100     17.56-21.81    13.75-19.00      21.37         17.71
Exercised.................................    (112,825)     (189,325)     8.73-17.69     8.77-11.81      11.67          8.92
Canceled..................................    (136,525)     (404,625)     9.00-17.69     8.73-14.00      13.07         10.68
                                             ---------     ---------    ------------   ------------     ------        ------
Outstanding, end of year..................   3,088,425     2,722,075    $ 8.68-21.81   $ 8.68-19.00     $15.16        $13.60
                                             =========     =========    ============   ============     ======        ======

                       ZALE CORPORATION AND SUBSIDIARIES

     As of July 31, 1997 and 1996, 1,195,875 and 654,875, respectively, of options outstanding were exercisable.

     In fiscal 1997, the Company adopted SFAS No. 123 "Accounting for Stock-Based Compensation." The Company accounts for the stock option plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plan been determined pursuant to the provisions of SFAS No. 123, the Company's pro-forma net earnings for fiscal 1997 and 1996 would have been $48,587 and $43,627, respectively, resulting in earnings per share of $1.33 and $1.20, respectively. The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions used for options granted in fiscal 1997 and 1996, respectively: risk-free interest rate of 6.0% and 6.5%, expected dividend yield of zero, expected lives of 5 years, and expected volatility of 35.8% and 37.0%.

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to August 1, 1996, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

UNUSUAL ITEMS -- REORGANIZATION RECOVERIES

     Pursuant to the Plan, Zale assigned certain claims and causes of action and advanced $3.0 million to Jewel Recovery, L.P., a limited partnership ("Jewel Recovery") which was formed upon Zale's emergence from bankruptcy. The sole purpose of Jewel Recovery is to prosecute and settle such assigned claims and causes of action. The general partner of Jewel Recovery is Jewel Recovery, Inc., a subsidiary of the Company. Its limited partners are holders of various prior unsecured claims against Zale. The $3.0 million advance was fully reserved as of the Effective Date as its collectibility was uncertain.

     Jewel Recovery has pursued certain claims and has been awarded significant recoveries against third parties. During the first quarter of fiscal year 1996, Zale was notified that it would recover its $3.0 million advance to Jewel Recovery. The $3.0 million advance was repaid to Zale in December 1995.

     Additionally, Shawmut Bank ("Shawmut") was elected as Disbursement Agent and held all cash and common stock to be used in settlements of creditors claims. During fiscal 1996, Shawmut provided Zale with information on creditors whose claim rights have terminated. As a result, during the fiscal year 1996, Zale recovered cash funds of approximately $1.5 million held by Shawmut related to cash approved for distribution to pre-confirmation creditors of Zale but not claimed by such pre-confirmation creditors. The $3.0 million and the $1.5 million recoveries were recorded as unusual items in the Company's first quarter of fiscal year 1996 and are reflected on the Consolidated Statements of Operations for the year ended July 31, 1996 and had an after-tax impact of $0.08 per share.

COMMITMENTS AND CONTINGENCIES

     The Company is involved in certain other legal actions and claims arising in the ordinary course of business. Management believes that such litigation and claims will be resolved without material effect on the Company's financial position or results of operations.

     The Company has an operations services agreement for management information systems with a third-party servicer. The agreement, which began in December 1996 requires fixed payments totaling $34.4 million over a 60 month term and a variable amount based on usage.

                       ZALE CORPORATION AND SUBSIDIARIES

BENEFIT PLANS

PROFIT SHARING PLAN

     At July 31, 1997, the Company maintains The Zale Corporation Savings & Investment Plan. Substantially all employees who are at least age 21 are eligible to participate in the plan. Each employee can contribute from one percent to fifteen percent of their annual salary. Under this plan, the Company will match 50 cents in Zale stock for every dollar an employee contributes up to two percent of annual earnings. In order for an employee to be eligible for the Company match, the employee must have worked at least 1,000 hours during the plan year and be employed on the last day of the plan year.

     An employee is 33.3 percent vested in the Zale stock after one year of service, 66.7 percent vested after two years of service and 100 percent vested after three years of service. As of July 31, 1997, approximately 6,400 employees participated in The Zale Corporation Savings & Investment Plan.

     Also, under this plan, the Company may make a profit sharing cash contribution at its sole discretion. To be eligible for such discretionary profit sharing contributions, an employee must have at least twelve consecutive months of service, have worked at least 1,000 hours during the plan year and be employed on the last day of the plan year.

     An employee is 20 percent vested in the profit sharing contributions after three years of service, 40 percent vested after four years of service, 60 percent vested after five years of service, 80 percent vested after six years of service and 100 percent vested after seven years of service. The Company's contribution to the plan including matching contributions was $3.5 million, $3.9 million and $3.6 million for fiscal years 1997, 1996 and 1995, respectively.

RETIREMENT PLAN

     On September 14, 1995, the Boards of Directors of Zale and ZDel approved the preparation and implementation of the Zale Delaware, Inc. Supplemental Executive Retirement Plan (the "Plan"), which was executed on behalf of the Company February 23, 1996, to be effective as of September 15, 1995. The purpose of the Plan is to provide eligible executives with the opportunity to receive payments each year after retirement equal to a portion of their final average pay as defined.

FINANCIAL INSTRUMENTS

     The Company has adopted SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" which extends existing fair value disclosure practices by requiring all entities to disclose the fair value of financial instruments, for which it is practicable to estimate fair value.

     As cash and short-term cash investments, customer receivables, trade payables and certain other short-term financial instruments are all short-term in nature, their carrying amount approximates fair value. The carrying amount of the $380.7 million, net of discount, Receivables Securitization Facility also approximates fair value.

     The investments of the Company's insurance subsidiaries, primarily stocks and bonds in the amount of $25.9 million, approximate market value at July 31, 1997 and are reflected in Other Assets on the Consolidated Balance Sheets. Investments are classified as available for sale and are carried at fair value. Changes in unrealized gains and losses are recorded directly to stockholders' investment.

     CONCENTRATIONS OF CREDIT RISK Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and customer receivables. The Company maintains cash and cash equivalents, short and long-term investments and certain other financial instruments with various financial institutions. These financial institutions are located throughout the country.

                       ZALE CORPORATION AND SUBSIDIARIES

Concentrations of credit risk with respect to customer receivables are limited due to the Company's large number of customers and their dispersion across many regions. As of July 31, 1997 and 1996, the Company had no significant concentrations of credit risk.

RELATED-PARTY TRANSACTIONS

     One of the Company's directors serves as a director of a company from which the Company purchased approximately $3.4 million and $0.5 million of jewelry merchandise during fiscal year 1997 and 1996, respectively. The Company believes the terms were equivalent to those of unrelated parties.

NEW FINANCIAL ACCOUNTING PRONOUNCEMENTS

     In fiscal 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes accounting standards for the impairment of long-lived assets and goodwill. The adoption of SFAS No. 121 did not have a material impact on the consolidated financial statement of the Company in fiscal 1997.

     In the second quarter of fiscal 1998, the Company will adopt SFAS No. 128, "Earnings per Share." As a result, the Company's reported earnings per share for fiscal 1997 and each of the quarter in fiscal 1997 will be restated. Upon the adoption of SFAS No. 128, basic earnings per common share will be computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share will be computed by dividing net income by the weighted average of common stock and common stock equivalents outstanding during the period.

     Effective July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 requires the Company to report comprehensive income in the financial statements. SFAS No. 131 requires the Company to disclose revenues, profits and loss, and assets for certain business segments. These statements are effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company has not yet determined the impact of this statement on its financial disclosures.

                       ZALE CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     The Company's payment obligations under the Notes are guaranteed by ZDel (the "Guarantor Subsidiary"). Such guarantee is full and unconditional. Separate financial statements of the Guarantor Subsidiary are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on an unconsolidated basis, statements of operations, balance sheets, and statements of cash flow information for the Company ("Parent Company Only"), for the Guarantor Subsidiary and for the Company's other subsidiaries (the "Non-Guarantor Subsidiaries"). The supplemental financial information reflects the investments of the Company and the Guarantor Subsidiary in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting. Certain reclassifications have been made to provide for uniform disclosure of all periods presented. These reclassifications are not material.

                       ZALE CORPORATION AND SUBSIDIARIES

   SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                            YEAR ENDED JULY 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                    PARENT
                                    COMPANY   GUARANTOR    NON-GUARANTOR
                                     ONLY     SUBSIDIARY   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    -------   ----------   -------------   ------------   ------------
Net Sales.........................  $    --   $1,233,438      $20,380        $     --      $1,253,818
Cost of Sales.....................       --      633,208       10,110              --         643,318
                                    -------   ----------      -------        --------      ----------
Gross Margin......................       --      600,230       10,270              --         610,500
Selling, General, and
  Administrative Expenses.........      150      464,843       15,529              --         480,522
Depreciation and Amortization
  Expense.........................       --       12,337        1,685              --          14,022
                                    -------   ----------      -------        --------      ----------
Operating Earnings (Loss).........     (150)     123,050       (6,944)             --         115,956
Interest Expense, Net.............       --       36,098           --              --          36,098
                                    -------   ----------      -------        --------      ----------
Earnings (Loss) Before Income
  Taxes...........................     (150)      86,952       (6,944)             --          79,858
Income Taxes......................      (64)      37,079       (7,710)             --          29,305
                                    -------   ----------      -------        --------      ----------
Earnings (Loss) Before Equity in
  Earnings of Subsidiaries........      (86)      49,873          766              --          50,553
Equity in Earnings of
  Subsidiaries....................   50,639          162           --         (50,801)             --
                                    -------   ----------      -------        --------      ----------
Net Earnings......................  $50,553   $   50,035      $   766        $(50,801)     $   50,553
                                    =======   ==========      =======        ========      ==========

                       ZALE CORPORATION AND SUBSIDIARIES

   SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                            YEAR ENDED JULY 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                      PARENT                     NON-
                                      COMPANY   GUARANTOR     GUARANTOR
                                       ONLY     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                      -------   ----------   ------------   ------------   ------------
Net Sales...........................  $    --   $1,119,047     $18,330        $     --      $1,137,377
Cost of Sales.......................       --      567,856       8,908              --         576,764
                                      -------   ----------     -------        --------      ----------
Gross Margin........................       --      551,191       9,422              --         560,613
Selling, General, and Administrative
  Expenses..........................      151      436,855      20,365              --         457,371
Depreciation and Amortization
  Expense...........................       --        6,521       1,017              --           7,538
Unusual Items -- Reorganization
  Recoveries........................       --       (1,486)     (3,000)             --          (4,486)
                                      -------   ----------     -------        --------      ----------
Operating Earnings (Loss)...........     (151)     109,301      (8,960)             --         100,190
Interest Expense, Net...............       --       30,102          --              --          30,102
                                      -------   ----------     -------        --------      ----------
Earnings (Loss) Before Income Taxes
  and Extraordinary Item............     (151)      79,199      (8,960)             --          70,088
Income Taxes........................      (53)      28,816      (3,669)             --          25,094
                                      -------   ----------     -------        --------      ----------
Earnings (Loss) Before Extraordinary
  Item..............................      (98)      50,383      (5,291)             --          44,994
Extraordinary Item, Net of Income
  Taxes of $(603)...................       --       (1,096)         --              --          (1,096)
                                      -------   ----------     -------        --------      ----------
Earnings (Loss) Before Equity in
  Earnings (Loss) of Subsidiaries...      (98)      49,287      (5,291)             --          43,898
Equity in Earnings (Loss) of
  Subsidiaries......................   43,996       (7,329)         --         (36,667)             --
                                      -------   ----------     -------        --------      ----------
Net Earnings (Loss).................  $43,898   $   41,958     $(5,291)       $(36,667)     $   43,898
                                      =======   ==========     =======        ========      ==========

                       ZALE CORPORATION AND SUBSIDIARIES

   SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                            YEAR ENDED JULY 31, 1995
                             (AMOUNTS IN THOUSANDS)

                                     PARENT                     NON-
                                     COMPANY   GUARANTOR     GUARANTOR
                                      ONLY     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     -------   ----------   ------------   ------------   ------------
Net Sales..........................  $    --   $1,019,748     $   16,401     $     --      $1,036,149
Cost of Sales......................       --      516,202          7,808           --         524,010
                                     -------   ----------     ----------     --------      ----------
Gross Margin.......................       --      503,546          8,593           --         512,139
Selling, General, and
  Administrative Expenses..........      157      412,817         21,127           --         434,101
Depreciation and Amortization
  Expense (Credit).................       --         (366)           747           --             381
                                     -------   ----------     ----------     --------      ----------
Operating Earnings (Loss)..........     (157)      91,095        (13,281)          --          77,657
Interest Expense, Net..............       --       29,806             31           --          29,837
                                     -------   ----------     ----------     --------      ----------
Earnings (Loss) Before Income
  Taxes............................     (157)      61,289        (13,312)          --          47,820
Income Taxes.......................      (59)      22,901         (6,492)          --          16,350
                                     -------   ----------     ----------     --------      ----------
Earnings (Loss) Before Equity in
  Earnings (Loss) of
  Subsidiaries.....................      (98)      38,388         (6,820)          --          31,470
Equity in Earnings (Loss) of
  Subsidiaries.....................   31,568       (6,952)            --      (24,616)             --
                                     -------   ----------     ----------     --------      ----------
Net Earnings (Loss)................  $31,470   $   31,436     $   (6,820)    $(24,616)     $   31,470
                                     =======   ==========     ==========     ========      ==========

                       ZALE CORPORATION AND SUBSIDIARIES

   SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                 JULY 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                               NON-
                                   PARENT     GUARANTOR     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                  --------    ----------    ----------    ------------    ------------
Current Assets:
  Cash and Cash Equivalents.....  $     --    $   35,102     $ 6,534       $      --       $   41,636
  Customer Receivables, Net.....        --       454,270          --              --          454,270
  Merchandise Inventories.......        --       503,764       7,938              --          511,702
  Intercompany Receivable.......        --        13,581          --         (13,581)              --
  Other Current Assets..........        --        38,901         370              --           39,271
                                  --------    ----------     -------       ---------       ----------
          Total Current
            Assets..............        --     1,045,618      14,842         (13,581)       1,046,879
  Investment in Subsidiaries....   543,686         9,052          --        (552,738)              --
  Property and Equipment, Net...        --       134,175       3,836              --          138,011
  Other Assets..................        --        11,145      32,471              --           43,616
  Deferred Tax Asset, Net.......        59        52,641          --              --           52,700
                                  --------    ----------     -------       ---------       ----------
          Total Assets..........  $543,745    $1,252,631     $51,149       $(566,319)      $1,281,206
                                  ========    ==========     =======       =========       ==========

                               LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Current Portion of Long-term
     Debt.......................  $     --    $      328     $    --       $      --       $      328
  Intercompany Payable..........     1,384            --      12,197         (13,581)              --
  Accounts Payable and Accrued
     Liabilities................       141       136,454       9,126              --          145,721
  Deferred Tax Liability, Net...       646        23,054          --              --           23,700
                                  --------    ----------     -------       ---------       ----------
          Total Current
            Liabilities.........     2,171       159,836      21,323         (13,581)         169,749
  Non-current Liabilities.......        --        40,615      12,929              --           53,544
  Long-term Debt................        --       451,459          --              --          451,459
  Excess of Revalued Net Assets
     Over Stockholders'
     Investment, Net............        --        64,880          --              --           64,880
          Total Stockholders'
            Investment..........   541,574       535,841      16,897        (552,738)         541,574
                                  --------    ----------     -------       ---------       ----------
          Total Liabilities and
            Stockholders'
            Investment..........  $543,745    $1,252,631     $51,149       $(566,319)      $1,281,206
                                  ========    ==========     =======       =========       ==========

                       ZALE CORPORATION AND SUBSIDIARIES

   SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                 JULY 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                               NON-
                                    PARENT    GUARANTOR     GUARANTORS     ELIMINATIONS   CONSOLIDATED
                                   --------   ----------   -------------   ------------   ------------
Current Assets:
  Cash and Cash Equivalents......  $     --   $   38,226      $11,820       $      --      $   50,046
  Customer Receivables, Net......        --      419,877           --              --         419,877
  Merchandise Inventories........        --      449,288        8,574              --         457,862
  Intercompany Receivable........        --       15,962           --         (15,962)             --
  Other Current Assets...........        54       25,296          185              --          25,535
                                   --------   ----------      -------       ---------      ----------
          Total Current Assets...        54      948,649       20,579         (15,962)        953,320
  Investment in Subsidiaries.....   479,766       22,646           --        (502,412)             --
  Property and Equipment, Net....        --      101,810        6,444              --         108,254
  Other Assets...................        --       13,328       32,409              --          45,737
  Deferred Tax Asset, Net........        59       56,441           --              --          56,500
                                   --------   ----------      -------       ---------      ----------
          Total Assets...........  $479,879   $1,142,874      $59,432       $(518,374)     $1,163,811
                                   ========   ==========      =======       =========      ==========

                               LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Current Portion of Long-term
     Debt........................  $     --   $       26      $    --       $      --      $       26
  Intercompany Payable...........     2,975           --       12,987         (15,962)             --
  Accounts Payable and Accrued
     Liabilities.................        --      143,036        2,758              --         145,794
  Deferred Tax Liability, Net....       646       31,354           --              --          32,000
                                   --------   ----------      -------       ---------      ----------
          Total Current
            Liabilities..........     3,621      174,416       15,745         (15,962)        177,820
  Non-current Liabilities........        --       20,825       13,802              --          34,627
  Long-term Debt.................        --      404,328           --              --         404,328
  Excess of Revalued Net Assets
     Over Stockholders'
     Investment, Net.............        --       70,778           --              --          70,778
          Total Stockholders'
            Investment...........   476,258      472,527       29,885        (502,412)        476,258
                                   --------   ----------      -------       ---------      ----------
          Total Liabilities and
            Stockholders'
            Investment...........  $479,879   $1,142,874      $59,432       $(518,374)     $1,163,811
                                   ========   ==========      =======       =========      ==========

                       ZALE CORPORATION AND SUBSIDIARIES

   SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                            YEAR ENDED JULY 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                   PARENT    GUARANTOR    NON-GUARANTOR    ELIMINATIONS    CONSOLIDATED
                                   ------    ---------    -------------    ------------    ------------
Net Cash Provided by (Used in)
  Operating Activities...........  $ (314)   $  2,178        $ 4,999         $(12,895)       $ (6,032)
Net Cash Flows from Investing
  Activities:
Additions to property and
  equipment......................      --     (54,025)            --               --         (54,025)
Dispositions of property and
  equipment......................      --       2,277          2,610               --           4,887
                                   ------    --------        -------         --------        --------
Net Cash Provided by (Used in)
  Investing Activities...........      --     (51,748)         2,610               --         (49,138)
                                   ------    --------        -------         --------        --------
Net Cash Flows from Financing
  Activities:
Proceeds from long-term debt.....      --         291             --               --             291
Net borrowings under revolving
  credit agreement...............      --      47,100             --               --          47,100
Debt issue and capitalized
  financing costs................      --        (945)            --               --            (945)
Proceeds from exercise of stock
  options........................   1,073          --             --               --           1,073
Purchase of treasury stock.......    (759)         --             --               --            (759)
Dividends paid...................      --          --        (12,895)          12,895              --
                                   ------    --------        -------         --------        --------
Net Cash Provided by Financing
  Activities.....................     314      46,446        (12,895)          12,895          46,760
                                   ------    --------        -------         --------        --------
Net Decrease in Cash and Cash
  Equivalents....................      --      (3,124)        (5,286)              --          (8,410)
Cash and Cash Equivalents at
  Beginning of Period............      --      38,226         11,820               --          50,046
                                   ------    --------        -------         --------        --------
Cash and Cash Equivalents at End
  of Period......................  $   --    $ 35,102        $ 6,534         $     --        $ 41,636
                                   ======    ========        =======         ========        ========

                       ZALE CORPORATION AND SUBSIDIARIES

   SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                            YEAR ENDED JULY 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                NON-
                                        PARENT    GUARANTOR   GUARANTOR   ELIMINATIONS   CONSOLIDATED
                                        -------   ---------   ---------   ------------   ------------
Net Cash Provided by (Used in)
  Operating Activities................  $ 8,937   $ (12,799)   $14,508      $(12,049)     $  (1,403)
Net Cash Flows from Investing
  Activities:
Additions to property and equipment...       --     (48,102)      (688)           --        (48,790)
Dispositions of property and
  equipment...........................       --         829         --            --            829
Acquisition, net of cash acquired.....       --      (2,547)        --            --         (2,547)
Other.................................       34        (408)        34            --           (340)
                                        -------   ---------    -------      --------      ---------
Net Cash Provided by (Used in)
  Investing Activities................       34     (50,228)      (654)           --        (50,848)
                                        -------   ---------    -------      --------      ---------
Net Cash Flows from Financing
  Activities:
Payments on long-term debt............       --     (66,608)        --            --        (66,608)
Net borrowings under revolving credit
  agreement...........................       --      23,600         --            --         23,600
Redemption of Series B Warrants.......   (9,264)         --         --            --         (9,264)
Prepayment penalty....................   (1,699)         --         --            --         (1,699)
Debt issue and capitalized financing
  costs...............................       --        (629)        --            --           (629)
Proceeds from exercise of stock
  options and warrants................    1,992          --         --            --          1,992
Dividends paid........................       --          --    (12,049)       12,049             --
                                        -------   ---------    -------      --------      ---------
Net Cash Used In Financing
  Activities..........................   (8,971)    (43,637)   (12,049)       12,049        (52,608)
                                        -------   ---------    -------      --------      ---------
Net (Decrease) Increase in Cash and
  Cash Equivalents....................       --    (106,664)     1,805            --       (104,859)
Cash and Cash Equivalents at Beginning
  of Period...........................       --     144,890     10,015            --        154,905
                                        -------   ---------    -------      --------      ---------
Cash and Cash Equivalents at End of
  Period..............................  $    --   $  38,226    $11,820      $     --      $  50,046
                                        =======   =========    =======      ========      =========

                       ZALE CORPORATION AND SUBSIDIARIES

   SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                            YEAR ENDED JULY 31, 1995
                             (AMOUNTS IN THOUSANDS)

                                                                      NON-
                                               PARENT   GUARANTOR   GUARANTOR   ELIMINATIONS   CONSOLIDATED
                                               ------   ---------   ---------   ------------   ------------
Net Cash Provided by (Used in) Operating
  Activities.................................  $(171)   $ 39,290     $ 8,675      $(1,890)       $ 45,904
Net Cash Flows from Investing Activities:
Additions to property and equipment..........     --     (40,063)     (2,232)          --         (42,295)
Dispositions of property and equipment.......     --       1,987          --           --           1,987
Other........................................     --        (205)         --           --            (205)
                                               -----    --------     -------      -------        --------
Net Cash Used in Investing Activities........     --     (38,281)     (2,232)          --         (40,513)
                                               -----    --------     -------      -------        --------
Net Cash Flows from Financing Activities:
Payments on long-term debt...................     --      (3,896)         --           --          (3,896)
Debt issue and capitalized financing costs...     --        (461)         --           --            (461)
Proceeds from exercise of stock options and
  warrants...................................    171          --          --           --             171
Dividends paid...............................     --          --      (1,890)       1,890              --
                                               -----    --------     -------      -------        --------
Net Cash Provided by (Used in) Financing
  Activities.................................    171      (4,357)     (1,890)       1,890          (4,186)
                                               -----    --------     -------      -------        --------
Net (Decrease) Increase in Cash and Cash
  Equivalents................................     --      (3,348)      4,553           --           1,205
Cash and Cash Equivalents at Beginning of
  Period.....................................     --     148,238       5,462           --         153,700
                                               -----    --------     -------      -------        --------
Cash and Cash Equivalents at End of Period...  $  --    $144,890     $10,015      $    --        $154,905
                                               =====    ========     =======      =======        ========

SUBSEQUENT EVENT

     On September 3, 1997, the Company signed a purchase agreement to sell the majority of the assets of its Diamond Park Division (the "Diamond Park Asset Sale"). The Diamond Park Division, which manages leased fine jewelry departments in major department store chains including Marshall Field's, Dillard's, Mercantile and Parisian, had net sales of $125.3 million in fiscal 1997. At July 31, 1997, inventory and net property and equipment of the Diamond Park Division were $54.5 million and $4.0 million, respectively. In connection with the Diamond Park Asset Sale, the Company will receive cash consideration totaling approximately $63 million. The Company will continue to operate in Dillard's stores through January 1998, the end of the current license period, at which time the remaining inventory of such operations will be sold to the purchaser. The Company intends to reinvest the net proceeds from the Diamond Park Asset Sale into the Company's operations. The closing of the Diamond Park Asset Sale is subject to regulatory approval and customary closing conditions and is expected to occur on or about October 6, 1997.

EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

     On September 23, 1997, the Company sold $100 million in aggregate principal amount of 8 1/2% Senior Notes due 2007. All proceeds from the sale of the Senior Notes were used by the Company to repay outstanding indebtedness under its revolving credit agreement and for general corporate purposes.

     On October 6, 1997, the Company closed the Diamond Park Asset Sale for approximately $63 million. The Company received $58 million in October 1997 with the remaining balance payable in January 1998, at

                       ZALE CORPORATION AND SUBSIDIARIES

    EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED) -- (CONTINUED)

which time the remaining inventory of the Dillard's stores will be sold to the purchaser. The net proceeds from the Diamond Park Asset Sale are being reinvested into the Company's operations.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Unaudited quarterly results of operations for the years ended July 31, 1997 and 1996 were as follows (amounts in thousands except per share data):

                                                             FISCAL 1997
                                                     FOR THE THREE MONTHS ENDED
                                         ---------------------------------------------------
                                         JULY 31,    APRIL 30,    JANUARY 31,    OCTOBER 31,
                                           1997        1997          1997           1996
                                         --------    ---------    -----------    -----------
Net sales..............................  $273,580    $244,376       $505,083      $230,779
Gross margin...........................   132,271     119,182        248,312       110,735
Net earnings (loss)....................     1,620      (1,444)        51,515        (1,138)
Net earnings (loss) per primary common
  share................................      0.04       (0.04)          1.41         (0.03)

                                                             FISCAL 1996
                                                     FOR THE THREE MONTHS ENDED
                                         ---------------------------------------------------
                                         JULY 31,    APRIL 30,    JANUARY 31,    OCTOBER 31,
                                           1996        1996          1996           1995
                                         --------    ---------    -----------    -----------
Net sales..............................  $248,858    $222,283       $451,962      $214,274
Gross margin...........................   122,760     107,797        225,952       104,104
Net earnings (loss)....................        12      (2,439)        46,234            91
Net earnings (loss) per primary common
  share................................      0.00       (0.07)          1.27          0.00

             ======================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTOR. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................    3
Incorporation of Certain Documents by
  Reference............................    3
Cautionary Notice Regarding Forward-
  Looking Statements...................    4
Summary................................    5
Risk Factors...........................   15
The Exchange Offer.....................   20
Use of Proceeds........................   27
Capitalization.........................   28
Selected Consolidated Financial Data...   29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   31
Business...............................   36
Management.............................   44
Description of Certain Indebtedness....   48
Description of the Notes...............   51
Certain Federal Income Tax
  Considerations.......................   81
Plan of Distribution...................   81
Legal Matters..........................   82
Experts................................   82
Index to Consolidated Financial
  Statements...........................  F-1

             ======================================================

             ======================================================
                                  $100,000,000

                                      LOGO
                                ZALE CORPORATION

                       OFFER TO EXCHANGE ALL OUTSTANDING
                     8 1/2% SERIES A SENIOR NOTES DUE 2007
                                      FOR
                     8 1/2% SERIES B SENIOR NOTES DUE 2007
                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                                                          , 1997
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of the Delaware General Corporation Law (the "DGCL") and the Registrant's Certificate of Incorporation set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Section 145 of Title 8 of the DGCL gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the Section states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Article Seven of the Certificate of Incorporation of both the Company and the Guarantor provides:

     (a) A director of the Corporation shall not be personally liable either to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in any respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of (i) the fact that such person is or was a director, officer, employee or agent of the Corporation at any time after the Commencement Time (as defined below), or is or was serving at any time after the Commencement Time at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise and (ii) any acts or omissions by such person in such capacity that occurred after the Commencement Time, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, so long as such person acted or omitted to act in good faith and in a manner that such person (x) reasonably believed to be in or not opposed to the best interests of the Corporation and (y) with respect to any criminal action or proceeding, had reasonable cause to believe was lawful; provided, however, that if a court of competent jurisdiction, after exhaustion of all appeals therefrom, adjudges such person to be liable to the Corporation for any amount or if such person pays an amount in settlement to the Corporation, the Corporation may indemnify such person for such amount only with the approval of such court. The Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing such indemnification. "Commencement Time" means 8:00 a.m., C.S.T., on July 21, 1993.

     The Company maintains an insurance policy insuring the Company and directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
            4.1          -- Indenture dated September 30, 1997 by and among the
                            Company, the Guarantor and Bank One, N.A., as Trustee.
            4.2          -- Purchase Agreement dated September 23, 1997 by and among the Company, the Guarantor and the Initial Purchasers.
            4.3          -- Form of 8 1/2% Series A Senior Note due 2007 (included in
                            Exhibit 4.1 hereto).
            4.4          -- Registration Rights Agreement dated September 30, 1997 by and between the Company, the Guarantor and the Initial
                            Purchasers.
            4.6          -- Form of 8 1/2% Series B Senior Note due 2007 (included in
                            Exhibit 4.1 hereto).
            4.7          -- Form of Guarantee (included in Exhibit 4.1 hereto).
           *5.1          -- Opinion of Troutman Sanders LLP.
           *8.1          -- Opinion of Troutman Sanders LLP as to certain tax
                            matters.
           12.1          -- Statement regarding Ratio of Earnings to Fixed Charges.
          *23.1          -- Consent of Troutman Sanders LLP (Included in Exhibits 5.1
                            and 8.1).
           23.2          -- Consent of Arthur Andersen LLP.
           24.1          -- Power of Attorney (included on the signature pages in
                            Part II of this Registration Statement).
          *25.1          -- Statement of Eligibility of the Trustee under the
                            Indenture filed as Exhibit 4.1.
           99.1          -- Form of Letter of Transmittal.
           99.2          -- Form of Notice of Guaranteed Delivery.

---------------

* To be filed by amendment.

ITEM 22. UNDERTAKINGS.

     The Registrant hereby undertakes the following:

     (a) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day after receipt of such request, and to send the incorporation documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 3rd day of November 1997.

                                            ZALE CORPORATION

                                            By:   /s/ ROBERT J. DINICOLA

                                             -----------------------------------
                                                     Robert J. DiNicola
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                            By:   /s/ LOUIS J. GRABOWSKY

                                             -----------------------------------
                                                     Louis J. Grabowsky
                                                  Executive Vice President
                                                 and Chief Financial Officer

     Each person whose signature to this Registration Statement appears below appoints Robert J. DiNicola, Louis J. Grabowsky and Alan P. Shor, and each of them, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which amendments may make such changes in and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                        DATE
                      ---------                                   -----                        ----

               /s/ ROBERT J. DINICOLA                    Chairman of the Board of        November 3, 1997
-----------------------------------------------------      Directors, Chief
                 Robert J. DiNicola                        Executive Officer,
                                                           and Director

               /s/ LOUIS J. GRABOWSKY                    Executive Vice President        November 3, 1997
-----------------------------------------------------      and Chief Financial
                 Louis J. Grabowsky                        Officer

                  /s/ MARK R. LENZ                       Vice President and              November 3, 1997
-----------------------------------------------------      Controller
                    Mark R. Lenz

                   /s/ GLEN ADAMS                        Director                        October 31, 1997
-----------------------------------------------------
                     Glen Adams

                 /s/ A. DAVID BROWN                      Director                        October 31, 1997
-----------------------------------------------------
                   A. David Brown

                      SIGNATURE                                   TITLE                        DATE
                      ---------                                   -----                        ----

                 /s/ PETER P. COPSES                     Director                        November 3, 1997
-----------------------------------------------------
                   Peter P. Copses

                   /s/ ANDREA JUNG                       Director                        November 3, 1997
-----------------------------------------------------
                     Andrea Jung

                /s/ RICHARD C. MARCUS                    Director                        November 3, 1997
-----------------------------------------------------
                  Richard C. Marcus

             /s/ CHARLES H. PISTOR, JR.                  Director                        October 31, 1997
-----------------------------------------------------
               Charles H. Pistor, Jr.

                 /s/ ANDREW H. TISCH                     Director                        October 31, 1997
-----------------------------------------------------
                   Andrew H. Tisch

     Pursuant to the requirements of the Securities Act of 1933, the Guarantor has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 3rd day of November 1997.

                                            ZALE DELAWARE, INC.

                                            By:   /s/ ROBERT J. DINICOLA

                                             -----------------------------------
                                                     Robert J. DiNicola
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                            By:   /s/ LOUIS J. GRABOWSKY

                                             -----------------------------------
                                                     Louis J. Grabowsky
                                                  Executive Vice President
                                                 and Chief Financial Officer

     Each person whose signature to this Registration Statement appears below appoints Robert J. DiNicola, Louis J. Grabowsky and Alan P. Shor, and each of them, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which amendments may make such changes in and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary and appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                        DATE
                      ---------                                   -----                        ----

               /s/ ROBERT J. DINICOLA                    Chairman of the Board of        November 3, 1997
-----------------------------------------------------      Directors, Chief
                 Robert J. DiNicola                        Executive Officer,
                                                           and Director

               /s/ LOUIS J. GRABOWSKY                    Executive Vice President        November 3, 1997
-----------------------------------------------------      and Chief Financial
                 Louis J. Grabowsky                        Officer

                  /s/ MARK R. LENZ                       Vice President and              November 3, 1997
-----------------------------------------------------      Controller
                    Mark R. Lenz

                   /s/ GLEN ADAMS                        Director                        October 31, 1997
-----------------------------------------------------
                     Glen Adams

                 /s/ A. DAVID BROWN                      Director                        October 31, 1997
-----------------------------------------------------
                   A. David Brown

                 /s/ PETER P. COPSES                     Director                        November 3, 1997
-----------------------------------------------------
                   Peter P. Copses

                      SIGNATURE                                   TITLE                        DATE
                      ---------                                   -----                        ----

                   /s/ ANDREA JUNG                       Director                        November 3, 1997
-----------------------------------------------------
                     Andrea Jung

                /s/ RICHARD C. MARCUS                    Director                        November 3, 1997
-----------------------------------------------------
                  Richard C. Marcus

             /s/ CHARLES H. PISTOR, JR.                  Director                        October 31, 1997
-----------------------------------------------------
               Charles H. Pistor, Jr.

                 /s/ ANDREW H. TISCH                     Director                        November 3, 1997
-----------------------------------------------------
                   Andrew H. Tisch

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                      DESCRIPTION OF EXHIBITS
  -------                      -----------------------
      4.1    -- Indenture dated September 30, 1997 by and among the
                Company, the Guarantor and Bank One, N.A., as Trustee.
      4.2    -- Purchase Agreement dated September 23, 1997 by and among the Company, the Guarantor and the Initial Purchasers.
      4.3    -- Form of 8 1/2% Series A Senior Note due 2007 (included in
                Exhibit 4.1 hereto).
      4.4    -- Registration Rights Agreement dated September 30, 1997 by and between the Company, the Guarantor and the Initial
                Purchasers.
      4.6    -- Form of 8 1/2% Series B Senior Note due 2007 (included in
                Exhibit 4.1 hereto).
      4.7    -- Form of Guarantee (included in Exhibit 4.1 hereto).
     *5.1    -- Opinion of Troutman Sanders LLP.
     *8.1    -- Opinion of Troutman Sanders LLP as to certain tax
                matters.
     12.1    -- Statement regarding Ratio of Earnings to Fixed Charges.
    *23.1    -- Consent of Troutman Sanders LLP (Included in Exhibits 5.1
                and 8.1).
     23.2    -- Consent of Arthur Andersen LLP.
     24.1    -- Power of Attorney (included on the signature pages in
                Part II of this Registration Statement).
    *25.1    -- Statement of Eligibility of the Trustee under the
                Indenture filed as Exhibit 4.1.
     99.1    -- Form of Letter of Transmittal.
     99.2    -- Form of Notice of Guaranteed Delivery.

---------------

* To be filed by amendment.